     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1997


                                                      REGISTRATION NO. 333-17827
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               ISP HOLDINGS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      6719                    51-0376469
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF               INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            ------------------------

                               ISP HOLDINGS INC.
                             818 WASHINGTON STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 428-0847
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           RICHARD A. WEINBERG, ESQ.
                          ISP MANAGEMENT COMPANY, INC.
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (201) 628-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                With a copy to:
                            STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MARCH 3, 1997


PROSPECTUS

                                   OFFER FOR

                    ALL OUTSTANDING 9% SENIOR NOTES DUE 2003
               IN EXCHANGE FOR SERIES B 9% SENIOR NOTES DUE 2003

                                      AND

                  ALL OUTSTANDING 9 3/4% SENIOR NOTES DUE 2002
             IN EXCHANGE FOR SERIES B 9 3/4% SENIOR NOTES DUE 2002
                                       OF
                               ISP HOLDINGS INC.

          EACH OF THESE EXCHANGE OFFERS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON                , 1997.

                            ------------------------

     ISP Holdings Inc., a Delaware corporation ('ISP Holdings'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (each of which constitutes an 'Exchange Offer' and both of which together constitute the 'Exchange Offers'), to exchange
(i) $1,000 principal amount of its Series B 9% Senior Notes due 2003 (the 'New 9% Notes') for each $1,000 principal amount of its 9% Senior Notes due 2003 (the 'Old 9% Notes'), of which an aggregate principal amount of $325,000,000 is outstanding, and (ii) $1,000 principal amount of its Series B 9 3/4% Senior Notes due 2002 (the 'New 9 3/4% Notes') for each $1,000 principal amount of its 9 3/4% Senior Notes due 2002 (the 'Old 9 3/4% Notes'), of which an aggregate principal amount of $199,871,000 is outstanding.

     The form and terms of the New 9% Notes are identical to the form and terms of the Old 9% Notes except that the New 9% Notes have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), and will not bear any legends restricting the transfer thereof. The New 9% Notes will evidence the same debt as the Old 9% Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old 9% Notes (the '9% Note Indenture').

     The form and terms of the New 9 3/4% Notes are identical to the form and terms of the Old 9 3/4% Notes except that the New 9 3/4% Notes have been registered under the Securities Act, and will not bear any legends restricting the transfer thereof. The New 9 3/4% Notes will evidence the same debt as the Old 9 3/4% Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old 9 3/4% Notes (the '9 3/4% Note Indenture'). The covenants in the 9% Note Indenture are substantially similar to the covenants in the 9 3/4% Note Indenture. See 'Description of the New Notes.'

     The Exchange Offers are being made in order to satisfy certain contractual obligations of ISP Holdings. There will be no cash proceeds to ISP Holdings from the exchanges pursuant to the Exchange Offers. See 'The Exchange Offers' and 'Description of the New Notes.' As used herein, (i) the term '9% Notes' means the Old 9% Notes and the New 9% Notes, treated as a single class, (ii) the term '9 3/4% Notes' means the Old 9 3/4% Notes and the New 9 3/4% Notes, treated as a single class, (iii) the term 'Old Notes' means, collectively, the Old 9% Notes and the Old 9 3/4% Notes, (iv) the term 'New Notes' means, collectively, the New 9% Notes and the New 9 3/4% Notes, (v) the term 'Notes' means, collectively, the 9% Notes and the 9 3/4% Notes and (vi) the term 'Indentures' means the 9% Note Indenture and the 9 3/4% Note Indenture.
                                                        (continued on next page)
                            ------------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFERS.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1997.

(Continued from front cover)

     The New Notes will bear interest from and including their respective dates of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of such New Notes, such interest to be payable with the first interest payment on such New Notes, but will not receive any payment in respect of interest on such Old Notes accrued after the issuance of such New Notes.

     ISP Holdings will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on ________, 1997 unless extended (as so extended, the 'Expiration Date'). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offers are subject to certain customary conditions. See 'The Exchange Offers.'

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the 'Commission') to third parties, ISP Holdings believes that the New Notes issued pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an 'affiliate' of ISP Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder is not engaging in or does not intend to engage in a distribution of such New Notes and such holder has no arrangement with any person to participate in the distribution of such New Notes. Any holder who tenders in either Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. Each broker-dealer that receives New Notes for its own account pursuant to either Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. The letter of transmittal accompanying this Prospectus (the 'Letter of Transmittal') states that, by so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New 9% Notes received in exchange for Old 9% Notes or resales of New 9 3/4% Notes received in exchange for Old 9 3/4% Notes, in each case where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. ISP Holdings has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Notes are redeemable, in whole or in part, at the option of ISP Holdings at any time on or after October 15, 1999 at the redemption prices (expressed as percentages of principal amount) set forth herein, plus accrued and unpaid interest to the redemption date. In the event that prior to October 15, 1999, a sale of common stock of ISP Holdings or certain of its subsidiaries shall occur, ISP Holdings will have the option to redeem the Notes using the net cash proceeds received therefrom by ISP Holdings as provided, and subject to the limitations set forth, in the Indentures.


     Each of the New 9% Notes and the New 9 3/4% Notes will be senior unsecured obligations of ISP Holdings, will rank pari passu with all other unsecured and unsubordinated obligations of ISP Holdings and will rank pari passu with each other. ISP Holdings is a holding company which has no subordinated obligations; consequently, the New Notes, at the time of issuance, will not be senior to any obligations of ISP Holdings. Upon consummation of the Exchange Offers, the only outstanding indebtedness for money borrowed of ISP Holdings will be the Notes. As of December 31, 1996, the outstanding indebtedness for money borrowed of the subsidiaries of ISP Holdings was $333.2 million (excluding amounts owed to ISP Holdings) and the other outstanding liabilities reflected on ISP Holdings' consolidated balance sheet, including trade payables and accrued expenses, was $230.5 million, not including $353.9 million of net noncurrent liabilities of discontinued operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation.' The New Notes will be effectively subordinated to all liabilities of such subsidiaries. As of December 31, 1996, the outstanding consolidated indebtedness of ISP Holdings and its then-existing subsidiaries was $857.2 million. The Indentures limit, among other things, the incurrence of additional Debt (as defined) and the issuance of Preferred Stock (as defined) by ISP Holdings and its subsidiaries. See 'Risk Factors--Holding Company Structure and Related Considerations' and 'Description of the New Notes--Certain Covenants.'


     Prior to the Exchange Offers, there has been no public market for the Notes. ISP Holdings does not intend to list the New 9% Notes or the New 9 3/4% Notes on any securities exchange or to seek approval for quotation through any automated quotation system and there can be no assurance that an active public market for the New 9% Notes or the New 9 3/4% Notes will develop.

     Neither Exchange Offer is conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to such Exchange Offer.

                                    SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE COMPANY MEANS ISP HOLDINGS INC. ('ISP HOLDINGS') AND ITS CONSOLIDATED SUBSIDIARIES AND PREDECESSORS, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                                  THE COMPANY
ISP HOLDINGS


     The business of ISP Holdings consists of owning approximately 83.5% of the issued and outstanding common stock of International Specialty Products Inc. ('ISP'). The remaining 16.5% of the outstanding ISP common stock is publicly held and traded on the New York Stock Exchange. ISP Holdings was formed in 1996 in order to consummate the ISP Holdings Transactions (as defined herein), which were consummated on October 18, 1996. See 'The ISP Holdings Transactions.' Prior to the Spin Off Transactions (as defined herein), which were consummated on January 1, 1997, ISP Holdings was a direct wholly owned subsidiary of GAF Corporation ('GAF'). GAF is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, ISP Holdings, ISP and Building Materials Corporation of America ('BMCA'). As a result of the Spin Off Transactions, the outstanding common stock of ISP Holdings is now held directly by the stockholders of GAF. Mr. Heyman continues to control both ISP Holdings and GAF. See 'Security Ownership of Certain Beneficial Owners and Management.' GAF was organized by Mr. Heyman for the purpose of effecting the acquisition in March 1989 of the predecessor company to GAF in a management-led buyout. ISP Holdings' principal executive offices are located at 818 Washington Street, Wilmington, Delaware 19801 (telephone (302) 428-0847).


     The financial information concerning ISP Holdings contained in this Prospectus has been prepared on a basis which retroactively reflects the formation of ISP Holdings.

ISP

     ISP, through its direct and indirect subsidiaries, is a leading multinational manufacturer of specialty chemicals, mineral products, filter products and advanced materials (such businesses conducted through the direct and indirect subsidiaries of ISP, collectively, the 'Chemicals Business'). ISP produces and markets more than 325 specialty chemicals. These products are sold in domestic and international markets, primarily for use in branded consumer products manufactured by multinational companies engaged in relatively non-cyclical industries such as cosmetics and personal care, pharmaceuticals, health-related products and beverages. ISP believes that it is one of the two largest manufacturers of many of the specialty chemicals, mineral products and advanced materials it produces.


     ISP emphasizes sales of higher margin specialty chemicals to niche markets. These products, while often representing a relatively small portion of its customers' production costs, generally constitute key ingredients in the end products in which they are used. ISP believes it has been able to sustain its market share positions for many of its specialty chemicals by establishing and maintaining long-term relationships with its customers, working closely with its customers to develop specialty chemicals tailored to their specific needs and emphasizing sales for use in branded products that typically are not reformulated during their life cycles. In addition, because of the specialized nature of ISP's specialty chemicals and the fact that certain of such chemicals are sold primarily to relatively non-cyclical industries, ISP believes that demand for such chemicals is less affected by changes in economic conditions than is the case with commodity chemical products. See 'Business--ISP.'



     During the years ended December 31, 1996 and December 31, 1995, ISP had net sales of $716.5 million and $689 million, respectively, and operating income of $136.0 million and $127.1 million, respectively.


     ISP's strategy for future growth involves (i) the introduction of new products and the development of new applications for existing products, (ii) geographic expansion and penetration of new markets, and (iii) selected acquisitions of businesses which complement ISP's existing businesses. See 'Business--ISP--Strategy.'

                                   * * * * *

     Statements contained herein as to the Company's competitive position are based on industry information which the Company believes to be reliable.

                           THE SPIN OFF TRANSACTIONS
GENERAL


     On August 6, 1996, ISP Holdings was formed in Delaware and 10 shares of its common stock were issued to GAF in exchange for all of the capital stock of G-I Holdings Inc. ('G-I Holdings'), which resulted in (i) ISP Holdings becoming a direct wholly owned subsidiary of GAF, (ii) G-I Holdings becoming a direct wholly-owned subsidiary of ISP Holdings, and (iii) BMCA, U.S. Intec. Inc. ('USI') and GAF Fiberglass Corporation (formerly known as GAF Chemicals Corporation) ('GFC') becoming indirect wholly-owned subsidiaries of ISP Holdings. Prior to the consummation of the Spin Off Transactions, ISP Holdings, through BMCA and USI, was a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets (such businesses, collectively, the 'Building Materials Business'). GFC owns an investment in Rhone-Poulenc Surfactants & Specialties L.P., a Delaware partnership which operates, among other businesses, GFC's former surfactants chemicals business (the 'Surfactants Partnership').




     On January 1, 1997, GAF effected the Spin Off Transactions. As part of the Spin Off Transactions, (i) GFC distributed all of the common stock of ISP that it owned (approximately 83.5% of the issued and outstanding common stock of ISP) to G Industries Corp. ('G Industries'), which in turn distributed such ISP common stock to its direct parent, G-I Holdings, which in turn distributed such ISP common stock to ISP Holdings, (ii) ISP Holdings distributed all of the common stock of G-I Holdings to GAF and (iii) GAF distributed all of the common stock of ISP Holdings (whose principal asset was 83.5% of the issued and outstanding common stock of ISP) to GAF's stockholders. As a result of such distributions, ISP Holdings and ISP are no longer direct or indirect subsidiaries of GAF, while certain other assets and liabilities relating to the Building Materials Business, including liabilities for asbestos-related claims, remain part of GAF, but are not assets or liabilities of ISP Holdings. For information regarding the Building Materials Business, see 'Available Information.'


     Prior to consummation of the Spin Off Transactions, GAF received a ruling (the 'IRS Ruling') from the Internal Revenue Service (the 'IRS') to the effect that the Spin Off Transactions will not result in recognition of income by GAF or any members of GAF's federal consolidated tax group (the 'GAF Tax Group'). The IRS Ruling was conditioned upon the accuracy of certain representations contained in GAF's request for such ruling as to certain facts and circumstances with respect to the Spin Off Transactions. The GAF Tax Group, which prior to the Spin Off Transactions included ISP Holdings and ISP, would suffer adverse tax consequences if the Spin Off Transactions did not qualify as 'tax-free spin offs.' See 'Risk Factors--Additional Risks Related to the Spin Off Transactions.' Also see 'Certain Relationships--Mutual Indemnification.'

     Prior to consummation of the Spin Off Transactions, GAF also received an opinion of Houlihan Lokey Howard & Zukin ('HLHZ') regarding the solvency of GAF and the other companies that engaged in distributions pursuant to the Spin Off Transactions. See 'The Spin Off Transactions' for a description of such opinion and the reviews, analyses and inquiries made by HLHZ and the financial projections, forecasts and other representations provided by GAF and certain of its subsidiaries and relied upon by HLHZ in rendering such opinion.

     The following charts illustrate a simplified ownership structure of GAF and its subsidiaries as it existed prior to the consummation of the Spin Off Transactions and the current capital structure.

        SUMMARY CORPORATE STRUCTURE PRIOR TO THE SPIN OFF TRANSACTIONS

                                   [CHART]

                                     GAF
                                      |
                                      | 100%
                                      |
                                 ISP Holdings
                                      |
                                      | 100%
                                      |
                       --------- G-I Holdings
                       |              |
                  100% |              | 100%
                       |              |
                   U.S. Intec    G Industries ---------
                                      |               |
                                      | 100%     100% |
                                      |               |         Public
                                    BMCA             GFC     Shareholders
                                                      |           |
                                                83.5% |           | 16.5%
                                                      |           |
                                                     ISP ----------

                     SUMMARY EXISTING CORPORATE STRUCTURE

                                   [CHART]

           GAF                                ISP Holdings
            |                                       |
            | 100%                                  |        Public
            |                                 83.5% |     Shareholders
       G-I Holdings                                 |           |
            |                                       |           | 16.5%
            | 100%                                  |           |
            |                                      ISP ----------
       G Industries ----------
            |                |
            | 100%           | 100%
            |                |
          BMCA              GFC
            |
            | 100%
            |
        U.S. Intec

                         THE ISP HOLDINGS TRANSACTIONS

     The Tender Offer, the Old Exchange Offer and the 9% Note Offering (each as defined below) and the application of the proceeds therefrom are collectively referred to herein as the 'ISP Holdings Transactions' and, together with the Spin Off Transactions, the 'Transactions.'

TENDER OFFER

     On October 18, 1996, ISP Holdings consummated a cash tender offer and consent solicitation (the 'Tender Offer') for all of the Senior Discount Notes and Series B Senior Discount Notes due 1998 (the 'Discount Notes') of G-I Holdings Inc., a wholly owned subsidiary of ISP Holdings prior to consummation of the Spin Off Transactions ('G-I Holdings'). Approximately 99% of the outstanding Discount Notes were tendered pursuant to the Tender Offer and approximately $6.3 million in aggregate principal amount at maturity remain outstanding. In connection with such offer to purchase, ISP Holdings also obtained the consent of the tendering holders of the Discount Notes to certain amendments (the 'Discount Note Amendments') to the Indenture dated as of October 5, 1993 (the 'Discount Note Indenture') between G-I Holdings and the Bank of New York, as trustee, governing the Discount Notes. The Discount Note Amendments modified or eliminated certain restrictive covenants contained in the Discount
Note Indenture, including those covenants that would have prohibited the Spin Off Transactions. Pursuant to the Tender Offer, ISP Holdings paid an aggregate purchase price of approximately $376.3 million with the proceeds of the 9% Note Offering and the Repurchase as described below.

     Concurrently with the consummation of the Tender Offer, ISP Holdings made a loan to ISP in the amount of $73.2 million (the 'ISP Loan') and G-I Holdings purchased for cash from ISP Holdings Discount Notes tendered pursuant to the Tender Offer (the 'Repurchase') in an amount equal to $133 million, which was sufficient, together with the net proceeds of the 9% Note Offering (after giving effect to the ISP Loan), to allow ISP Holdings to consummate the Tender Offer and to pay expenses in connection with the ISP Holdings Transactions. All remaining Discount Notes validly tendered and purchased in the Tender Offer by ISP Holdings (approximately $277.0 million at maturity) were held by ISP Holdings and remained outstanding as obligations of G-I Holdings until immediately prior to consummation of the Spin Off Transactions, at which time they were contributed to G-I Holdings as a capital contribution and cancelled by G-I Holdings. In addition, immediately prior to such capital contribution, at the time of the Spin Off Transactions, G-I Holdings purchased from ISP Holdings Discount Notes for an aggregate amount equal to $45.8 million representing the sum of $45 million and the amount of fees and expenses of ISP Holdings related to the Spin Off Transactions (not including those fees and expenses already paid by ISP Holdings related to the ISP Holdings Transactions). All Discount Notes so purchased were cancelled by G-I Holdings.

OLD EXCHANGE OFFER

     On October 18, 1996, ISP Holdings consummated an offer to exchange (the 'Old Exchange Offer') $1,000 principal amount of the Old 9 3/4% Notes for each $1,000 principal amount of G-I Holdings' Series B 10% Senior Notes due 2006 (the '10% Notes'). Pursuant to the Old Exchange Offer, on October 18, 1996, Old
9 3/4% Notes in the aggregate principal amount of $199,871,000 were issued to the former holders of the 10% Notes. Approximately 99% of the outstanding 10% Notes were tendered pursuant to the Old Exchange Offer and approximately $0.1 million in aggregate principal amount remain outstanding. All 10% Notes validly tendered and accepted in the Old Exchange Offer were held by ISP Holdings and remained outstanding as obligations of G-I Holdings until immediately prior to consummation of the Spin Off Transactions, at which time such 10% Notes were contributed to G-I Holdings by ISP Holdings as a capital contribution and cancelled by G-I Holdings. In connection with such exchange offer, ISP Holdings also obtained the consent of the tendering holders of the 10% Notes to certain amendments (the '10% Note Amendments') to the Indenture dated as of February 14, 1996 (the '10% Note Indenture') between G-I Holdings and the Bank of New York, as trustee, governing the 10% Notes. The 10% Note Amendments modified or eliminated certain restrictive covenants contained in the 10% Note Indenture, including those covenants that would have prohibited the Spin Off Transactions.

THE 9% NOTE OFFERING

     On October 18, 1996, ISP Holdings issued and sold $325 million in aggregate principal amount of the Old 9% Notes in a private placement (the '9% Note Offering'). ISP Holdings received net proceeds of $317,187,000 pursuant to the 9% Note Offering.

                                   * * * * *

     The following chart summarizes the various debt instruments involved in the ISP Holdings Transactions and the Exchange Offers.

                    DISCOUNT NOTES     10% NOTES          OLD 9% NOTES       NEW 9% NOTES       OLD 9 3/4% NOTES   NEW 9 3/4% NOTES
                    ----------------   ----------------   ----------------   ----------------   ----------------   ----------------
Obligor:            G-I Holdings       G-I Holdings       ISP Holdings       ISP Holdings       ISP Holdings       ISP Holdings
-----------------------------------------------------------------------------------------------------------------------------------
Issuance Date:      October 5, 1993    February 14,       October 18, 1996   To be issued       October 18, 1996   To be issued
                                       1996                                  upon                                  upon
                                                                             consummation of                       consummation of
                                                                             the 9% Note                           the 9 3/4%
                                                                             Exchange Offer                        Exchange Offer
-----------------------------------------------------------------------------------------------------------------------------------
Reason for          Proceeds used to   Issued in          Proceeds used to   To be issued in    Issued in          To be issued in
Issuance:           redeem old         connection with    finance the        exchange for Old   connection with    exchange for Old
                    issuance of debt   exchange offer     Tender Offer       9% Notes           exchange offer     9 3/4% Notes
                    securities of      for Discount                                             for 10% Notes
                    G-I Holdings and   Notes
                    reduce
                    additional debt
                    of G-I Holdings
-----------------------------------------------------------------------------------------------------------------------------------
Principal Amount    $6,343,000         $132,000           $325,000,000       N/A                $199,871,000       N/A
Outstanding as of
January 1, 1997:

                              THE EXCHANGE OFFERS

     The Exchange Offers are being made with respect to all of ISP Holdings' outstanding 9% Senior Notes due 2003 (the 'Old 9% Notes') and 9 3/4% Senior Notes due 2002 (the 'Old 9 3/4% Notes'). The form and terms of each issue of New Notes are the same as the form and terms of the respective issue of Old Notes, except that, in each case, the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Each issue of New Notes will evidence the same debt as the respective issue of Old Notes and will be entitled to the benefits of the Indenture pursuant to which such Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the 'Notes.' See 'Description of the New Notes.'

The Exchange Offers...... (i) $1,000 principal amount of New 9% Notes in exchange for each $1,000 principal amount of Old 9% Notes. As of the date hereof, $325,000,000 aggregate principal amount of the Old 9% Notes are outstanding. The terms of the New 9% Notes and the Old 9% Notes are substantially identical.

                          (ii) $1,000 principal amount of New 9 3/4% Notes in
                            exchange for each $1,000 principal amount of Old
                            9 3/4% Notes. As of the date hereof, $199,871,000 aggregate principal amount of the Old 9 3/4% Notes are outstanding. The terms of the New 9 3/4% Notes and the Old 9 3/4% Notes are substantially identical.

                          Based on an interpretation by the staff of the
                            Commission set forth in no-action letters issued to third parties, ISP Holdings believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an 'affiliate' of ISP Holdings within the meaning of Rule 405 promulgated under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in or does not intend to engage in a distribution of such New Notes, and (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offers for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See 'The Exchange Offers--Purpose and Effect' and 'Plan of Distribution.'

Registration Agreements.. (i) The Old 9% Notes were issued by ISP Holdings on
                            October 18, 1996 in the 9% Note Offering. In connection therewith, ISP Holdings agreed to use its best efforts to cause a registration statement to become effective with respect to an exchange offer of a new security for the Old 9% Notes (the '9% Note

                            Registration Agreement'). See 'The Exchange Offers-- Purpose and Effect.'

                          (ii) The Old 9 3/4% Notes were issued pursuant to a
                            private placement by ISP Holdings on October 18, 1996 in the Old Exchange Offer. In connection therewith, ISP Holdings agreed to use its best efforts to cause a registration statement to become effective with respect to an exchange offer of a new security for the Old 9 3/4% Notes (the '9 3/4% Note Registration Agreement' and, together with the 9% Note Registration Agreement, the 'Registration Agreements'). See 'The Exchange Offers--Purpose and Effect.'

Expiration Date.......... Each Exchange Offer will expire at 12:00 midnight, New
                            York City time, on              , 1997, or at such
                            later date or time to which it is extended (as so extended, the 'Expiration Date'). ISP Holdings does not intend to extend either Exchange Offer, although it reserves the right to do so.

Withdrawal............... The tender of Old Notes pursuant to either Exchange
                            Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offers.

Interest on the New Notes
  and Old Notes.......... (i) The 9% Notes will pay interest on the principal thereof at the rate of 9% per annum, payable on April 15 and October 15 each year, commencing on April 15, 1997, to the persons who are registered holders on the immediately preceding April 1 and October 1. See 'Description of the New Notes-- Principal, Maturity and Interest.'

                          (ii) The Old 9 3/4% Notes pay, and the New 9 3/4%
                            Notes will pay, interest on the principal thereof at the rate of 9 3/4% per annum, payable on February 15 and August 15 each year, to the persons who are registered holders on the immediately preceding
                            February 1 and August 1. The first interest payment on the Old 9 3/4% Notes was made on February 15, 1997. See "Description of the
                            New Notes--Principal,  Maturity and
                            Interest."




Conditions to the
  Exchange Offers........ The Exchange Offers are subject to certain customary conditions, each of which may be waived by ISP Holdings. Neither Exchange Offer is conditioned upon any principal amount of Old Notes being tendered for exchange pursuant to such Exchange Offer. See 'The Exchange Offers--Conditions.'

Procedures for Tendering
  Old Notes.............. Each holder of Old Notes wishing to accept the applicable Exchange Offer must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation, to The Bank of New York (the 'Exchange Agent') at the address set forth herein. Tendered Old Notes must be received by the Exchange Agent by 12:00 midnight, New York City time, on the Expiration Date. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the applicable Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) the holder is not an 'affiliate,' as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Agreements,

                            the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes of any holder that would not receive freely tradeable New Notes in either Exchange Offer or is ineligible to participate in such Exchange Offer and indicates that it wishes to have its Old Notes registered under the Securities Act. See 'The Exchange Offers--Procedures for Tendering.'

Book-Entry Transfer...... The Exchange Agent will make a request to establish separate accounts with respect to the Old Notes at the Book-Entry Transfer Facility (as defined herein) for purposes of the Exchange Offers within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Special Procedures for
  Beneficial Owner....... Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee (with respect to each issue of New Notes, each, a 'Registered Holder') and who wishes to tender such Old Notes should contact the Registered Holder promptly and instruct such Registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the Registered Holder. The transfer of registered ownership may take considerable time. See 'The Exchange Offers--Procedures for Tendering.'

Guaranteed Delivery
  Procedures............. If a Registered Holder of the applicable issue of Old
                            Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected according to the guaranteed delivery procedures set forth in 'The Exchange Offers-- Guaranteed Delivery Procedures.'

Acceptance of Old Notes
  and Delivery of New
  Notes.................. The Company will accept for exchange any and all Old
                            Notes which are properly tendered in the Exchange Offers prior to 12:00 midnight, New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offers will be delivered promptly following the Expiration Date. See 'The Exchange Offers--Terms of the Exchange Offers.'

Exchange Agent........... The Bank of New York is serving as the Exchange Agent in connection with the Exchange Offers.

Consequences of Failure
  to Exchange............ The liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the relevant Exchange Offer if such holder does not participate in such Exchange Offer. See 'The Exchange Offers--Consequences of Failure to Exchange.'

Federal Income Tax
  Consequences........... The exchange pursuant to either Exchange Offer should not be a taxable event for federal income tax
                            purposes. See 'Certain Federal Income Tax
                            Considerations.'

                             TERMS OF THE NEW NOTES

Issuer................... ISP Holdings Inc.

Issues................... (i) Up to $325,000,000 aggregate principal amount at maturity of Series B 9% Senior Notes due 2003 (the 'New 9% Notes').

                          (ii) Up to $199,871,000 aggregate principal amount at
                            maturity of Series B 9 3/4% Senior Notes due 2002 (the 'New 9 3/4% Notes').

Maturities............... (i) October 15, 2003, with respect to the New 9%
                            Notes.

                          (ii) February 15, 2002, with respect to the New 9 3/4%
                            Notes.

Interest and Interest
  Payment Dates.......... (i) The New 9% Notes will accrue interest at the rate of 9% per annum accruing from the date of issuance or the most recent interest payment date to which interest has been paid.

                          (ii) The New 9 3/4% Notes will accrue interest at the
                            rate of 9 3/4% per annum accruing from the date of issuance or the most recent interest payment date to which interest has been paid.

Optional Redemption...... Each of the New 9% Notes and the New 9 3/4% Notes is
                            redeemable, in whole or in part, at the option of ISP Holdings at any time on or after October 15, 1999 at the redemption prices (expressed as percentages of principal amount) set forth herein, plus accrued and unpaid interest to the redemption date. In addition, prior to October 15, 1999, an amount of each issue of New Notes representing an aggregate of up to 50% of the then outstanding amount of such issue of New Notes will be redeemable at the option of ISP Holdings from the net cash proceeds of an issuance of common stock of ISP Holdings or an issuance or sale of Common Stock of ISP, at 109% in the case of the New 9% Notes, or 109.75% in the case of the New 9 3/4% Notes, of the principal amount thereof plus accrued interest thereon to the date of redemption, provided that, after giving effect to any such redemption, not less than a majority of the principal amount of such 9% Notes or 9 3/4% Notes, as the case may be, originally issued would be outstanding.

Change of Control Put and
  Call................... Upon the occurrence of a Change of Control (as defined), each holder of New Notes will have the right to require the Company to repurchase such holder's New Notes at a purchase price of 101% of the principal amount of such New Notes (or, if lower, the applicable redemption prices then in effect under the provisions described in the first and fourth paragraphs under 'Description of the New Notes--Optional Redemption'), plus accrued and unpaid interest, if any, to the repurchase date, and the Company will have the option to redeem the New Notes in whole at a redemption price equal to the then outstanding principal amount, plus the Applicable Premium (as defined), plus accrued and unpaid interest, if any, to the redemption date. See 'Risk Factors--Change of Control; Acceleration of Debt.'

Ranking and Holding
  Company Structure...... Each of the New 9% Notes and the New 9 3/4% will be senior unsecured obligations of ISP Holdings and will rank pari passu with all other unsecured and unsubordinated obligations of ISP

                            Holdings and will rank pari passu with each other. Immediately following the issuance of the New Notes, ISP Holdings will not have any indebtedness for money borrowed that ranks pari passu with, or senior to, the Notes or any subordinated obligations. Upon consummation of the Exchange Offers, the only outstanding indebtedness for money borrowed of ISP Holdings will be the 9% Notes and the 9 3/4% Notes.


                          ISP Holdings is a holding company, and therefore the
                            New Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, of subsidiaries of ISP Holdings. As of December 31, 1996, such subsidiaries had outstanding indebtedness for money borrowed of $333.2 million (excluding amounts owed to ISP Holdings) and other outstanding liabilities reflected on ISP Holdings' consolidated balance sheet, including trade payables and accrued expenses, of $230.5 million, not including $353.9 million of net noncurrent liabilities of discontinued operations. The Indentures governing the Notes (the 'Indentures') limit, among other things, the incurrence of additional Debt (as defined) and the issuance of Preferred Stock (as defined) by ISP Holdings and its subsidiaries. See 'Risk Factors--Holding Company

                            Structure and Related Considerations' and
                            'Description of the New Notes--Certain Covenants.'


Certain Covenants........ The Indentures limit the Company and its subsidiaries from incurring additional Debt, issuing Preferred Stock and incurring Liens (as defined). The Indentures also contain covenants that, among other things, limit the ability of the Company and its subsidiaries to pay certain dividends or make certain other Restricted Payments (as defined) and Restricted Investments (as defined), engage in transactions with Affiliates (as defined) and agree to certain additional limitations on dividends and other payment restrictions affecting subsidiaries. The Indentures also limit the ability of the Company to consolidate or merge with, or transfer all or substantially all of its assets to, another person. However, all such covenants are subject to a number of important qualifications and exceptions. The Indentures permitted the consummation of the Spin Off Transactions and, as a result of the Spin Off Transactions, G-I Holdings and its subsidiaries, including BMCA, are no longer subsidiaries of ISP Holdings and therefore are not subject to the restrictions contained in the Indentures. See 'Risk Factors--Restrictions Imposed by Indebtedness' and 'Description of the New Notes--Certain Covenants.'


Registration Rights...... In the event that the Exchange Offers are not completed by April 16, 1997, ISP Holdings will use its
                            best efforts to cause to become effective a shelf registration statement with respect to the resale of the Old Notes and to keep such shelf registration statement effective until three years after the date of original issuance of the Old Notes.


                          If by April 16, 1997 (i) the Exchange Offer with
                            respect to an issue of Old Notes is not completed and (ii) no shelf registration statement with respect to the resale of such Old Notes is declared effective, additional interest will accrue on such Old Notes from and including April 16, 1997 until but excluding the earlier of (i) the completion of the Exchange Offer and (ii) the effective date of such shelf registration statement. Such additional interest will be payable in cash semiannually in arrears on April 15 and October 15 in the case of the 9% Notes, or February 15 and August 15, in the case of the 9 3/4% Notes, at a rate per annum equal to 0.50% of the aggregate principal amount outstanding of such issue of Old Notes. See 'Description of the New Notes--Principal, Maturity and Interest' and 'The Exchange Offers--Purpose and Effect.'

Use of Proceeds.......... There will be no cash proceeds to ISP Holdings from the exchanges pursuant to the Exchange Offers.

Risk Factors............. Prospective holders of the New Notes should carefully consider the specific factors set forth under 'Risk Factors,' as well as the other information and data included in this Prospectus.

                             SUMMARY FINANCIAL DATA


      Set forth below are summary consolidated financial data of ISP Holdings and its subsidiaries. The pro forma balance sheet data give effect to the Transactions as if they had been completed as of December 31, 1996. The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 1996. The Exchange Offers will not affect the amount of the Company's long-term debt or stockholder's equity. The pro forma financial information does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed at the dates indicated. All financial data relating to ISP Holdings and its subsidiaries contained herein have been prepared to retroactively reflect the formation of ISP Holdings. All financial data relating to G-I Holdings, BMCA, USI and GFC, as well as GAF Broadcasting Company, Inc. (which was sold in August 1996), have been classified as 'Discontinued Operations' within the Consolidated Financial Statements for all periods presented. See the introductory paragraphs to Notes to Consolidated Financial Statements.



                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1994      1995      1996
                                                     ------    ------    ------
                                                        (IN MILLIONS, EXCEPT
                                                              RATIO DATA)
OPERATING DATA:
Net sales.........................................   $600.0    $689.0    $716.5
Operating income..................................     99.2     127.1     136.0
Interest expense..................................     28.7      33.1      38.3
Income from continuing operations before income
  taxes and extraordinary items...................     72.5     106.1     116.6
Income from continuing operations before
  extraordinary items.............................     37.1      55.1      60.8
Ratio of earnings to fixed charges(1).............     3.32      4.05      3.91



                                                                    DECEMBER 31, 1996
                                                           ------------------------------------
                                                                       PRO FORMA (GIVING EFFECT
                                           DECEMBER 31,                  TO THE TRANSACTIONS)
                                               1995         ACTUAL           (UNAUDITED)
                                           ------------    --------    ------------------------
                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments.........     $  150.0      $  202.4            $  202.4
Total working capital...................        290.0         476.8               270.1
Total assets............................      1,460.4       1,600.4             1,393.7
Long-term debt less current
  maturities(2).........................        280.3         834.3               834.3
Total stockholder's equity (deficit)....         (1.7)         42.7               208.2



                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1994      1995      1996
                                                     ------    ------    ------
                                                        (IN MILLIONS, EXCEPT
                                                             RATIO DATA)
OTHER DATA:
Depreciation......................................   $ 32.8    $ 36.0    $ 38.3
Goodwill amortization.............................     13.4      13.2      13.2
Capital expenditures and acquisitions.............     31.1      38.9      54.6
Cash Flows from:
  Operating activities............................     78.6     143.8     107.6
  Investing activities............................    (29.9)   (124.4)   (101.3)
  Financing activities............................    (39.6)    (25.5)     (2.4)
Adjusted EBITDA(3)................................    225.8     245.6     283.5
Ratio of Adjusted EBITDA to Adjusted Interest
  Expense(3)......................................     2.36      2.16      2.40

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              (UNAUDITED)
                                                    --------------------------------
                                                    (IN MILLIONS, EXCEPT RATIO DATA)
PRO FORMA OPERATING DATA(4):
Interest Expense..................................               $ 74.2
Income from continuing operations.................                 37.5
Ratio of earnings to fixed charges(1).............                 2.09
Ratio of Adjusted EBITDA to Adjusted Interest
  Expense(3)......................................                 2.78

------------------
(1) For purposes of these computations, earnings consist of income from continuing operations before income taxes, minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).


(2) See 'Capitalization' and Note 6 to Consolidated Financial Statements.



(3) The Adjusted EBITDA data are being presented because such data relate to debt covenants under the Indentures. The calculation of the ratio of Adjusted EBITDA to Adjusted Interest Expense has been performed in accordance with the definitions in the Indentures. See 'Description of the New Notes.' Accordingly, Adjusted EBITDA is calculated as income from continuing operations before income taxes, plus income (loss) from discontinued operations before income taxes, less extraordinary items, increased by total interest expense, depreciation and goodwill amortization and excluding equity in earnings of the GAF-Huls joint venture and Surfactants Partnership income, except to the extent distributed in cash. Adjusted Interest Expense is calculated as total interest expense excluding interest expense on non-recourse debt related to the Surfactants Partnership. As an indicator of the Company's operating performance, such supplemental financial information should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.


    Certain restrictions exist as to the amounts available for making loans, paying dividends and otherwise making distributions to ISP Holdings by ISP, which restrictions are not, in accordance with the Indentures, given effect in the foregoing calculations. See 'Risk Factors--Holding Company Structure and Related Considerations.'

    The details of the calculations of Adjusted EBITDA and Adjusted Interest Expense are set forth in the table on the following page.

(4) For an explanation of adjustments to arrive at 'Pro Forma Operating Data,' see 'Notes to Selected Financial Data.'

                                                                                  PRO FORMA
                                                                                  YEAR ENDED
                                                YEAR ENDED DECEMBER 31,          DECEMBER 31,
                                          ------------------------------------       1996
                                            1994       1995          1996        (UNAUDITED)
                                          --------   --------   --------------   ------------
                                                                 (THOUSANDS)
Income from continuing operations before
  income taxes and extraordinary
  items.................................  $ 72,484   $106,102      $116,628        $ 80,742
Add (Deduct):
  Loss from discontinued operations
    before income taxes.................    (7,430)   (39,642)      (28,015)             --
Less:
  Extraordinary items...................    (1,237)        --            --              --
Add Continuing Operations:
  Interest expense......................    28,676     33,091        38,333          74,219
  Depreciation..........................    32,753     35,960        38,279          38,279
  Goodwill amortization.................    13,400     13,223        13,200          13,200
Add Discontinued Operations:
  Interest expense......................    93,968    112,460       111,735              --
  Depreciation..........................    16,965     20,421        24,040              --
  Goodwill amortization.................     1,041      1,148         1,335              --
Less:
  Surfactants Partnership income,
    gross...............................   (51,190)   (32,380)      (32,340)             --
  Equity in earnings of joint
    venture.............................    (2,034)    (5,413)       (5,604)         (5,604)
Add:
  Distributions from Surfactants
    Partnership.........................    24,024        295           255              --
  Dividends received from joint
    venture.............................     4,363        310         5,689           5,689
                                          --------   --------   --------------   ------------
Adjusted EBITDA.........................  $225,783   $245,575      $283,535        $206,525
                                          --------   --------   --------------   ------------
                                          --------   --------   --------------   ------------

Interest expense-continuing
  operations............................  $ 28,676   $ 33,091      $ 38,333        $ 74,219
Interest expense-discontinued
  operations............................    93,968    112,460       111,735              --
                                          --------   --------   --------------   ------------
Total interest expense..................   122,644    145,551       150,068          74,219
Less:
  Interest expense on non-recourse
    debt................................   (27,166)   (32,085)      (32,085)             --
                                          --------   --------   --------------   ------------
Adjusted Interest Expense...............  $ 95,478   $113,466      $117,983        $ 74,219
                                          --------   --------   --------------   ------------
                                          --------   --------   --------------   ------------

                                  RISK FACTORS

     In addition to the other matters described in this Prospectus, the following risk factors should be carefully considered by each holder of Old Notes before accepting the applicable Exchange Offer, although the risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

SUBSTANTIAL LEVERAGE


     The Company has substantial consolidated debt outstanding. At December 31, 1996, the Company had total outstanding consolidated long-term debt of $834.3 million and total common stockholder's equity of $42.7 million. At December 31, 1996, on a pro forma basis, after giving effect to the Transactions, the Company would have had total outstanding consolidated long-term debt of $834.3 million and total common stockholder's equity of $208.2 million. The Exchange Offers will not affect the amount of the Company's long-term debt or shareholder's equity. The substantial leverage of the Company has important consequences for holders of the Notes, including the risk that the Company may not generate sufficient cash flow from operations to pay principal and interest on its indebtedness or to invest in its businesses. While the Company believes, based upon its historical and anticipated performance, that it should be able to satisfy its obligations (including interest on and principal of the Notes) from operations and appropriate financings and otherwise, no assurance to that effect can be given. While other measures to raise cash to satisfy obligations include potential sales of assets or equity, the Company's ability to raise funds by selling either assets or equity or debt securities is dependent on results of operations and market conditions. In addition, if ISP Holdings owns less than 80% of the common stock, par value $.01 per share (the 'ISP Common Stock'), of ISP, payments pursuant to its Tax Sharing Agreement with ISP (the 'ISP Holdings Tax Sharing Agreement') would not be available to ISP Holdings. See 'Tax Sharing Agreement.' In the event that the Company is unable to refinance indebtedness or raise funds through sales of assets or equity or debt securities or otherwise, its ability to pay principal of and interest on the Notes would be adversely affected. See Note 6 of Notes to Consolidated Financial Statements and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition' for information regarding the Company's long-term indebtedness.


CHANGE OF CONTROL; ACCELERATION OF DEBT

     ISP and its principal domestic subsidiaries are parties to a Credit Agreement, dated July 26, 1996 (the 'ISP Credit Agreement'), with The Chase Manhattan Bank, as Agent, and the banks named therein, that provides for a $400 million unsecured revolving credit facility, $75 million of which may be made available for commercial and standby letters of credit. It is an event of default under the ISP Credit Agreement if at any time, among other things, (i) any person or group of related persons (other than Samuel J. Heyman and his affiliates) shall, on any date, control at least as much of the voting stock of ISP as is owned, directly or indirectly, by Mr. Heyman and his affiliates on such date, (ii) Mr. Heyman and his affiliates, directly or indirectly, shall own less than 25% of the voting stock of ISP outstanding on any date and any other person or group of related persons shall control an amount of voting stock greater than one half of the amount of voting stock of ISP owned by Mr. Heyman and his affiliates on such date, or (iii) Mr. Heyman and his affiliates shall, on any date, cease to own, directly or indirectly, at least 10% of the voting stock of ISP outstanding on such date. If a change of control as described in the ISP Credit Agreement occurs, the revolving credit facilities could be terminated and the loans thereunder accelerated, an event which could also cause the $200 million principal amount of 9% Senior Notes due 1999 of ISP (the 'ISP Notes') to be accelerated. See 'Capitalization.' In addition, each Indenture requires the Company, in the event of a Change of Control (as defined), to make an offer to purchase the New Notes issued pursuant thereto at a purchase price of 101% of the principal amount of such New Notes (or, if lower, the applicable redemption prices then in effect under the provisions described in the first and fourth paragraphs under 'Description of the New Notes--Optional Redemption'). A change of control under the ISP Credit Agreement or under the Indentures would have a material adverse impact on ISP and ISP Holdings, and there can be no assurance that the Company will have the financial resources necessary to repay or repurchase, as applicable, the loans under the ISP Credit Agreement, the ISP Notes or the Notes upon such an event. Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, ISP Holdings, G-I Holdings, ISP and BMCA, beneficially owns approximately 83% of the issued and outstanding ISP Common Stock. Based on publicly available information, ISP Holdings believes that no unrelated third party beneficially owns 5% or more of the issued and outstanding ISP Common Stock.

HOLDING COMPANY STRUCTURE AND RELATED CONSIDERATIONS

     ISP Holdings is a holding company with no business operations of its own. ISP Holdings' principal sources of funds to pay interest and principal with respect to the Notes, to redeem or repurchase Notes upon the occurrence of a Change of Control or otherwise and to pay its other obligations, will be, principally, dividends and loans from ISP, payments pursuant to the ISP Holdings Tax Sharing Agreement, borrowings, refinancing of indebtedness or capital contributions or loans from its affiliates or stockholders. None of the affiliates or stockholders of ISP Holdings, including ISP, will be required to make any capital contributions or other payments to ISP Holdings with respect to ISP Holdings' obligations on the Notes or any of its other obligations, and the obligations of ISP Holdings with respect to the Notes will not be guaranteed by any affiliate of ISP Holdings or any other person. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that they would be sufficient to enable ISP Holdings to make any payments in respect of the Notes when required or that any of such actions would be permitted by the terms of debt or other instruments of the affiliates or stockholders of ISP Holdings then in effect.


     The ISP Credit Agreement and the indenture governing the ISP Notes contain restrictions on payments, including loans and advances, from ISP and its subsidiaries to its parent corporations. Such restrictions limit the availability of dividends and other payments from ISP, which would provide cash to ISP Holdings to service its obligations, including interest on the Notes. In addition, the ISP Credit Agreement limits ISP from making loans to, or providing letters of credit for the benefit of, affiliates, including ISP Holdings, in excess of $75 million outstanding at any time. As of December 31, 1996, after giving effect to the most restrictive of the aforementioned restrictions, it would have been permissible for ISP to pay dividends in the aggregate amount of $80.2 million, of which $67.0 million would have been available to ISP Holdings, and to make loans to affiliates of $75.0 million. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition' and Note 6 of Notes to Consolidated Financial Statements.


     The events that will constitute a Change of Control under the Indentures may also constitute events of default or repurchase right events under certain debt instruments of ISP and its subsidiaries. See '--Change of Control; Acceleration of Debt.' In addition, if ISP Holdings owns less than 80% of ISP Common Stock, payments pursuant to the ISP Holdings Tax Sharing Agreement would not be available to ISP Holdings. See 'Tax Sharing Agreement.'

     Any right of ISP Holdings and its creditors, including holders of the Notes, to participate in the assets of any of ISP Holdings' subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent ISP Holdings may itself be a creditor of such subsidiary). Accordingly, the Notes will be effectively subordinated to all liabilities of ISP Holdings' subsidiaries, including trade payables.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The terms of the Indentures and the ISP Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions. The ability of the Company and its subsidiaries to comply with such provisions may be affected by events beyond the Company's control. In the event of any such default under the ISP Credit Agreement, depending on the actions taken by the lenders party to the ISP Credit Agreement (the 'Lenders'), the Lenders could elect to declare all amounts borrowed under the ISP Credit Agreement, together with accrued interest and other fees, to be due and payable, require ISP to apply all its available cash to repay such borrowings and prevent ISP from making distributions to the Company including distributions that could be used to make payments on the Notes. If the indebtedness under the ISP Credit Agreement were to be accelerated, there can be no assurance that the assets of ISP would be sufficient to repay all indebtedness of ISP in full. In addition, certain defaults under the ISP Credit Agreement will result in a default under the Indentures. See 'Description of the New Notes--Events of Default.'

ACETYLENE SUPPLY

     The primary raw material used by ISP in the manufacture of its specialty chemicals is acetylene. Acetylene is available from a limited number of suppliers and, because of its instability, can only be transported short distances. Acetylene is obtained by ISP for domestic use from two unaffiliated suppliers, each using a different production technology, pursuant to long-term supply contracts. In the event of a substantial interruption in the supply of acetylene from current sources, no assurances can be made that ISP would be able to obtain as much acetylene from other sources as would be necessary to meet its supply requirements. A substantial interruption of ISP's supply of acetylene would have a material adverse effect on the business and operations of the Company as approximately 85-90% of the sales of ISP's specialty chemicals are derived from acetylene which is either purchased in the United States as a raw material or is purchased in the form of butanediol from GAF-Huls Chemie GmbH, a joint venture between Huls AG and ISP ('GAF-Huls'). ISP has a long-standing agreement with GAF-Huls to import butanediol into the United States for use as a feedstock for the production of ISP's solvents and polymers. ISP has not experienced an interruption of its acetylene supply that has had a material adverse effect on its sales of specialty chemicals. See 'Business--ISP-- Specialty Chemicals--Raw Materials.'

FOREIGN CURRENCY FLUCTUATIONS


     Approximately 50% of the Company's net sales and 53% of its operating income in 1996 was attributable to its international operations. Fluctuations in the value of foreign currencies may cause the Company's U.S. dollar denominated sales and profits to decrease or increase without relation to the actual sales or profits of its international operations. For a discussion of the Company's international operations, see 'Business--ISP-- Specialty Chemicals-- International Operations,' and for a discussion of the Company's policy to manage its foreign currency exposure, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition.'


SALES TO SIGNIFICANT CUSTOMERS

     In 1996, BMCA and USI purchased approximately $50.5 million of mineral products from ISP, representing approximately 7% of ISP's total net sales and approximately 59% of ISP's net sales of mineral products. No other customer accounted for more than 5% of ISP's total net sales in 1996. BMCA purchases from ISP all of its colored roofing granule requirements (except for the requirements of BMCA's California roofing plant) under a requirements contract which was renewed for 1997 and is subject to annual renewal unless terminated by ISP or BMCA. In December 1995, USI commenced purchasing from ISP substantially all of its requirements for colored roofing granules (except for the requirements of USI's Stockton, California and Corvallis, Oregon plants) pursuant to a requirements contract which expires December 31, 1997. The consummation of the Spin Off Transactions, which resulted in BMCA and USI no longer being subsidiaries of ISP Holdings, did not affect the terms of such requirements contracts. A substantial decrease in business from BMCA would have an adverse impact on ISP's financial condition and results of operations.

REGULATION; ENVIRONMENTAL CONSIDERATIONS

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ('Environmental Claims') under the Comprehensive Environmental Response Compensation and Liability Act ('CERCLA') and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.

     For additional information relating to environmental litigation involving the Company, see 'Business--Environmental Litigation.'

     The enactment by federal, state or local governments of new laws or regulations or a change in the interpretation of existing laws or regulations relating to environmental matters could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products and may require additional expenditures. See 'Business-- Environmental Compliance.'

CONTROLLING STOCKHOLDER

     ISP Holdings is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, ISP Holdings, G-I Holdings, ISP and BMCA. Accordingly, Mr. Heyman has the ability to elect the entire Board of Directors of each of such companies and determine the outcome of any other matter submitted to their respective stockholders for approval. In particular, subject to the terms of the Indentures, Mr. Heyman has the ability to effect certain corporate transactions, including mergers, consolidations and the sale of all or substantially all of ISP Holdings' or its subsidiaries' assets. See 'Security Ownership of Certain Beneficial Owners and Management' and 'Risk Factors--Change of Control; Acceleration of Debt.'

ADDITIONAL RISKS RELATED TO THE SPIN OFF TRANSACTIONS

     If a court in a lawsuit by an unpaid creditor or a representative of creditors, such as a trustee in bankruptcy, were to find that prior to or immediately after the Spin Off Transactions were effected, GAF, ISP Holdings, G Industries, GFC or G-I Holdings was insolvent, engaged in a business or transaction for which such entity's remaining assets constituted unreasonably small capital, intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured or if such company was found to be at the time of the consummation of the Spin Off Transactions, a defendant in civil actions (including those asserting asbestos-related claims) that resulted in judgments which such company was or became unable to satisfy, such court may be asked to void the Spin Off Transactions (in whole or in part) as a fraudulent conveyance and require that, among other things, the stockholders that received a distribution return the distribution, including the common stock of ISP Holdings (in whole or in part), to the distributing company. In such event, the assets of GAF distributed in the Spin Off Transactions, including the capital stock of ISP Holdings and ISP, could be subject to claims of such creditors, including asbestos claimants. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied.

Generally, however, GAF, ISP Holdings, G Industries, GFC or G-I Holdings would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (which is applicable to all corporations that made a distribution as part of the Spin Off Transactions) a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital and in the event that all or part of the Spin Off Transactions were found unlawful under Section 170, such distributions may be recaptured for the benefit of creditors.

     As a condition to the consummation of the Spin Off Transactions, the Board of Directors of GAF, ISP Holdings, GFC, G-I Holdings and G Industries received a satisfactory opinion from HLHZ regarding the solvency of such companies and the satisfaction of certain standards regarding the permissibility of certain distributions contemplated by the Spin Off Transactions under Section 170 of the Delaware General Corporation Law. HLHZ rendered such an opinion to the Boards of Directors of each of such companies on the date of the distribution of the capital stock of ISP Holdings to GAF's stockholders. See 'The Spin Off Transactions.' There is no certainty, however, that a court would reach the same conclusions set forth in such opinion in determining whether GAF, ISP Holdings, GFC, G-I Holdings or G Industries was insolvent at the time of, or after giving effect to, the Spin Off Transactions. See 'The Spin Off Transactions' for a description of the reviews, analyses and inquiries made by HLHZ and the financial projections, forecasts and other representations provided by GAF and relied upon by HLHZ in rendering such opinion.

     In November 1996, GAF received the IRS Ruling to the effect that the Spin Off Transactions will not result in recognition of income by any members of the GAF Tax Group. The IRS Ruling was conditioned upon the accuracy of certain representations contained in GAF's request therefor as to certain facts and circumstances with respect to the Spin Off Transactions. If the Spin Off Transactions did not qualify as 'tax-free spin offs' under the Internal Revenue Code, the GAF Tax Group would recognize gain, but not loss, as if the common stock of ISP Holdings, G-I Holdings and ISP were sold at the fair market value thereof. The gain recognized will be an amount equal to the fair market value of the ISP Holdings common stock, G-I Holdings common stock and ISP Common Stock in excess of the adjusted tax basis in such shares of common stock as determined immediately prior to the Spin Off Transactions. The tax on the income would be payable by GAF. To the extent not paid by GAF, each member of the GAF Tax Group as it existed prior to the Spin Off Transactions (including ISP

Holdings, ISP and their respective subsidiaries) would be jointly and severally liable for such tax liability. See 'Certain Relationships--Mutual
Indemnification.'


     As a matter of federal tax law, ISP Holdings, ISP and their subsidiaries would be jointly and severally liable for any tax liability for any year in which they were members of the GAF Tax Group. GAF, G-I Holdings, G Industries and GFC have agreed to indemnify ISP Holdings, ISP and their subsidiaries for all tax liabilities of the indemnifying companies, including any liability with respect to the Spin Off Transactions. See 'Tax Sharing Agreement.'


ABSENCE OF A PUBLIC MARKET

     Prior to the exchange of the New Notes offered hereby, there has been no public market for any of the Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of New Notes to sell their New Notes or (iii) the price at which the holders of New Notes would be able to sell their New Notes. If such a market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of ISP Holdings and its subsidiaries. ISP Holdings does not intend to list the New 9% Notes or the New 9 3/4% Notes on any securities exchange or to seek approval for quotations through any automated quotation system and no active market for the New Notes is currently anticipated. There is no assurance as to the liquidity of the trading market for the New Notes. Bear, Stearns & Co. Inc. has advised ISP Holdings that it currently anticipates making a secondary market for the New Notes, but is not obligated to do so and any such market making, if commenced, may be discontinued at any time without notice.

EXCHANGE OFFER PROCEDURES

     Issuance of the New 9% Notes in exchange for Old 9% Notes and New 9 3/4% Notes in exchange for Old 9 3/4% Notes pursuant to the Exchange Offers will be made only after a timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation (as defined) of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by ISP Holdings in its sole discretion, which determination will be final and binding on all parties. Therefore, holders of each issue of Old Notes desiring to tender such Old Notes in exchange for the applicable issue of New Notes should allow sufficient time to ensure timely delivery. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof and ISP Holdings will have no further obligation to provide for the registration under the Securities Act of such Old Notes except as described herein. See 'The Exchange Offers--Purpose and Effect.' In addition, any holder of Old Notes who tenders in the applicable Exchange Offer for the purpose of participating in a distribution of the applicable New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.' To the extent that Old Notes are tendered and accepted in either Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. ISP Holdings does not intend to extend either Exchange Offer although it reserves the right to do so. See 'The Exchange Offers.'

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of ISP Holdings as of December 31, 1996 and as adjusted on a pro forma basis to give effect to the Transactions. This table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this Prospectus.



                                                            AS OF DECEMBER 31, 1996
                                                          ---------------------------
                                                                         PRO FORMA(1)
                                                            ACTUAL       (UNAUDITED)
                                                          -----------    ------------
                                                                  (THOUSANDS)
Short-term Debt and current maturities of
 Long-term Debt:
  Current maturities of long-term debt.................    $     610      $      610
  Short-term debt......................................       22,282          22,282
                                                          -----------    ------------
     Total.............................................    $  22,892      $   22,892
                                                          -----------    ------------
                                                          -----------    ------------

Long-term Debt (excluding current maturities): (2)
  9% Senior Notes due 2003.............................    $ 324,119      $  324,119
  9 3/4% Senior Notes due 2002.........................      199,871         199,871
  9% ISP Senior Notes Due 1999.........................      200,000         200,000
  Borrowings under revolving credit facilities.........       70,425          70,425
  Obligation on mortgaged property.....................       38,125          38,125
  Obligations under capital leases.....................        1,504           1,504
  Other................................................          240             240
                                                          -----------    ------------
     Total Long-term Debt..............................    $ 834,284      $  834,284
                                                          -----------    ------------
                                                          -----------    ------------

Shareholder's Equity (Deficit):
  Capital stock and additional paid-in capital.........    $ 119,031      $  276,129
  Excess of purchase price over the adjusted historical
     cost of predecessor company shares owned by GAF
     stockholders......................................      (72,605)        (63,483)
  Retained earnings (accumulated deficit)..............      (13,925)        (13,925)
  Cumulative translation adjustment and other..........       10,152           9,527
                                                          -----------    ------------
     Total Shareholder's Equity........................    $  42,653      $  208,248
                                                          -----------    ------------
                                                          -----------    ------------
  Total Capitalization.................................    $ 876,937      $1,042,532
                                                          -----------    ------------
                                                          -----------    ------------

------------------
(1) For an explanation of the assumptions used to arrive at such pro forma information, see 'Notes to Selected Financial Data.'


(2) For a description of long-term debt, see Note 6 to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA


     Set forth below are selected consolidated financial data of the Company. A predecessor company to GAF was acquired on March 29, 1989 in a management-led buyout (the 'GAF Acquisition'). Accordingly, a step up in asset values to fair value was required by the purchase method of accounting. As a result, financial data for periods subsequent to the GAF Acquisition reflect non-cash charges consisting of goodwill amortization and depreciation of increased asset values. Such non-cash charges amounted to $22.3, $22.4, $21.9, $21.8, and $21.7 million for the years 1992, 1993, 1994, 1995 and 1996, respectively. The results of any interim period are not necessarily indicative of the results to be expected for the full year.



     The pro forma balance sheet data give effect to the Transactions as if they had been completed as of December 31, 1996. The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 1996. The Exchange Offers will not affect the amount of the Company's long-term debt or stockholder's equity. The pro forma financial information does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed at the dates indicated. All financial data relating to ISP Holdings and its subsidiaries contained herein have been prepared to retroactively reflect the formation of ISP Holdings. All financial data relating to G-I Holdings, BMCA, USI and GFC, as well as GAF Broadcasting Company, Inc. (which was sold in August 1996), have been classified as 'Discontinued Operations' within the Consolidated Financial Statements for all periods presented. See the introductory paragraphs to Notes to Consolidated Financial Statements.



                                                YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                          1992    1993    1994    1995    1996
                                         ------  ------  ------  ------  ------
                                            (IN MILLIONS, EXCEPT RATIO DATA)
Operating Data:
  Net sales............................. $570.8  $548.3  $600.0  $689.0  $716.5
  Operating income......................  107.7    65.1    99.2   127.1   136.0
  Interest expense......................   30.6    24.5    28.7    33.1    38.3
  Income from continuing operations
     before income taxes and
     extraordinary items................   85.8    49.8    72.5   106.1   116.6
  Income from continuing operations
     before
     extraordinary items and cumulative
     effect of accounting change........   47.5    23.8    37.1    55.1    60.8
  Ratio of earnings to fixed
     charges(1).........................   3.78    2.83    3.32    4.05    3.91



                                                                                               DECEMBER 31, 1996
                                                                                      -----------------------------------
                                                        DECEMBER 31,                             PRO FORMA (GIVING EFFECT
                                          -----------------------------------------                TO THE TRANSACTIONS)
                                            1992       1993       1994       1995      ACTUAL          (UNAUDITED)
                                          --------   --------   --------   --------   --------   ------------------------
                                              (IN MILLIONS, EXCEPT RATIO DATA)
Balance Sheet Data:
  Cash and short-term
    investments.........................  $   81.7   $   82.8   $   77.4   $  150.0   $  202.4           $  202.4
  Total working capital.................     257.1      143.9      228.0      290.0      476.8              270.1
  Total assets..........................   1,348.2    1,309.0    1,357.5    1,460.4    1,600.4            1,393.7
  Long-term debt less current
    maturities(2).......................     493.0      367.7      285.4      280.3      834.3              834.3
  Stockholder's equity (deficit)........     (42.6)     (42.6)     (15.8)      (1.7)      42.7              208.2

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1992       1993       1994       1995       1996
                                          --------   --------   --------   --------   --------
                                                    (IN MILLIONS, EXCEPT RATIO DATA)
Other Data:
  Depreciation..........................  $   25.6   $   28.7   $   32.8   $   36.0   $   38.3
  Goodwill amortization.................      13.7       13.9       13.4       13.2       13.2
  Capital expenditures and
    acquisitions........................      70.5       62.9       31.1       38.9       54.6
  Cash Flows from:
    Operating activities................      77.3      111.8       78.6      143.8      107.6
    Investing activities................     (70.5)     (61.7)     (29.9)    (124.4)    (101.3)
    Financing activities................      64.8      (50.3)     (39.6)     (25.5)      (2.4)
  Adjusted EBITDA(3)....................     207.2      167.5      225.8      245.6      283.5
  Ratio of Adjusted EBITDA to Adjusted
    Interest Expense(3).................      2.95       2.32       2.36       2.16       2.40



                                                             YEAR ENDED
                                                          DECEMBER 31, 1996
                                                             (UNAUDITED)
                                                          -----------------
                                                            (IN MILLIONS,
                                                            EXCEPT RATIO
                                                                DATA)
Pro Forma Operating Data(4):
  Interest expense.....................................         $74.2
  Income from continuing operations....................          37.5
  Ratio of earnings to fixed charges(1)................          2.09
  Ratio of Adjusted EBITDA to Adjusted Interest
     Expense(3)........................................          2.78

------------------
(1) For purposes of these computations, earning consist of income (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).


(2) See 'Capitalization' and Note 6 to Consolidated Financial Statements.


(3) The Adjusted EBITDA data are being presented because such data relate to debt covenants under the Indentures. The calculation of the ratio of Adjusted EBITDA to Adjusted Interest Expense has been performed in accordance with the definitions in the Indentures. See 'Description of the New Notes.' Accordingly, Adjusted EBITDA is calculated as income from continuing operations before income taxes, plus income (loss) from discontinued operations before income taxes, less extraordinary items, increased by interest expense, depreciation and goodwill amortization and excluding equity in earnings of the GAF-Huls joint venture and Surfactants Partnership income except to the extent distributed in cash. Adjusted Interest Expense is calculated as total interest expense excluding interest expense on non-recourse debt related to the Surfactants Partnership. Certain restrictions exist as to the amounts available for making loans, paying dividends and otherwise making distributions to ISP Holdings. See 'Risk Factors--Holding Company Structure and Related Considerations.' See 'Summary Financial Data' for the details of the calculations of Adjusted EBITDA and Adjusted Interest Expense. As an indicator of the Company's operating performance, such supplemental financial information should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.


(4) The Pro Forma Operating Data have been prepared assuming that the ISP Holdings Transactions and the Spin Off Transactions were consummated as of the beginning of the respective periods presented. The effect of such assumptions was to decrease the Company's pro forma income from continuing operations before income taxes by $35.9 million for the year 1996. As a result, the Company's pro forma provision for income taxes decreased by $12.6 million for the year 1996, based on an effective marginal income tax rate of 35%. See 'Pro Forma Consolidated Financial Statements.'

                               ISP HOLDINGS INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


     The following unaudited pro forma consolidated financial statements have been prepared on the basis as set forth in the notes hereto. The Pro Forma Consolidated Balance Sheet reflects the Spin Off Transactions, including the spin off of discontinued operations (G-I Holdings, GFC, BMCA and USI) to GAF, and the transfer to ISP Holdings from G-I Holdings of certain amounts of foreign tax credit and alternative minimum tax carryovers available to ISP. The Pro Forma Consolidated Income Statement reflects incremental interest expense related to the Old 9% Notes and the Old 9 3/4% Notes assuming the ISP Holdings Transactions had been completed on January 1, 1996, and a reduction of interest expense related to the repayment of loans owed by ISP to G-I Holdings upon consummation of the Spin Off Transactions. See Notes to Pro Forma Consolidated Financial Statements for further information.



     The accompanying pro forma consolidated balance sheet gives effect to such transactions as if they had been completed as of December 31, 1996. The accompanying pro forma consolidated income statements give effect to such transactions as if they had been completed as of January 1, 1996.


     The pro forma consolidated financial statements do not purport to project the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed at the dates indicated. All financial data relating to ISP Holdings and its subsidiaries contained herein have been prepared to retroactively reflect the formation of ISP Holdings.

                               ISP HOLDINGS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                                  (THOUSANDS)
                                  (UNAUDITED)


                                                                  ADJUSTMENTS
                                                                ---------------         PRO FORMA
                                                                   SPIN OFF              (AFTER
                                                  ACTUAL        TRANSACTIONS(1)       TRANSACTIONS)
                                                ----------      ---------------       -------------
                   ASSETS
Current assets:
  Cash and cash equivalents..................   $   17,938                             $    17,938
  Short-term investments.....................      184,444                                 184,444
  Accounts receivable, trade.................       66,875                                  66,875
  Accounts receivable, other.................       12,835                                  12,835
  Due from affiliates, net...................        5,236                                   5,236
  Inventories................................      108,586                                 108,586
  Deferred income tax benefits...............        5,867                                   5,867
  Net current assets of discontinued
    operations...............................      206,708        $  (206,708)(2)               --
  Other current assets.......................        7,372                                   7,372
                                                ----------      ---------------       -------------
    Total current assets.....................      615,861           (206,708)             409,153
Property, plant and equipment................      493,243                                 493,243
Goodwill, net................................      421,017                                 421,017
Other assets.................................       70,311                                  70,311
                                                ----------      ---------------       -------------
Total assets.................................   $1,600,432        $  (206,708)         $ 1,393,724
                                                ----------      ---------------       -------------
                                                ----------      ---------------       -------------

    LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Short-term debt............................   $   22,282                             $    22,282
  Current maturities of long-term debt.......          610                                     610
  Accounts payable...........................       43,465                                  43,465
  Accrued liabilities........................       66,907                                  66,907
  Income taxes...............................        5,751                                   5,751
                                                ----------      ---------------       -------------
    Total current liabilities................      139,015                                 139,015
Long-term debt less current maturities.......      834,284                                 834,284
Deferred income taxes........................       53,612        $   (18,423)(3)           35,189
Net noncurrent liabilities of discontinued
  operations.................................      353,880           (353,880)(2)               --
Other liabilities............................       60,758                                  60,758
Minority interest in ISP.....................      116,230                                 116,230
Shareholder's equity:
Common stock and additional paid-in
  capital....................................      119,031            138,675(2)           276,129
                                                                       18,423(3)
Excess of purchase price over the adjusted
  historical cost of predecessor company
  shares owned by GAF's stockholders.........      (72,605)             9,122(2)           (63,483)
Retained earnings (accumulated deficit)......      (13,925)                                (13,925)
Cumulative translation adjustment and
  other......................................       10,152               (625)(2)            9,527
                                                ----------      ---------------       -------------
  Shareholder's equity.......................       42,653            165,595              208,248
                                                ----------      ---------------       -------------
Total liabilities and shareholder's equity...   $1,600,432        $  (206,708)         $ 1,393,724
                                                ----------      ---------------       -------------
                                                ----------      ---------------       -------------

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                               ISP HOLDINGS INC.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (THOUSANDS)
                                  (UNAUDITED)


                                                               ADJUSTMENTS
                                                       ----------------------------
                                                           ISP                          PRO FORMA
                                                         HOLDINGS        SPIN OFF        (AFTER
                                            ACTUAL     TRANSACTIONS    TRANSACTIONS   TRANSACTIONS)
                                           --------    ------------    ------------   -------------
Net sales...............................   $716,481                                     $ 716,481
                                           --------    ------------    ------------   -------------
Costs and expenses:
  Cost of products sold.................    418,921                                       418,921
  Selling, general and administrative...    148,336                                       148,336
  Goodwill amortization.................     13,200                                        13,200
                                           --------    ------------    ------------   -------------
     Total costs and expenses...........    580,457                                       580,457
                                           --------    ------------    ------------   -------------
Operating income........................    136,024                                       136,024
Interest expense........................    (38,333)     $(24,526)(4)    $  4,260(6)      (74,219)
                                                          (15,620)(5)
Equity in earnings of joint venture.....      5,604                                         5,604
Other income, net.......................     13,333                                        13,333
                                           --------    ------------    ------------   -------------
Income from continuing operations before
  income taxes..........................    116,628       (40,146)          4,260          80,742
Income taxes............................    (42,079)        8,584(4)       (1,491)(6)     (29,519)
                                                            5,467(5)
Minority interest in income of ISP......    (13,713)                                      (13,713)
                                           --------    ------------    ------------   -------------
Income from continuing operations.......   $ 60,836      $(26,095)       $  2,769       $  37,510
                                           --------    ------------    ------------   -------------
                                           --------    ------------    ------------   -------------

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                               ISP HOLDINGS INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following Notes to Pro Forma Consolidated Financial Statements should be read in conjunction with descriptions of the Spin Off Transactions and ISP Holdings Transactions included elsewhere in this Prospectus.


 (1) The ISP Holdings Transactions were consummated in October 1996 and certain of the Spin Off Transactions described herein under "The Spin Off Transactions" were consummated in late December 1996, prior to the consummation of the remaining Spin Off Transactions, and, accordingly, such transactions are reflected in the historical Consolidated Financial Statements as of December 31, 1996. Such Spin Off Transactions are as follows:




          (a) ISP borrowed approximately $30 million under the ISP Credit Agreement to repay to G-I Holdings all amounts owed by ISP to G-I Holdings.



          (b) G-I Holdings purchased Discount Notes from ISP Holdings for an aggregate cash purchase price of $45.8 million, representing the sum of $45 million plus an amount sufficient to pay ISP Holdings' fees and expenses related to the Spin Off Transactions (other than fees and expenses included in the Repurchase).



          (c) All Discount Notes purchased in the Tender Offer by ISP Holdings (other than the Discount Notes sold to G-I Holdings pursuant to the Repurchase or as described in paragraph (b) above) and all 10% Notes accepted in the Old Exchange Offer by ISP Holdings were contributed to G-I Holdings by ISP Holdings as a capital contribution and canceled by G-I Holdings.



 (2) Reflects the spin off of discontinued operations (G-I Holdings, GFC, BMCA and USI) to GAF as a result of ISP Holdings distributing all of the outstanding capital stock of G-I Holdings to GAF.



 (3) Adjustment related to foreign tax credit and alternative minimum tax carryovers available to ISP and due to G-I Holdings under the ISP Tax Sharing Agreement. G-I Holdings intends to transfer the remaining amount not utilized in its 1996 consolidated tax return, estimated to be approximately $18.4 million, to ISP Holdings.



(4) Reflects incremental interest expense at a rate of 9% and amortization of deferred financing fees related to the Old 9% Notes, assuming the ISP Holdings Transactions had been completed on January 1, 1996, and the related tax effect at an assumed effective tax rate of 35.0%.



(5) Reflects incremental interest expense at a rate of 9 3/4% on the $199.9 million aggregate principal amount of the Old 9 3/4% Notes, assuming the ISP Holdings Transactions had been completed on January 1, 1996, and the related tax effect at an assumed effective tax rate of 35.0%.



(6) Reflects reduction of interest expense on the net debt reduction of $73.2 million related to the repayment upon consummation of the Spin Off Transactions of loans owed by ISP to G-I Holdings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Prior to January 1, 1997, ISP Holdings was a wholly owned subsidiary of GAF. As of January 1, 1997, GAF effected the Spin Off Transactions that resulted in, among other things, the capital stock of ISP Holdings (whose principal asset is approximately 83.5% of the issued and outstanding capital stock of ISP) being distributed to the stockholders of GAF. As a result of such distribution, ISP Holdings and ISP are no longer direct or indirect subsidiaries of GAF, and the Building Materials Business and the assets and liabilities of GFC are no longer assets and liabilities of ISP Holdings. See 'The Spin Off Transactions.' As a result of the Spin Off Transactions, ISP Holdings' continuing operations will be conducted through its 83.5% owned subsidiary, ISP, which is engaged principally in the manufacture and sale of specialty chemicals.

     Accordingly, the Building Materials Business and the assets and liabilities of GFC, as well as the assets and liabilities of GAF Broadcasting Company, Inc. (which was sold in August 1996), have been classified as 'Discontinued Operations' within the financial statements for all periods presented. The following discussion is on a continuing operations basis.

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements which appear elsewhere in this Prospectus. As used herein, the term 'Company' refers to ISP Holdings and its consolidated subsidiaries. All financial data contained herein have been prepared on a basis which retroactively reflects the formation of ISP Holdings as discussed in the consolidated financial statements.


     Set forth below are net sales and operating income for each of ISP Holdings' business segments related to continuing operations for the years 1994, 1995 and 1996.



                                YEAR ENDED DECEMBER 31,
                               --------------------------
                                1994      1995      1996
                               ------    ------    ------
                                       (MILLIONS)
Net Sales:
  Specialty Chemicals.......   $487.2    $562.0    $587.2
  Mineral Products..........     81.1      86.1      85.6
  Other.....................     31.7      40.9      43.7
                               ------    ------    ------
     Total..................   $600.0    $689.0    $716.5
                               ------    ------    ------
                               ------    ------    ------
Operating Income:
  Specialty Chemicals.......   $ 80.6    $106.3    $117.9
  Mineral Products..........     14.6      16.3      16.5
  Other.....................      4.0       4.5       1.6
                               ------    ------    ------
     Total..................   $ 99.2    $127.1    $136.0
                               ------    ------    ------
                               ------    ------    ------



RESULTS OF OPERATIONS



1996 COMPARED WITH 1995



     The Company recorded income from continuing operations before extraordinary items in 1996 of $60.8 million compared with $55.1 million in 1995. The 10% improvement in results in 1996 was attributable to higher operating income (up $8.9 million) and a $6.6 million increase in other income, partially offset by $5.2 million higher interest expense.



     Sales for 1996 were $716.5 million compared with $689 million for 1995. The sales growth was attributable to increased sales of specialty chemicals (up $25.2 million), primarily reflecting increased sales volumes ($31.3 million), partially offset by the unfavorable effect ($7.7 million) of the stronger U.S. dollar relative to other currencies in certain areas of the world, and also reflected higher filter products sales (up $2.4 million) due to increased unit sales. Sales for the mineral products business decreased by $.5 million due to lower sales volumes (down $2.6 million) resulting from a lost customer and adverse winter weather conditions in the first quarter of 1996. The sales growth in 1996 reflected higher sales in all geographic regions.

     Operating income for 1996 increased by 7% to $136 million compared with $127.1 million for 1995, while the Company's operating margin improved from 18.4% to 19.0%. The increase in operating income was due to higher specialty chemicals operating income (up $11.6 million or 11%), partially offset by lower filter products results (down $3.3 million due to lower gross profit margins). The higher specialty chemicals operating income resulted primarily from the higher sales levels and improved gross margins (up 2.4%) due to improved pricing and continued benefits from the Company's re-engineering program. The gross margin improvement was attributable to the Company's increased focus on manufacturing process improvements through increased production yields, improvements in first pass quality, and increased capacity resulting from shorter production cycle times and increased on-line time for equipment. In addition, raw material costs were lower in 1996 than in 1995.



     Selling, general and administrative expenses in 1996 increased by $14.3 million (11%) compared with 1995, and, as a percent of sales, increased from 19.5% to 20.7%. The most significant factors for the increase in such expenses were attributable to the Company's geographic expansion efforts ($3.0 million), increased research and development spending ($3.5 million) and normal salary increases ($3.0 million).



     Of the $8.9 million increase in operating income in 1996, domestic operating income increased by $6.5 million, due primarily to increased sales volumes for specialty chemicals, as well as improved gross margins, while operating income for the European region increased by $6.6 million, also as a result of higher sales levels and improved gross margins for specialty chemicals. Operating income for the Asia-Pacific region decreased by $2.6 million as higher sales volumes were more than offset by increased expenses associated with the Company's geographic expansion program, and operating income from other foreign operations declined by $1.5 million.



     Interest expense for 1996 was $38.3 million, an increase of $5.2 million from $33.1 million in 1995. The increase reflected higher average borrowings (average borrowings of $499.7 million in 1996 versus $442.3 million in 1995), partially offset by the effects of lower interest rates (average borrowing rate of 8.2% in 1996 versus 8.3% in 1995).



     Other income (expense), net, comprises net investment income, foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of income and expense. Other income, net was $13.3 million in 1996 compared with $6.7 million in 1995. The increase in 1996 was due principally to higher net investment income (up $4.0 million) and gains associated with the Company's program to hedge certain of its foreign currency exposure. See Note 1 to Consolidated Financial Statements.



     As discussed in Note 12 to Consolidated Financial Statements, in February 1996, G-I Holdings completed the exchange of $189.3 million in accreted value of its then outstanding Discount Notes. In connection with that transaction and the Tender Offer, the Company recorded extraordinary losses of $31.0 million, net of related income tax benefits of $17.3 million, representing write-offs of deferred financing fees and the premium to accreted value of $29.4 million paid pursuant to the Tender Offer.


1995 COMPARED WITH 1994


     The Company recorded income from continuing operations before extraordinary items in 1995 of $55.1 million compared with $37.1 million in 1994. The 48% improvement in results for 1995 reflected higher operating income (up $27.9 million), $3.4 million higher equity income from GAF-Huls, and a $6.8 million increase in other income, partially offset by a $4.4 million increase in interest expense.



     Sales for 1995 were $689 million compared with $600 million for 1994. The 15% sales growth was attributable to increased sales in all product lines, particularly specialty chemicals (up $74.8 million), and reflected double-digit sales increases in all regions of the world. The sales increase was primarily the result of increased sales volumes in all product lines (up $49.6 million) and higher selling prices, and, to a lesser extent, the favorable effect ($14.3 million) of the weaker U.S. dollar relative to other currencies in certain areas of the world.


     Operating income for 1995 increased by 28% to $127.1 million compared with $99.2 million for 1994. The increase was attributable to higher sales in all product lines and improved gross margins (up 1.1 percentage points) due primarily to higher selling prices, partially offset by higher manufacturing costs. The gross margin improvement was attributable to the Company's increased focus on manufacturing process improvements through increased production yields, improvements in first pass quality, and increased capacity resulting from shorter production cycle times and increased on-line time for equipment. In addition, raw materials costs increased in the latter half of 1994, which increases continued through the first half of 1995. Operating income for the specialty chemicals business increased by $25.7 million (32%), reflecting the above factors. Selling, general and administrative expenses for 1995 increased $14.4 million (12%) over 1994 due to operating expenses associated with higher sales levels; however, such expenses as a percent of sales have decreased from 23% in 1993 to 19.9% and 19.5% in 1994 and 1995, respectively, primarily as a result of the Company's cost reduction and productivity programs announced in 1993. The Company's operating margin improved from 16.5% in 1994 to 18.4% in 1995.



     Of the $27.9 million increase in operating income in 1995, domestic operating income increased by $16.6 million, due primarily to higher selling prices and increased volumes for specialty chemicals, as well as improved gross margins, while operating income for the European region increased by $9.4 million as a result of higher sales levels and improved gross margins. Operating income for the Asia-Pacific region increased by $3.6 million with higher sales volumes partially offset by increased expenses associated with the Company's geographic expansion program, and operating income from other foreign operations declined by $1.7 million as higher sales were offset by additional expenses attributable to the geographic expansion program and a nonrecurring 1994 benefit resulting from the Brazilian government's economic program. To help offset the effects of inflation, this program allowed companies to add normal billing surcharges in 1994. The operating income benefit to the Company in 1994 of such surcharges was approximately $1.2 million. As inflation rates dropped, this program was discontinued in 1995.


     Interest expense for 1995 was $33.1 million, an increase of $4.4 million from $28.7 million in 1994. The increase was primarily the result of higher interest rates (average borrowing rate of 8.3% in 1995 versus 6.6% in 1994).

     Other income (expense), net, comprises net investment income, foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of income and expense. Other income was $6.7 million in 1995 compared with other expense of $.1 million in 1994. The increase in 1995 was due principally to higher net investment income (up $10.5 million).


LIQUIDITY AND FINANCIAL CONDITION



      ISP Holdings is a holding company without independent businesses or operations and, as such, is dependent upon the cash flow of its approximately 83.5%-owned subsidiary, ISP, in order to satisfy its obligations. Such obligations include $325 million principal amount of the Old 9% Notes and $199.9 million principal amount of the Old 9 3/4% Notes. ISP Holdings expects to satisfy such obligations from, among other things, refinancings of debt, dividends and loans from ISP, as to which there are restrictions under the ISP Credit Agreement (defined below) and the indenture relating to the ISP Notes, and payments pursuant to the Tax Sharing Agreement between ISP Holdings and ISP. As of December 31, 1996, after giving effect to the most restrictive of the aforementioned restrictions, it would have been permissible for ISP to pay dividends in the aggregate amount of $80.2 million, of which $67.0 million would have been available to ISP Holdings, and to make loans to affiliates of $75.0 million.


     In addition, as ISP's stock price appreciates, ISP Holdings may at some future time consider selling shares of ISP Common Stock, although it has no current intention to do so. If ISP Holdings were to own less than 80% of the outstanding ISP Common Stock, payments pursuant to the ISP Holdings Tax Sharing Agreement would not be available to it.


     During 1996, the Company on a consolidated basis generated cash from operations of $107.6 million, invested $54.6 million in capital expenditures and an acquisition, invested $51.5 million for net purchases of available-for-sale and held-to-maturity securities and other short-term investments, generated $89.5 million in cash from the sale of WAXQ-FM (a discontinued operation), and used $84.7 million of cash for discontinued operations, for a net cash inflow of $6.3 million before financing transactions. Working capital decreased by $2.5 million, primarily reflecting an $11.5 million increase in accrued liabilities which was principally attributable to accrued interest on ISP Holdings' new debt issues (discussed below), partially offset by an $8.9 million increase in receivables due to higher sales levels. Cash from operations in 1996 also included $5.7 million in dividends received from GAF-Huls and $4.7 million in proceeds from net sales of trading securities.



     Net cash used in financing activities in 1996 totaled $2.4 million. On October 18, 1996, ISP Holdings issued $325 million principal amount at maturity of the Old 9% Notes. The net cash proceeds of $317.2 million, after original issue discount and financing fees and expenses, were utilized by ISP Holdings to consummate the Tender Offer for G-I Holdings' Discount Notes. Pursuant to the Tender Offer, ISP Holdings purchased $346.9 million in accreted value of Discount Notes for $376.3 million, including a premium paid of $29.4 million. G-I Holdings subsequently repurchased from ISP Holdings $133 million in accreted value of such Discount Notes (utilizing cash on hand and the repayment of monies owed to G-I Holdings by ISP). In December 1996, prior to the consummation of the principal Spin Off Transactions, G-I Holdings purchased Discount Notes from ISP Holdings for an aggregate cash purchase price of $45.8 million, representing the sum of $45 million plus an amount sufficient to pay ISP Holdings' fees and expenses related to the Spin Off Transactions (not including those fees and expenses included in the Repurchase).



     Financing activities in 1996 also reflected the repayment of loans by ISP to G-I Holdings (as mentioned above) totaling $117.8 million, a $29.6 million increase in borrowings under ISP's bank revolving credit facility, a $14.2 million reduction in short-term borrowings, dividends of $68 million paid to GAF offset by capital contributions of $61.6 million from GAF, and $15.1 million of expenditures in connection with ISP's common stock repurchase program. Such program, begun in 1994, involves open market repurchases from time to time of up to a total of 4,500,000 shares of ISP Common Stock. Through December 31, 1996, 3,594,900 shares of ISP Common Stock had been repurchased pursuant to the program.



     As a result of the foregoing factors, cash and cash equivalents increased by $3.9 million during 1996 to $17.9 million (excluding $184.4 million of trading, available-for-sale and held-to-maturity securities and other short-term investments).



     As of December 31, 1996, the Company's scheduled repayments of long-term debt for the twelve months ending December 31, 1997 aggregated $.6 million.



     In July 1996, ISP entered into a new five-year revolving credit facility (the 'ISP Credit Agreement') with a group of banks, which provides for loans of up to $400 million and letters of credit of up to $75 million (see Note 6 to Consolidated Financial Statements). As of December 31, 1996, loans in the amount of $70.4 million and letters of credit in the amount of $8.0 million were outstanding under the ISP Credit Agreement. The ISP Credit Agreement permits ISP to make loans to affiliates and to make available letters of credit for the benefit of affiliates in an aggregate amount of up to $75 million, none of which had been utilized as of December 31, 1996.



     Borrowings by ISP Holdings and ISP are subject to the application of certain financial covenants contained in the Indentures and the ISP Credit Agreement. As of December 31, 1996, ISP Holdings and ISP were in compliance with such covenants.



     The Company's investment strategy is to seek to earn returns in excess of money market rates on its available cash while minimizing market risks. There can be no assurance that the Company will be successful in implementing such a strategy. The Company invests primarily in hedged utility programs, international and domestic convertible arbitrage, and securities of companies involved in acquisition or reorganization transactions, including at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to its equity positions, the Company is exposed to the risk of market loss. See Note 1 to Consolidated Financial Statements.



     Fluctuations in the value of foreign currencies may cause U.S. dollar translated amounts to change in comparison with previous periods and, accordingly, the Company cannot estimate in any meaningful way the possible effect of such fluctuations upon future income. The Company has a policy to manage these exposures to minimize the effects of fluctuations in foreign currencies, which includes entering into foreign exchange contracts in order to hedge its exposure. In respect of its foreign exchange contracts, the Company recognized pre-tax gains of $7.0 million during 1996 and losses of $7.4 and $6.6 million during 1995 and 1994, respectively. At December 31, 1996, the equivalent U.S. dollar fair value of outstanding forward foreign exchange contracts was $174.5 million, and the amount of deferred gains and losses on such instruments was immaterial. The equivalent U.S. dollar fair value of foreign exchange contracts outstanding as of December 31, 1996 as a hedge of non-local currency loans was $30.2 million, representing 100% of the Company's foreign currency exposure with respect to such loans. See Note 1 to Consolidated Financial Statements.



     The objectives of the Company in utilizing interest rate swap agreements are to lower funding costs, diversify sources of funding and manage interest rate exposure. As of December 31, 1996, the total notional amount of interest rate swaps outstanding for continuing operations was $200 million and the amount of underlying debt relating to such swaps was $200 million. By utilizing interest rate swap agreements, the Company reduced its interest expense related to continuing operations by $5.3, $1.8 and $2.8 million in 1994, 1995 and 1996, respectively. See Note 6 to Consolidated Financial Statements.



     For information with respect to income taxes, see Note 2 to Consolidated Financial Statements.



     The Company does not believe that inflation has had a material effect on its results of operations during the past three years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.



     ISP intends to acquire or develop a European manufacturing facility to meet the needs of ISP's European business. While the originally anticipated commencement date of the European project has been deferred because ISP has been able to implement cost efficient capacity expansions at its existing manufacturing facilities, based upon its current analyses of additional opportunities for expansion of existing capacity, end-use demand, and other relevant factors, ISP intends to proceed with the project by the end of 1997. Costs capitalized to date related to this project are included in 'Construction in progress.' ISP anticipates utilizing internally generated funds, existing credit facilities and/or independent financing to fund the cost of the project.


     ISP has received conditional site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property, which designation has been appealed to the courts by the City of Linden. ISP estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing therefor. Accordingly, ISP would not expect such facility to impact materially its liquidity or capital resources.

     The Company, together with other companies, is a party to a variety of administrative proceedings and lawsuits involving environmental matters. See 'Business--Environmental Litigation' for further discussion, which is incorporated herein by reference.

                           THE SPIN OFF TRANSACTIONS

     General. On January 1, 1997, GAF effected a series of transactions involving GAF's subsidiaries and certain assets of GAF's subsidiaries that resulted, among other things, in the capital stock of ISP Holdings (whose principal asset is approximately 83.5% of the issued and outstanding capital stock of ISP) being distributed to the stockholders of GAF. As a result of such distribution, ISP Holdings and ISP are no longer direct or indirect subsidiaries of GAF, while BMCA and USI and certain other assets and liabilities, including liabilities for asbestos-related claims, remain part of GAF, but are not assets or liabilities of ISP Holdings. Among other things, as part of the Spin Off
Transactions:

          1. ISP borrowed approximately $30 million under the ISP Credit Agreement (after giving effect to utilization of proceeds of the ISP Loan) in order to repay to G-I Holdings all amounts owed by ISP to G-I Holdings;

          2. G-I Holdings purchased Discount Notes from ISP Holdings for an aggregate cash purchase price equal to $45.8 million, representing the sum of $45 million plus an amount sufficient to pay ISP Holdings' fees and expenses related to the Spin Off Transactions (not including those fees and expenses already paid by ISP Holdings related to the ISP Holdings Transactions);

          3. All Discount Notes purchased in the Tender Offer by ISP Holdings (other than those Discount Notes sold to G-I Holdings pursuant to the Repurchase or as provided in paragraph 2 above) and all 10% Notes accepted in the Old Exchange Offer by ISP Holdings were contributed to G-I Holdings by ISP Holdings as a capital contribution and cancelled by G-I Holdings;

          4. Through a series of distributions, all shares of ISP Common Stock owned by GAF and its subsidiaries, including GFC, were distributed to ISP Holdings;

          5. ISP Holdings distributed all of the outstanding capital stock of G-I Holdings to GAF; and

          6. The capital stock of ISP Holdings was distributed to the stockholders of GAF.

     IRS Ruling. In November 1996, GAF received the IRS Ruling. The IRS Ruling was conditioned upon the accuracy of certain representations contained in GAF's request therefor as to certain facts and circumstances with respect to the Spin Off Transactions. If the Spin Off Transactions do not qualify as 'tax-free spin offs' under the Internal Revenue Code, the GAF Tax Group would recognize gain, but not loss, as if the common stock of ISP Holdings, G-I Holdings and ISP was sold at the fair market value thereof. The gain recognized would be an amount equal to the fair market value of the ISP Holdings common stock, G-I Holdings common stock and ISP Common Stock in excess of the adjusted tax basis in such shares of common stock as determined immediately prior to the Spin Off Transactions. The tax on the income would be payable by GAF. To the extent not paid by GAF, each member of the GAF Tax Group as it existed prior to the Spin Off Transactions (including ISP Holdings, ISP and their respective subsidiaries) would be jointly and severally liable for such tax liability. See 'Certain Relationships--Mutual Indemnification.'

     HLHZ Opinion. As a condition to the consummation of the Spin Off Transactions, the Boards of Directors of GAF, ISP Holdings, GFC, G-I Holdings and G Industries received a satisfactory opinion regarding the solvency of such companies and the permissibility of certain distributions contemplated by the Spin Off Transactions under Section 170 of the Delaware General Corporation Law. In written opinions dated September 12, 1996 and December 19, 1996, HLHZ stated that, based upon the considerations set forth therein and on other factors it deemed relevant, both before and after giving effect to the Transactions, with respect to each of GAF, ISP Holdings, GFC, G-I Holdings and G Industries, in each case on a stand alone and consolidated basis, (a) the fair value and present fair saleable value of such company's aggregate assets exceed and would exceed such company's stated liabilities and identified contingent liabilities;
(b) such company is and would be able to pay its debts as they mature; (c) the capital remaining in such company after the Spin Off Transactions is not and would not be unreasonably small for the business in which such company is engaged, as management has indicated it is now conducted and is proposed to be conducted following consummation of the Spin Off Transactions; and (d) the excess of the fair value of aggregate assets of such company over the sum of the stated liabilities and identified contingent liabilities of such company plus the stated capital of such company, equals or exceeds and would equal or exceed the value of the assets transferred to stockholders of such company in the Spin Off Transactions.

     In rendering its opinions, HLHZ made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including a review of G-I Holdings' annual reports and filings with the Commission, a review of material agreements, meetings with members of the senior management of GAF and its then subsidiaries (the 'GAF Group') to discuss operations, financial condition, future prospects and projected operations and performance, visits to certain facilities and business offices of the GAF Group, review of forecasts and projections prepared by management, and review of other publicly available financial data for G-I Holdings, BMCA and ISP and certain companies that HLHZ deems comparable to ISP Holdings.

     HLHZ relied upon and assumed, without verification, that the financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of the GAF Group, and that there had been no material change in the assets, financial condition, business or prospects of the GAF Group since the date the most recent financial statements were made available to HLHZ. In addition, HLHZ relied upon and assumed, without verification, the accuracy of the stated amount of contingent liabilities identified to them and valued by GAF, including with respect to current and future asbestos claims and cash flows.

     In addition, HLHZ did not independently verify the accuracy and completeness of the information supplied to it, and did not make any physical inspection or independent appraisal of any of the properties or assets of any member of the GAF Group. HLHZ's opinions were based on business, economic, market and other conditions as they existed and could be evaluated at the date its opinions were rendered.

     GAF engaged HLHZ and paid HLHZ a fee of $175,000 for services rendered in connection with the Spin Off Transactions, including services it has conducted to render its opinions.

                         THE ISP HOLDINGS TRANSACTIONS

THE TENDER OFFER

     On October 18, 1996, ISP Holdings consummated the Tender Offer for all of the outstanding Discount Notes. Approximately 99% of the outstanding Discount Notes were tendered pursuant to the Tender Offer and approximately $6.3 million in aggregate principal amount remain outstanding. All Discount Notes validly tendered and purchased in the Tender Offer, other than Discount Notes purchased by G-I Holdings from ISP Holdings, were contributed to G-I Holdings by ISP Holdings as a capital contribution in connection with the consummation of the Spin Off Transactions and cancelled by G-I Holdings. In connection with such offer to purchase, ISP Holdings obtained the consent of the tendering holders of the Discount Notes to the Discount Note Amendments which modified or eliminated certain of the restrictive covenants contained in the Discount Note Indenture, including those covenants that would have prohibited the Spin Off Transactions.

     Concurrently with the consummation of the Tender Offer, ISP Holdings made the ISP Loan to ISP and G-I Holdings effected the Repurchase, the proceeds of which were used by ISP Holdings, together with the net proceeds of the 9% Note Offering (after giving effect to the ISP Loan), to consummate the Tender Offer and to pay expenses in connection with the ISP Holdings Transactions.

THE OLD EXCHANGE OFFER

     On October 18, 1996, ISP Holdings consummated the Old Exchange Offer pursuant to which approximately 99% of the outstanding 10% Notes were tendered in exchange for the Old 9 3/4% Notes. In connection with such exchange offer, ISP Holdings obtained the consent of the tendering holders of the 10% Notes to the 10% Note Amendments, which modified or eliminated certain of the restrictive covenants contained in the 10% Note Indenture, including those covenants that would have prohibited the Spin Off Transactions. All 10% Notes validly tendered and accepted in the Old Exchange Offer were contributed to G-I Holdings by ISP Holdings as a capital contribution in connection with the consummation of the Spin Off Transactions and cancelled by G-I Holdings.

THE 9% NOTE OFFERING

     On October 18, 1996, ISP Holdings issued and sold $325 million in aggregate principal amount of the Old 9% Notes in the 9% Note Offering.

                                    BUSINESS

ISP HOLDINGS


     The business of ISP Holdings consists of owning approximately 83.5% of the issued and outstanding ISP Common Stock. The remaining 16.5% of the outstanding ISP Common Stock is publicly held and traded on the New York Stock Exchange. ISP Holdings was formed in 1996 in order to consummate the ISP Holdings Transactions. ISP Holdings is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, ISP Holdings, G-I Holdings, ISP and BMCA. Mr. Heyman also controls GAF and its subsidiaries. See 'Security Ownership of Certain Beneficial Owners and Management.'


ISP

     ISP is a leading multinational manufacturer of specialty chemicals, mineral products, filter products and advanced materials.


     ISP, incorporated in Delaware in 1991, operates its business exclusively through 19 domestic subsidiaries, including ISP Chemicals Inc., ISP Technologies Inc., ISP Van Dyk Inc. and ISP Fine Chemicals Inc., 37 international subsidiaries and GAF-Huls, the joint venture with Huls AG, in which ISP has a 50% interest.


SPECIALTY CHEMICALS

     o Products and Markets. ISP manufactures more than 325 specialty chemicals having numerous applications in consumer and industrial products. ISP uses proprietary technology to convert various raw materials, through a chain of one or more processing steps, into increasingly complex and higher value added specialty products to meet specific customer requirements. More than 200 of ISP's specialty chemical products are derived from acetylene, including intermediates, solvents, vinyl ethers, and polymers, and sales of these products represent the majority of ISP's specialty chemical sales.

     ISP's specialty chemicals consist of nine main groups of products: vinyl ether polymers, polyvinyl pyrrolidone polymers, solvents, intermediates, specialty preservatives, sunscreens, emollients, pearlescent pigments and fine chemicals.

     Vinyl ether polymers are used by the cosmetics, personal care, pharmaceutical and health-related industries, primarily in hair care and dental care products. Vinyl ether monomers and oligomers are used in coatings and inks for both consumer and industrial products.


     Polyvinyl pyrrolidone (PVP) polymers are used primarily in cosmetics, personal care, pharmaceutical and health-related products, food and beverages, and detergent formulations. Examples are binders and disintegrants for tablets and vitamins; clarifiers and chill-hazing elimination agents for beer, wine and fruit juices; microbiocidal products for human and veterinary applications; resins for hair care products such as hair sprays, mousses, conditioners, and gels; water proofing ingredients in mascaras, sunscreens and lipsticks; multifunctional polymers for specialty coatings, adhesives, ink jet inks and media for consumer and industrial applications; and dispersants and binders in agricultural chemical formulations.


     Solvents are sold to customers for use in agricultural chemicals, pharmaceuticals, coatings, wire enamels, adhesives, plastics, electronics coating and cleaning applications, petroleum extraction and specialty cleaners. ISP's family of solvents includes, among others, N-methyl-2-pyrrolidone, gamma-butyrolactone, 2-pyrrolidone and tetrahydrofuran, many of which are used by ISP as raw materials in the manufacture of monomers and polymers.

     Intermediates are manufactured primarily for use by ISP as raw materials in manufacturing solvents and polymers. Some intermediates are also sold to customers for use in the manufacture of engineering plastics and elastomers, agricultural chemicals, oil production auxiliaries and other products. Butanediol, an intermediate produced by ISP, is an essential raw material in the manufacture of polybutylene terephthalate ('PBT') thermoplastic resins and polyurethane elastomers, which are used in the automotive, electronics and appliance industries.

     Specialty preservatives are proprietary products that are marketed worldwide to the cosmetics, personal care and household industries. ISP sells a number of preservative products, including Germall(Registered) 115, Germall(Registered) II, Germall(Registered) Plus, Germaben(Registered) II, Germaben(Registered) II-E, Suttocide(Registered) A and LiquaPar(Registered) Oil. Uses include infant care preparations, eye and facial makeup, after-shave and nail, bath, hair and skin preparations.


     ISP Van Dyk Inc. produces three multifunctional specialty chemical product lines which ISP markets primarily to the cosmetics and personal care industry-- ultraviolet absorber chemicals, the principal active ingredients in sunscreens; pearlescent pigments, which provide the pearly or lustrous color in lipsticks, eye shadows and other cosmetics; and emollients and emulsifiers, which are used as moisturizing and softening agents in a variety of creams and lotions, hair care products and other cosmetics. ISP Van Dyk's Escalol(Registered), Pearl-Glo(Registered)and Ceraphyl(Registered) products are widely recognized for their respective sunscreen, pigment and emollient properties.

     ISP Fine Chemicals Inc. produces a broad range of pharmaceutical intermediates, biological buffers, pheromones and several bulk active pharmaceuticals which serve the pharmaceutical, biotechnology, agricultural and chemical process industries. Fine chemicals are extremely specialized products, made in small quantities, which because of their complexity can be priced at several hundred to several thousand dollars per kilogram. ISP Fine Chemicals Inc. also provides a custom manufacturing capability serving the pharmaceutical, biotechnology, agricultural and chemical process industries.

     o Marketing and Sales. ISP markets its specialty chemicals through a worldwide marketing and sales force, typically chemists or chemical engineers, who work closely with ISP's customers to familiarize themselves with their customers' products, manufacturing processes and markets. ISP conducts its marketing and domestic sales from ISP's headquarters in Wayne, New Jersey and regional offices strategically located throughout the United States.


     o International Operations. ISP markets all of its specialty chemicals worldwide. ISP conducts its international operations through 37 subsidiaries and 44 sales offices located in Western and Eastern Europe, Canada, Latin America and the Asia-Pacific region. Services of local distributors are also used to reach markets that might otherwise be unavailable to ISP.



     ISP had approximately 60% of its international sales in 1996 in countries in Western Europe and Japan which are subject to currency exchange rate fluctuation risks. For a discussion of the Company's policy regarding the management of these risks, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition.' Other countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.



     International sales in 1996 of ISP's specialty chemicals, excluding sales by GAF-Huls, were approximately 45% of ISP's total 1996 sales. GAF-Huls, a joint venture in which ISP holds a 50% interest, produces certain intermediates and solvents. The GAF-Huls plant is located in Marl, Germany.


     o Raw Materials. Because of the multi-step processes required to manufacture ISP's specialty chemicals, ISP believes that its raw material costs represent a smaller percentage of the cost of goods sold than for most other chemical companies. It is estimated that approximately one-third of ISP's manufacturing costs are for raw materials (including energy and packaging). As a result, fluctuations in the pricing of raw materials have less impact on ISP than on those chemical companies for which raw materials costs represent a larger percent of manufacturing costs.

     The principal raw materials used in the manufacture of ISP's specialty chemicals are acetylene, methanol and methylamine. Most of these raw materials are obtained from outside sources pursuant to long-term supply agreements. Acetylene, a significant raw material used in the production of most of ISP's specialty chemicals, is obtained by ISP for domestic use from two unaffiliated suppliers pursuant to long-term supply contracts. At ISP's Texas City and Seadrift, Texas plants, acetylene is supplied via pipeline by a neighboring large multinational company that generates this raw material as a by-product from ethylene manufacture. At ISP's Calvert City, Kentucky facility, acetylene is supplied via pipeline by a neighboring company that generates it from calcium carbide. The acetylene utilized by GAF-Huls is produced by Huls AG, using a proprietary electric arc process, sourced from various hydrocarbon feedstocks. ISP believes that this diversity of supply sources, using a number of production technologies (ethylene by-product, calcium carbide and electric arc), provides the Company with a reliable supply of acetylene. In the event of a substantial interruption in the supply of acetylene from current sources, no assurances can be made that ISP would be able to obtain as much acetylene from other sources as would be necessary to meet its supply requirements. ISP has a long-standing agreement with GAF-Huls to import butanediol into the United States for use as a feedstock for the production of ISP's solvents and polymers. ISP has not experienced an interruption of its acetylene supply that has had a material adverse effect on its sales of specialty chemicals. With regard to raw materials other than acetylene, ISP believes that in the event of a supply interruption it could obtain adequate supplies from alternate sources.


     Natural gas and raw materials derived from petroleum are used in many of ISP's manufacturing processes and, consequently, the price and availability of petroleum and natural gas could be material to ISP's operations. During 1996, crude oil and natural gas supplies remained adequate, while prices generally demonstrated seasonal variations.



     While methanol prices were extremely volatile in 1994 and 1995, during 1996 methanol availability remained ample and prices remained relatively constant.


     o Strategy. ISP's strategy for future growth involves (i) the introduction of new products and the development of new applications for existing products,
(ii) geographic expansion and penetration of new markets and (iii) the selected acquisition of businesses which complement ISP's existing businesses.


     ISP continued in 1996 its emphasis on the development of new products and new applications for existing products. ISP expanded the development of its broad product line for the hair care industry, where it believes there are attractive opportunities for environmentally-friendly chemicals. In this regard, ISP has been involved over the past several years in an intensive effort to tailor its family of products for the hair care industry so as to enable its customers to meet stringent regulatory requirements mandating reduction of volatile organic compounds ('VOCs'), while at the same time improving the performance characteristics of these products in order to satisfy consumer preferences. To this end, ISP has introduced since the beginning of 1994 a number of new products for the hair care industry, including the following:
Gantrez(Registered) A-425, a hair spray polymer whose molecular weight has been optimized in order to allow manufacturers to satisfy 80% VOC requirements while enhancing the performance characteristics of ISP's current Gantrez(Registered) products and providing for formulations covering a wide range of desired properties from natural to stiff feel, so as to appeal to different consumer styles which tend to vary from one region of the world to another; Omnirez(Registered) 2000, a hair spray polymer designed to allow manufacturers to meet anticipated 55% VOC restrictions; Gafquat(Registered) HSi and PVP/Si-10 encapsulated silicone products, which combine ISP's Gafquat(Registered) and PVP products with silicone to provide a silky feel for use in hair conditioners, shampoos and mousses; and H2OLD(Trademark) EP-1, a versatile polymer for use in low VOC or alcohol-free formulations for hair sprays, mousses and gels and designed so as to satisfy a preference on the part of certain consumers. ISP also introduced the next generation of its successful Gafquat(Registered) product, Styleze(Registered) CC-10, a hair styling conditioner that provides improved holding characteristics, especially at high humidity levels. In addition, ISP has recently introduced and began selling in 1996 a new hair protectant product, Escalol(Registered) HP-610, which helps protect hair from the damaging effects of the sun.



     In addition to new products for the hair care industry, ISP has introduced since the beginning of 1994 a number of other new products for use in the cosmetics, skin care, household, industrial and institutional (HI&I) detergents, agricultural and oil and gas industries, examples of which include the following: Stabileze(Registered) QM, a quick mix viscosity enhancing polymer that provides desired controlled thickening properties in skin and hair care formulations; PVP K-30A, a cosmetic grade PVP specifically designed for skin care use in mascara and eye liners; Cerasynt(Registered) IP-V and Cerasynt(Registered) SD-V, vegetable-based emulsifiers for hair and skin care; a family of PVP anionic copolymers with applications in a variety of personal care, specialty industrial coatings, and HI&I uses; and a family of agricultural adjuvant products, utilizing ISP's proprietary microemulsion technology which provide pesticides, herbicides, fungicides and other related agricultural chemicals with greater adherence, thereby improving performance and reducing environmental risk.


     ISP has also focused its research and development efforts on the improvement of manufacturing efficiency at its plants. The efforts to increase productivity, reduce waste and inefficiency and improve the overall quality of ISP's manufacturing operations have yielded increased manufacturing capacity with minimal capital investment, while providing for manufacturing cost savings.

     ISP's specialty chemicals business has continued its emphasis on increased geographic penetration, with particular focus on the Asia-Pacific and Latin American regions. In order to further the geographic expansion of its specialty chemicals business, ISP has opened since the beginning of 1994 new sales and marketing operations, and/or added to its existing presence where it could increase market penetration, in more locations than in any comparable period in the history of its business, with operations having been opened or substantially augmented in Beijing, Chengdu, Shanghai and Guangzhou, China; Sofia, Bulgaria; Moscow; Buenos Aires; Bombay; Warsaw; Bangkok and Jakarta. ISP is increasing its geographic penetration throughout the world not only with the opening of sales and marketing operations, but also as a result of the increased specialization of its sales force along industry lines, the hiring of additional technical staff to assist ISP's sales force, and a substantial increase in sales staff.


     In addition, ISP's strategy is to acquire niche businesses with characteristics similar to ISP's, involving high value-added products, significant market shares and barriers to entry, and product lines which complement ISP's own products. Furthermore, the acquired product lines can be expanded by use of ISP's technology, marketing expertise and worldwide distribution network.

MINERAL PRODUCTS

     o Products and Markets. ISP manufactures mineral products consisting of ceramic-coated colored roofing granules, which are produced from rock deposits that are mined and crushed at ISP's quarries and are colored and coated using a proprietary process. ISP's mineral roofing granules are sold primarily to the North American roofing industry for use in the manufacture of asphalt roofing shingles, for which they provide weather resistance, decorative coloring, heat deflection and increased weight. ISP is the second largest of only two major suppliers of colored roofing granules in North America, the other being Minnesota Mining & Manufacturing Company. ISP also markets granule by-products for use in the construction and maintenance of fast dry, clay-like tennis courts.

     ISP estimates that more than 80% of the asphalt shingles currently produced by the roofing industry are sold for the reroofing/replacement market, in which demand is driven not by the pace of new home construction but by the needs of homeowners to replace existing roofs. Homeowners generally replace their roofs either because they are worn, thereby creating concerns as to weather-tightness, or because of the homeowners' desire to upgrade the appearance of their homes. ISP estimates that the balance of the roofing industry's asphalt shingle production historically has been sold primarily for use in new housing construction. Sales of ISP's colored mineral granules have benefitted from a trend toward the increased use of heavyweight, three-dimensional laminated roofing shingles which results in both functional and aesthetic improvements, which require, on average, approximately 60% more granules than traditional three-tab, lightweight roofing shingles.


     o Marketing and Sales. BMCA purchases 100% of its colored roofing granule requirements from ISP (except for the requirements of its California roofing plant which are supplied by a third party). Sales to BMCA were made under a requirements contract which was renewed for one year effective January 1, 1997 and is subject to annual renewal unless terminated by BMCA or ISP. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a requirements contract which expires December 31, 1997. These purchases constituted approximately 59% of ISP's mineral products net sales in 1996. See 'Certain Relationships.'


     o Raw Materials. ISP owns rock deposits that have specific performance characteristics, including weatherability, the ability to reflect UV light, abrasion-resistance, non-staining characteristics and the ability to absorb pigments. ISP owns three quarries, each with proven reserves, based on current production levels, of more than 20 years.

FILTER PRODUCTS AND ADVANCED MATERIALS


     ISP manufactures and sells filter products, consisting of pressure filter vessels, filter bags and filter systems, and sells cartridges and cartridge housings. These filter products are designed for the removal of macroscopic contaminants in the treatment of process liquids, with the paint, automotive, chemical, pharmaceutical, petroleum and food and beverage industries accounting for the overwhelming majority of ISP's 1996 net sales of filter products.


     ISP manufactures pressure filter vessels at manufacturing facilities in Brazil, Canada and Germany, which serve both local and international markets. ISP also manufactures filter bags in Belgium, Canada, Singapore, Brazil and the United States and supplies filter products worldwide through its subsidiaries, sales offices and distributors.


     ISP manufactures a variety of advanced materials, consisting of high-purity carbonyl iron powders, sold under ISP's trademark Micropowder(Registered), used in a variety of advanced technology applications for the aerospace and defense, electronics, powder metallurgy, pharmaceutical and food industries. Using proprietary technology, ISP manufactures more than 50 different grades of Micropowder(Registered) iron, one of which is sold under the trademark Ferronyl(Registered), for use as a vitamin supplement.




     The primary markets for ISP's Micropowder(Registered) are the domestic defense industry, which employs these products in a variety of coating systems for stealth purposes in aircraft and naval ships, and the emerging metal injection molding segment of the powder metallurgy industry. ISP is the sole domestic manufacturer of carbonyl iron powders.


     ISP manufactures a line of processless, electronically imaged film products including Rad-Sure(Registered), which is a radiation sensitive film strip affixed to blood bags to indicate whether or not they have been properly irradiated.

COMPETITION


ISP believes that it is either the first or second largest seller worldwide of its specialty chemicals derived from acetylene other than butanediol and tetrahydrofuran. Butanediol, which ISP produces primarily for use as a raw material, is also manufactured by a limited number of companies in the United States, Germany, Japan and Korea. Tetrahydrofuran is manufactured by a number of companies throughout the world. While there are companies, other than ISP and its principal competitor, that manufacture a limited number of ISP's other specialty chemicals, the market position of these companies is much smaller than that of ISP (other than as to solvents and intermediates, with respect to which there is a significant third competitor and a potential new entrant in the European market in 1998). In addition to ISP's competition as noted above, there are other companies that produce substitutable products for a number of ISP's specialty chemicals. These companies compete with ISP in the personal care, pharmaceutical, beverage preservative and industrial markets and have the effect of limiting ISP's market penetration and pricing flexibility.



     With regard to its mineral products, ISP has only one major and one smaller competitor and believes that competition has been limited by: (i) the substantial capital expenditures associated with the construction of new mineral processing and coloring plants and the acquisition of suitable rock reserves;
(ii) the limited availability of proven rock sources; (iii) the complexity associated with the construction of a mineral processing and coloring plant, together with the technical know-how required to operate such a plant; (iv) the need to obtain, prior to commencing operations, reliable data over a substantial period of time regarding the weathering of granules in order to assure the quality and durability of the product; and (v) the difficulty in obtaining the necessary permits to mine and operate a quarry.


     With respect to filter products, ISP competes with a number of companies worldwide. With respect to advanced materials, ISP is the sole domestic manufacturer of carbonyl iron powders and one of only two manufacturers worldwide.

     Competition is largely based upon product and service quality, technology, distribution capability and price. ISP believes that it is well positioned in the marketplace as a result of its broad product lines, sophisticated technology and worldwide distribution network.

RESEARCH AND DEVELOPMENT


     ISP's worldwide research and development expenditures were $20.3 million, $21.9 million and $25.4 million in 1994, 1995 and 1996, respectively.


     ISP's research and development department is located primarily at ISP's worldwide technical center and laboratories in Wayne, New Jersey and additional research and development is conducted at the Calvert City, Kentucky, Texas City, Texas, Chatham, New Jersey, Belleville, New Jersey, and Columbus, Ohio plant sites and technical centers in the United Kingdom, Germany, China and Singapore. ISP's mineral products research and development facility, together with its recently opened customer design and color center, is located at Hagerstown, Maryland.

ENVIRONMENTAL SERVICES

     ISP has received conditional site designation for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property. If ISP is successful in securing the site designation and the necessary permits to construct and operate the hazardous waste facility, ISP intends to develop and operate the facility in a separate subsidiary, either on its own or in a joint venture with a suitable partner. ISP estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing.

PROPERTIES

     The corporate headquarters and principal research and development laboratories of ISP are located at a 100-acre campus-like office and research park owned by a subsidiary of ISP at 1361 Alps Road, Wayne, New Jersey 07470. The premises are subject to a first mortgage. ISP Holdings maintains its principal office at 818 Washington Street, Wilmington, Delaware 19801, telephone
(302) 428-0847.

     The principal domestic and foreign real properties either owned by, or leased to, ISP are described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, ISP maintains sales offices and warehouses in the United States and abroad, substantially all of which are in leased premises under relatively short-term leases.

     ISP Holdings does not directly own or lease any real property.

LOCATION                  FACILITY                         PRODUCT LINE
------------------------- ------------------------------   --------------------

                                   DOMESTIC
Alabama
  Huntsville............. Plant*                           Advanced Materials
Kentucky
  Calvert City........... Plant                            Specialty Chemicals
Maryland
  Hagerstown............. Research Center, Design          Mineral Products
                          Center, Sales Office
Missouri
  Annapolis.............. Plant, Quarry                    Mineral Products
New Jersey
  Belleville............. Plant, Sales Office, Research    Specialty Chemicals
                          Center, Warehouse*
  Bridgewater............ Sales Office                     Specialty Chemicals
  Chatham................ Plant, Sales Office, Research    Specialty Chemicals
                          Center, Warehouse*
  Wayne.................. Headquarters, Corporate          Specialty Chemicals;
                          Administrative Offices,          Filter Products and
                          Research Center                  Advanced Materials
Ohio
  Columbus............... Plant, Sales Office              Fine Chemicals
Pennsylvania
  Blue Ridge Summit...... Plant, Quarry                    Mineral Products
Tennessee
  Memphis................ Plant*, Warehouse*,              Filter Products
                          Distribution Center*
Texas
  Seadrift............... Plant                            Specialty Chemicals
  Texas City............. Plant                            Specialty Chemicals
Wisconsin
  Pembine................ Plant, Quarry                    Mineral Products

                                 INTERNATIONAL
Belgium
  Sint-Niklaas........... Plant, Sales Office,             Specialty Chemicals
                          Distribution Center              and Filter Products
Brazil
  Sao Paulo.............. Plant*, Sales Office*,           Specialty Chemicals
                          Distribution Center*             and Filter Products
Canada
  Mississauga, Ontario... Plant*, Sales Office*,           Specialty Chemicals
                          Distribution Center*
  Oakville, Ontario...... Plant*                           Filter Products
Germany
  Hamburg................ Plant*                           Filter Products
Great Britain
  Guildford.............. European Headquarters*,          Specialty Chemicals
                          Research Center*

LOCATION                  FACILITY                         PRODUCT LINE
------------------------- ------------------------------   --------------------
India
  Nagpur................. Plant                            Specialty Chemicals
Singapore
  Southpoint............. Plant*, Sales Office*,           Specialty Chemicals
                          Distribution Center*,            and Filter Products
                          Asia-Pacific Headquarters*,
                          Warehouse*
Affiliate:
  GAF-Huls Chemie GmbH    Plant, Sales Office              Specialty Chemicals
  Marl, Germany..........

------------------
* Leased Property


     The Company believes that its subsidiaries plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 1996, the Company made capital expenditures in the amount of $54.0 million relating to plant, property and equipment.


PATENTS AND TRADEMARKS

     ISP owns approximately 313 domestic and 123 foreign patents and owns or licenses approximately 118 domestic and 1,350 foreign trademark registrations related to the business of ISP. The Company does not believe that any single patent, patent application or trademark is material to ISP's business or operations.

     The Company believes that the duration of the existing patents and patent licenses is satisfactory.

ENVIRONMENTAL COMPLIANCE


     Since 1970, a wide variety of federal, state and local environmental laws and regulations relating to environmental matters (the 'Regulations') have been adopted and amended. By reason of the nature of the operations of the Company and its predecessor and certain of the substances that are, or have been used, produced or discharged at their plants or at other locations, the Company is affected by the Regulations. The Company has made capital expenditures of less than $3.9 million in each of the last three years in order to comply with the Regulations (which expenditures are included in additions to property, plant and equipment) and anticipates that aggregate capital expenditures relating to environmental compliance in 1997 and 1998 will be approximately $4.7 million and

$3.8 million, respectively.


     The Regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. The Company believes that its manufacturing facilities comply in all material respects with applicable Regulations, and, while it cannot predict whether more burdensome requirements will be adopted in the future, it believes that any potential liability for compliance with the Regulations will not materially affect its business, liquidity, results of operations, cash flows or financial position.

     The Company believes that its manufacturing facilities are being operated in compliance in all material respects with applicable environmental, health and safety laws and regulations but cannot predict whether more burdensome requirements will be imposed by governmental authorities in the future.

ENVIRONMENTAL LITIGATION

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ('Environmental Claims') under the Comprehensive Environmental Response Compensation and Liability Act ('CERCLA') and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.

     The Company estimates that its liability in respect of all Environmental Claims, and certain other environmental compliance expenses, as of December 31, 1996, after giving effect to the Transactions will be $18.5 million, before reduction for insurance recoveries reflected on its balance sheet (discussed below) of $6.9 million ('estimated recoveries'). In the opinion of management, the resolution of such matters should not be material to the business, liquidity, results of operations, cash flows or financial position of the Company. However, adverse decisions or events, particularly as to the liability and the financial responsibility of the Company's insurers and of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of its liability in respect of such matters. It is not currently possible to estimate the amount or range of any additional liability.


     After considering the relevant legal issues and other pertinent factors, the Company believes that it will receive the estimated recoveries and it may receive amounts substantially in excess thereof. The Company believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although the Company's insurers have not affirmed a legal obligation under the policies to provide indemnity for such claims.

     The estimated recoveries are based in part upon interim agreements with certain insurers. The Company terminated these agreements in 1995 and on March 8, 1995 commenced litigation in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. While the Company believes that its claims are meritorious, there can be no assurance that the Company will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, ISP entered into a Consent Order with the New Jersey Department of Environmental Protection ('NJDEP') requiring the development of a remediation plan for its closed Linden, New Jersey plant and the maintenance of financial assurances (currently $7.5 million) to guarantee ISP's performance. In April 1993, NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure concerns. ISP believes, although there can be no assurance, that, taking into account its plans for development of the site, it can comply with the NJDEP order at a cost of no more than $7.5 million (in connection with which ISP anticipates insurance recoveries of approximately $5 million). See '--Environmental Services.'

     Pursuant to an Order dated September 28, 1990 issued by the United States Environmental Protection Agency (the 'EPA'), over 100 potentially responsible parties, including the Company, have agreed to participate in the remediation of a contaminated waste disposal site in Carlstadt, New Jersey. The EPA is evaluating final remedies for the site. Total cleanup costs are unknown but the Company estimates, based on information currently available to it, that the insurance described above will cover a substantial portion of the Company's share of such costs.

EMPLOYEES

     ISP Holdings has no employees other than its officers.


     At December 31, 1996, ISP Holdings and its subsidiaries employed approximately 2,700 people worldwide and approximately 740 employees in the United States and Canada were subject to six union contracts. The Company expects to renegotiate one labor contract during 1997. The Company believes that its relations with its employees and their unions are satisfactory.


     The Company has in effect various benefit plans, which include a non-qualified retirement plan for a group of executives, a capital accumulation plan for its salaried and certain hourly employees, a flexible benefit plan for its salaried employees, a retirement plan for certain of its hourly employees, and group insurance agreements providing life, accidental death, disability, hospital, surgical, medical and dental coverage. In addition, the Company has contracted with various health maintenance organizations to provide medical benefits. The Company and, in many cases, its employees contribute to the cost of these plans.

                                   MANAGEMENT

     The following table sets forth the name, age, position and other information with respect to the directors and executive officers of ISP Holdings. Each person listed below is a citizen of the United States.

NAME AND POSITION               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
     HELD(1)          AGE            AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------  ---  -----------------------------------------------------

Samuel J. Heyman
  Director, Chairman
  and Chief
  Executive
  Officer...........  58   Mr. Heyman has been a director and Chairman and Chief
                             Executive Officer of ISP Holdings since its formation, of G-I Holdings since August 1988 and of GAF, G Industries and certain of its subsidiaries since April 1989, prior to which he held the same position with the predecessor to GAF (the 'Predecessor Company') from December 1983 to April 1989. Mr. Heyman has been Chairman and Chief Executive Officer of ISP, and has been a director and Chairman of BMCA, since their respective formations. Mr. Heyman has been a director of USI since October 1995 and Chief Executive Officer of BMCA since June 1996. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.


Peter R. Heinze
  President and
  Chief Operating
  Officer,
  International
  Specialty
  Products Inc. ....  55   Dr. Heinze has been President, Chief Operating
                             Officer and a Director of ISP since November 1996. He was Senior Vice President, Chemicals of PPG Industries, Inc. from April 1993 to November 1996 and Group Vice President, Chemicals of PPG Industries, Inc. from August 1992 to April 1993. From January 1988 to August 1992, Dr. Heinze was President, Chemicals Division, and an Executive Vice President of BASF Corporation.

Carl R. Eckardt
  Executive Vice
  President.........  65   Mr. Eckardt has been Executive Vice President of ISP
                             Holdings since its formation. He has been Vice Chairman of GAF since November 1996 and a director of GAF since April 1987. He was Executive Vice President of GAF from April 1989 to November 1996 and held the same position with the Predecessor Company from January 1987 to April 1989. He was President and Chief Operating Officer of ISP from January 1994 to November 1996 and was Executive Vice President of ISP from its formation to January 1994 and has served as

NAME AND POSITION               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
     HELD(1)          AGE            AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------  ---  -----------------------------------------------------

                             such since November 1996. Mr. Eckardt has been Executive Vice President of G-I Holdings since March 1993. Mr. Eckardt was President of GFC and the Predecessor Company's chemicals division from 1985 to 1987. Mr. Eckardt was a Senior Vice President Worldwide Chemicals and Senior Vice President International Chemicals of the Predecessor Company from 1982 to 1985 and 1981 to 1982, respectively. Mr. Eckardt joined the Predecessor Company in 1974.


James P. Rogers
  Executive Vice
  President and
  Chief Financial
  Officer...........  45   Mr. Rogers has been Executive Vice President and
                             Chief Financial Officer of ISP Holdings, G-I
                             Holdings, GAF and certain of its subsidiaries, Executive Vice President of BMCA and Executive Vice President-Finance of ISP since December 1996. He was Senior Vice President of such corporations from November 1993 to December 1996 and of BMCA from its formation to December 1996. Mr. Rogers has been a director and Senior Vice President of USI since October 1995. Mr. Rogers has served as Treasurer of G-I Holdings, GAF and certain of its subsidiaries since March 1992 and was Vice President-Finance of such corporations from March 1992 to October 1993. He was Treasurer of ISP from March 1992 to December 1994 and from September 1995 to December 1996. From August 1987 to March 1992, Mr. Rogers was Treasurer of Amphenol Corporation, a manufacturer of electronic connectors.

Richard A. Weinberg
  Senior Vice
  President and
  General Counsel...  37   Mr. Weinberg has been Senior Vice President and
                             General Counsel of ISP Holdings since its formation, and of GAF, G-I Holdings, ISP, BMCA and certain of their subsidiaries since May 1996. He was Vice President and General Counsel of BMCA from September 1994 to May 1996, Vice President Law of BMCA from May 1994 to September 1994 and Vice President Law of GAFBMC from April 1993 to May 1994. Mr. Weinberg was employed by Reliance Group Holdings Inc., a diversified insurance holding company, as Staff Counsel from October 1987 to January 1990 and as Assistant Vice President and Corporate Counsel from January 1990 to April 1993.


Louis S. Goldberg
  Senior Vice
  President,
  Corporate Human
  Resources.........  60   Mr. Goldberg has been Senior Vice President,
                             Corporate Human Resources of ISP Holdings since

NAME AND POSITION               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
     HELD(1)          AGE            AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------  ---  -----------------------------------------------------
                             its formation and of GAF and G-I Holdings and certain of their subsidiaries since July 1996. He has served as Senior Vice President, Headquarters Administrative Services of ISP since July 1996. From January 1996 to July 1996, Mr. Goldberg served as a senior consultant to GAF. From January 1995 to January 1996, he was Commissioner of the Department of Administrative Services for the State of Connecticut, and from January 1991 to December 1993 he served as Connecticut's Commissioner of the Department of Motor Vehicles. From September 1989 to December 1990, he was Senior Vice President of Staub, Warmbold & Associates. From August 1984 to April 1989 he was Vice President-Human Resources of Playtex, Inc. and from February 1977 to January 1984 he was Vice President Administration/Human Resources of The Seagram Company Ltd.

------------------
(1) Under ISP Holdings' By-laws, each director and executive officer continues in office until ISP Holdings' next annual meeting of stockholders and until his or her successor is elected and qualified.

                             EXECUTIVE COMPENSATION

     No compensation is paid to officers or directors of ISP Holdings for their services in such capacity.

SUMMARY COMPENSATION TABLE


     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of ISP Holdings and the four other most highly compensated executive officers of ISP Holdings who were employed in such capacity as of December 31, 1996.



                                                                                   LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION               ---------------------------------------------------
                        ------------------------------------------                SECURITIES
NAME AND PRINCIPAL                                    OTHER ANNUAL                UNDERLYING                 ALL OTHER
POSITION(1)             YEAR    SALARY     BONUS(2)   COMPENSATION              OPTIONS/SARS(3)             COMPENSATION
----------------------- ----   --------    --------   ------------   -------------------------------------  ------------
Samuel J. Heyman....... 1996   $572,000    $200,000            0      89,200 (ISP-O)                          $ 14,739(4)
  Chairman of the       1995    553,666     200,000            0     150,000 (ISP-O)                             9,848(4)
  Board of Directors    1994    394,792           0            0                   0                            23,665(4)
  and Chief Executive
  Officer

Carl R. Eckardt........ 1996    339,612     164,901            0      49,600 (ISP-O)                            17,756(5)
  Executive Vice        1995    325,500     300,000            0      41,600 (ISP-O)                            10,095(5)
  President, ISP        1994    312,084     300,000            0      45,240 (ISP-O)                            15,440(5)

James P. Rogers........ 1996    263,467     225,000            0      39,210 (ISP-O)/24,095 (ISPH-0)(9)         14,258(6)
  Executive Vice        1995    248,333     225,000            0      38,300 (ISP-O)                            13,154(6)
  President and Chief   1994    224,167     200,000            0      15,000 (ISP-O)                            18,025(6)
  Financial Officer

Richard A. Weinberg ... 1996    130,833(7)  125,014(7)         0      37,410 (ISP-O)/31,970 (ISPH-0)(7)(9)       2,960(7)
  Senior Vice President 1995           (7)         (7)          (7)              (7)                                  (7)
  and General Counsel   1994           (7)         (7)          (7)              (7)                                  (7)

Louis R. Goldberg...... 1996     88,173(8)   61,690(8)         0      9,998 (ISPH-0)(8)(9)                       2,218(8)
  Senior Vice           1995           (8)         (8)          (8)              (8)                                  (8)
  President, Corporate  1994           (8)         (8)          (8)              (8)                                  (8)
  Human Resources


------------------

(1) ISP paid the compensation to each of such named executive officers. The SARs and ISP Holdings options were granted by ISP Holdings.


(2) Bonus amounts are payable pursuant to ISP's Executive Incentive Compensation Programs.


(3) The ISP options (ISP-O) are for shares of ISP Common Stock and the ISP Holdings options (ISPH-O) are for shares of Redeemable Convertible Preferred Stock of ISP Holdings. See 'Options and Stock Appreciation Rights.'



(4) Included in these amounts for Mr. Heyman are: $12,989, $8,598 and $22,415 for the premium paid by the Company for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250, $1,250 and $1,250 for the premium paid by the Company for a long-term disability policy in 1996, 1995 and 1994, respectively.



(5) Included in these amounts for Mr. Eckardt are: $16,506, $8,845 and $14,190 for the premium paid by the Company for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250, $1,250 and $1,250 for the premiums paid by the Company for a long-term disability policy in 1996, 1995 and 1994, respectively.



(6) Included in these amounts for Mr. Rogers are $11,198, $10,963 and $10,750, representing the Company's contribution under the GAF Capital Accumulation Plan in 1996, 1995 and 1994, respectively; $1,810, $978 and $6,125 for the premium paid by the Company for a life insurance policy in 1996, 1995 and 1994, respectively; and $1,250, $1,213 and $1,150 for the premium paid by the Company for a long-term disability policy in 1996, 1995 and 1994, respectively.



(7) Mr. Weinberg commenced service as Senior Vice President and General Counsel of the Company on May 15, 1996. Prior to that time, he served as Vice President and General Counsel of BMCA. See 'Management.' Excluded are amounts paid to Mr. Weinberg by BMCA. Included in 'All Other Compensation' for Mr. Weinberg are $2,158 representing the Company's contribution under the GAF Capital Accumulation Plan in 1996; $277 for the premium paid by the Company for a life insurance policy in 1996; and $525 paid by the Company for a long-term disability policy in 1996.



(8) Mr. Goldberg commenced employment as Senior Vice President, Corporate Human Resources of the Company on July 15, 1996. From February 1996 to July 14, 1996, he served as a consultant to ISP for which he received a fee of $135,000, which fee is not included in the above table. Included in 'All Other Compensation' for Mr. Goldberg are $1,780 for the premium paid by the Company for a life insurance policy in 1996; and $438 paid by the Company for a long-term disability policy in 1996.



(9) Excluded are the stock appreciation rights relating to shares of GAF Common Stock referred to in Note (3) under the first table under 'Options and Stock Appreciation Rights'.

OPTIONS AND STOCK APPRECIATION RIGHTS


     The following tables summarize grants of options to acquire ISP Common Stock, options to acquire ISP Holdings' Redeemable Convertible Preferred Stock and stock appreciation rights relating to ISP Holdings common stock granted during 1996 to the executive officers named in the Summary Compensation Table above and the potential realizable value of such options and stock appreciation rights held by such persons. No options or SARs were exercised by such persons in 1996.



                      ISP COMMON STOCK OPTION (ISP-O) AND
        ISP HOLDINGS PREFERRED STOCK OPTIONS (ISPH-O) GRANTS IN 1996(3)



                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                               % OF TOTAL                                          STOCK PRICE/BOOK
                           NUMBER OF          OPTIONS/SARS                                               VALUE
                          SECURITIES           GRANTED TO    EXERCISE/    MARKET                   APPRECIATION FOR
                          UNDERLYING           EMPLOYEES       BASE       PRICE                       OPTION TERM
                            OPTIONS            IN FISCAL       PRICE     ON DATE    EXPIRATION   ---------------------
NAME                     GRANTED/SARS             1996       ($/SHARE)   OF GRANT      DATE         5%         10%
----------------------  ---------------       ------------   ---------   --------   ----------   --------   ----------
Samuel J. Heyman......  89,200(ISP-O) (1)          4.2%       $ 11.875   $ 11.875     12/9/05    $583,994   $1,438,406
Carl R. Eckardt.......  49,600(ISP-O) (1)          2.4%         11.875     11.875     12/9/05     324,732      799,831
James P. Rogers.......  31,710(ISP-O) (1)          1.5%         11.875     11.875     12/9/05     207,606      511,344
                        7,500(ISP-O)  (1)          0.4%          7.250     12.250    12/31/02      88,153      162,261
                        24,095(ISPH-O)(2)         17.3%             (2)        (2)         (2)     48,491    1,667,715
Richard A. Weinberg...  14,000(ISP-O) (1)          0.7%         11.750     11.750     5/13/05      90,693      223,282
                        23,410(ISP-O) (1)          1.1%         11.875     11.875     12/9/05     153,266      377,501
                        7,875(ISPH-O) (2)          5.7%             (2)        (2)         (2)     15,849      545,062
                        24,095(ISPH-O)(2)         17.3%             (2)        (2)         (2)     48,491    1,667,715
Louis S. Goldberg.....  9,998(ISPH-O) (2)          7.2%             (2)        (2)         (2)     20,141      692,003

------------------

(1) The ISP stock options were granted under the ISP 1991 Incentive Plan for Key Employees and Directors, as amended (the '1991 Incentive Plan'). Each option becomes vested three years after the date of grant and, to the extent vested, is exercisable for 9 years from the date of grant, except for (i) options granted to Mr. Rogers for 7,500 shares which will become fully vested 2 1/2 years after the date of grant, and, to the extent vested, are exercisable for 6 years from the date of grant and (ii) options granted to Mr. Weinberg for 14,000 shares which will become vested as to 20%, 40%, 60%,

    80% and 100% of the shares on each of the first through fifth anniversaries of the date grant. The Compensation and Pension Committee of the Board of Directors of ISP may, on a case by case basis, accelerate the vesting of unvested options in the event of a 'Change in Control' (as defined). The consummation of the Transactions did not result in a Change in Control under the 1991 Incentive Plan.



(2) The ISP Holdings Preferred Stock Options represent options to purchase shares of Redeemable Convertible Preferred Stock of ISP Holdings (the 'Preferred Stock'). Each share of Preferred Stock is convertible, at the holder's option, into shares of ISP Holdings Common Stock at a formula price based on the sum of the determined initial Book Value (as defined) plus interest on such Book Value at a specified rate. The ISP Holdings Preferred Stock options are exercisable at a price of $111.44 per share and vest over seven years, subject to earlier vesting under certain circumstances including in connection with a change of control. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 6% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The ISP Holdings Common Stock issuable upon conversion of the Preferred Stock is subject to repurchase by the Company under certain circumstances at a price equal to current Book Value (as defined). The exercise price of the options is equal to the fair value per share of the Preferred Stock at the date of grant. The ISP Holdings Preferred Stock Options have no expiration date. The potential realizable values are calculated on the basis of a ten-year period from the date of grant. The ISP Holdings Preferred Stock Options were issued on January 1, 1997 in connection with the Spin Off Transactions to holders of similar options to purchase Redeemable Convertible Preferred Stock of GAF granted during 1996, which GAF options were exchanged for GAF SARs. See Note (3). The grant date of each ISP Holdings Preferred Stock Option is deemed to be the grant date of such GAF options.



(3) Excluded are stock appreciation rights relating to 8,609 shares, 12,320 shares and 4,575 shares of GAF common stock ('GAF SARs') issued to Messrs. Rogers, Weinberg and Goldberg, respectively, on January 1, 1997 in connection with the Spin Off Transactions in exchange for options to purchase shares of Redeemable Convertible Preferred Stock of GAF granted in 1996, which have potential realizable values of $194,363, $257,890 and $80,650, respectively, at a 5%

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    assumed annual rate of Book Value appreciation and $242,904, $322,297 and $100,792, respectively, at a 10% assumed annual rate of Book Value appreciation. Such potential realizable values are calculated on the basis of a ten-year period from the date of grant. The GAF SARs are on substantially the same terms as the ISP Holdings SARs described in Note (3) to the following table.



         VALUE OF ISP COMMON STOCK OPTIONS/ISP HOLDINGS PREFERRED STOCK OPTIONS/ISP HOLDINGS STOCK APPRECIATION RIGHTS AT DECEMBER 31, 1996(4)



                              NUMBER OF SECURITIES UNDERLYING
                            UNEXERCISED ISP OPTIONS (ISP-O)/ISP            VALUE OF UNEXERCISED
                           HOLDINGS OPTIONS (ISPH-O)/ISP HOLDINGS      IN-THE-MONEY ISP OPTION/SARS
                                   SARS(S) AT 12/31/96(2)                     AT 12/31/96(1)
         NAME                    EXERCISABLE/UNEXERCISABLE              EXERCISABLE/UNEXERCISABLE
----------------------   ------------------------------------------    ----------------------------
Samuel J. Heyman......                30,000/209,200(ISP-O)                 $ 157,500/$663,450
Carl R. Eckardt.......                66,416/120,024(ISP-O)                 $ 154,688/$294,782
James P. Rogers.......                 44,160/93,350(ISP-O)                                   (2)
                                             5,591/3,728(S)(3)              $  96,330/$278,149
                                           0/24,095(ISPH-O)                 $ 413,398/$275,598
Richard A. Weinberg...                      0/37,410(ISP-O)                 $        0/$15,779
                                           0/31,970(ISPH-O)                 $       0/$165,018(2)
Louis S. Goldberg.....                      0/9,998(ISPH-O)                 $       0/$208,241

------------------

(1) All ISP Options and ISP Holdings SARs were in-the-money as of December 31, 1996.



(2) ISP Holdings options for 24,095 shares were not in-the-money for each of Messrs. Rogers and Weinberg as of December 31, 1996.



(3) The ISP Holdings Stock Appreciation Rights (SARs) represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of ISP Holdings Common Stock over the sum of the determined initial Book Value (as defined) per share of ISP Holdings Common Stock, plus interest on such Book Value at a specified rate. The ISP Holdings SARs vest over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control, and have no expiration date. The ISP Holdings SARs were issued on January 1, 1997 in connection with the Spin Off Transactions to holders of GAF SARs. The grant date of each ISP Holdings SAR is deemed to be the grant date of such GAF SARs.



(4) Excluded are GAF SARs as follows: Mr. Rogers--5,591 exercisable and 12,337 unexercisable SARs, 8,609 of which unexercisable SARs were in-the-money and had a value of $9,648 as of December 31, 1996; Mr. Weinberg--12,320 unexercisable SARs, 8,609 of which were in-the-money and had a value of $9,648 as of December 31, 1996; and Mr. Goldberg--4,575 unexercisable SARs, none of which were in-the-money as of December 31, 1996.


PENSION PLANS

     Non-Qualified Retirement Plan. The Company has a non-qualified retirement plan for the benefit of certain key employees (the 'Retirement Plan'). The benefit payable under the Retirement Plan, which vests in accordance with a 10-year schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered employee's last full year's base salary. The benefit continues for the longer of 15 years or the joint lifetimes of the employee or his or her spouse. If a covered employee dies while employed by GAF or a subsidiary, a death benefit of 36% of the employee's base salary at the date of death is payable for a term of 15 years to the employee's beneficiary.


     No new participants have been admitted to the Retirement Plan since January 1989 and it is not anticipated that any new participants will be admitted hereafter. Of the executive officers named in the Summary Compensation Table, only Messrs. Heyman and Eckardt participate in the Retirement Plan.


     The following table shows, for the salary levels and years of service indicated, the annual pension benefit, payable commencing at age 65 to participants in the Retirement Plan.

                         NON-QUALIFIED RETIREMENT PLAN
                           ANNUAL PAYMENTS AT AGE 65

                                               YEARS OF SERVICE
            -------------------------------------------------------------------------------
 SALARY        5          10          15          20          25          30          35
--------    -------    --------    --------    --------    --------    --------    --------
$250,000    $31,250    $ 62,500    $ 62,500    $ 62,500    $ 62,500    $ 62,500    $ 62,500
 300,000     37,500      75,000      75,000      75,000      75,000      75,000      75,000
 350,000     43,750      87,500      87,500      87,500      87,500      87,500      87,500
 400,000     50,000     100,000     100,000     100,000     100,000     100,000     100,000
 450,000     56,250     112,500     112,500     112,500     112,500     112,500     112,500
 500,000     62,500     125,000     125,000     125,000     125,000     125,000     125,000
 550,000     68,750     137,500     137,500     137,500     137,500     137,500     137,500
 600,000     75,000     150,000     150,000     150,000     150,000     150,000     150,000
 650,000     81,250     162,500     162,500     162,500     162,500     162,500     162,500
 700,000     87,500     175,000     175,000     175,000     175,000     175,000     175,000


     The years of service covered by the Retirement Plan are eleven years for each of Mr. Heyman and Mr. Eckardt. Current salaries covered by the Retirement Plan are the amounts set forth under the 'salary' column of the Summary Compensation Table for the above-named executive officers. The annual pension benefit is not subject to reduction for Social Security and other benefits and is computed on a straight-life annuity basis.



     Additional Arrangements. ISP has agreed to provide Mr. Eckardt, at age 67, a $200,000 annuity comprising two pieces: (i) the benefits payable under the Retirement Plan described above, and (ii) a supplemental retirement benefit representing the difference between $200,000 per year and the benefit payable under the Retirement Plan. The supplemental retirement benefit will vest at 20% per year over a five year period beginning March 19, 1994. In the event Mr. Eckardt should die without a surviving spouse, no supplemental retirement benefit will be payable. In the event Mr. Eckardt should die prior to the termination of his employment, and leave a surviving spouse, his spouse will be entitled to receive for her life an annual payment of the portion of the supplemental retirement benefit in which he was vested on the date of his death. If Mr. Eckardt's employment is terminated involuntarily other than for cause (as defined), or in the event Mr. Eckardt becomes totally and permanently disabled, he will be entitled to receive payment of the portion of the supplemental retirement benefit in which he is vested on the date of termination or of the onset of such disability. If Mr. Eckardt's employment is terminated for cause, the Company in its sole discretion may declare all or any portion (whether vested or unvested) of the supplemental retirement benefits forfeited.



     The Company has agreed with Mr. Goldberg that, if his employment is terminated without cause during the first 24 months of employment, he will receive six months' severance pay.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ISP HOLDINGS

     Prior to consummation of the Spin Off Transactions, all of the outstanding common stock of ISP Holdings ('ISP Holdings Common Stock') was owned of record by GAF. As part of the Spin Off Transactions, the ISP Holdings Common Stock was distributed to the stockholders of GAF initially in the same proportion as they own common stock of GAF. See 'The Spin Off Transactions.'


     The following table sets forth information with respect to the ownership of ISP Holdings Common Stock, as of January 31, 1997, by each other person known to ISP Holdings to own beneficially more than 5% of the ISP Holdings Common Stock outstanding on that date, by each director of ISP Holdings and by all executive officers and directors of ISP Holdings as a group:



                                                 AMOUNT AND
                                                 NATURE OF                     PERCENT OF
                      NAME AND ADDRESS OF        BENEFICIAL     PERCENT OF    TOTAL VOTING
TITLE OF CLASS         BENEFICIAL OWNER          OWNERSHIP        CLASS          POWER
----------------  ---------------------------   ------------    ----------    ------------
Common Stock....  Samuel J. Heyman              1,701,100             96%            96%
                  1361 Alps Road
                  Wayne, New Jersey 07470

                  All directors and executive   1,731,095             98%            98%
                  officers of ISP Holdings as
                  a group (6 persons)



ISP


     As of January 31, 1997, shares of ISP Common Stock were beneficially owned by ISP Holdings' directors, ISP Holdings and ISP Holdings' directors and executive officers as a group as follows:

                         NUMBER OF             NUMBER OF SHARES
                           SHARES                BENEFICIALLY      BENEFICIAL
NAME                       OWNED        %          OWNED(3)           %(3)
----------------------   ----------    ----    ----------------    ----------
Samuel J. Heyman......      125,000     0.1%      80,655,000(1)       83.6%(1)
Carl R. Eckardt(2)....        1,000       *           77,416             *
James P. Rogers.......       20,316(4)    *           67,477(4)          *
Peter R. Heinze.......            0       *                0             *
Louis S. Goldberg.....          200       *              200             *
Richard A. Weinberg...            0       *                0             *
ISP Holdings..........   80,500,000    83.5%      80,500,000          83.5%
All directors and
  executive officers
  of ISP Holdings (6
  persons)............      146,516(4)  0.2  3)(4)    80,800,092(2)(4)    83.7%(2)(4)

------------------
  * Less than one-tenth of one percent

(1) By virtue of Mr. Heyman's ownership of capital stock of ISP Holdings having approximately 96% of the combined voting power thereof, the number of shares shown as being beneficially owned by Mr. Heyman includes 80,500,000 shares owned by ISP Holdings. The business addresses of Mr. Heyman and ISP Holdings are 1361 Alps Road, Wayne, New Jersey 07470 and 818 Washington Street, Wilmington, Delaware 19801, respectively.

(2) The number of shares shown as being beneficially owned by all directors and officers of ISP Holdings as a group attributes ownership of ISP Holdings' 80,500,000 shares to Mr. Heyman. See footnote 1 above. Mr. Eckardt also owns 29,995 shares of GAF's common stock which shares have, in the aggregate, approximately 1.7% of the combined voting power of GAF's capital stock. Such shares are held subject to GAF's right to acquire such shares from Mr. Eckardt upon his termination of employment with GAF and its affiliates.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Includes with respect to Messrs. Heyman, Eckardt and Rogers and all directors and executive officers as a group 30,000, 76,416, 47,160 and 153,576 shares, respectively, subject to options granted under the ISP 1991 Incentive Plan which are currently exercisable or exercisable within 60 days.

(4) Includes with respect to Mr. Rogers 7,316 shares held in his account with the GAF Capital Accumulation Plan as of December 31, 1995 and 10,000 shares held jointly with his spouse.

                             TAX SHARING AGREEMENT

     Effective January 1, 1997, ISP and its domestic subsidiaries entered into a Tax Sharing Agreement with ISP Holdings with respect to the payment of federal income taxes and certain related matters (the 'ISP Holdings Tax Sharing Agreement'). During the term of the ISP Holdings Tax Sharing Agreement, which extends as long as ISP or any of its domestic subsidiaries, as the case may be, is included in a consolidated federal income tax return filed by ISP Holdings, or a successor entity, ISP is obligated to pay to ISP Holdings an amount equal to those federal income taxes ISP would have incurred if, subject to certain exceptions, ISP (on behalf of itself and its domestic subsidiaries) filed its consolidated federal income tax return. These exceptions include, among others, that ISP may utilize certain favorable tax attributes i.e., losses, deductions and credits (except for a certain amount of foreign tax credits and, in general, net operating losses) only at the time such attributes reduce the federal income tax liability of ISP Holdings and its consolidated subsidiaries (the 'ISP Holdings Group'); and that ISP may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Holdings Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by ISP to ISP Holdings in future years. Subject to certain exceptions, actual payment for such attributes will be made by ISP Holdings to ISP only when ISP Holdings receives an actual refund of taxes from the IRS or, under certain circumstances, the earlier of (i) the dates of the filing of federal income tax returns of ISP for taxable years of ISP following the last taxable year in which it was a member of the ISP Holdings Group, or (ii) when ISP Holdings no longer owns more than 50% of ISP. Foreign tax credits not utilized by ISP in computing its tax sharing payments will be refunded by ISP Holdings to ISP, if such credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The ISP Holdings Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the ISP Holdings Tax Sharing Agreement, ISP Holdings makes all decisions with respect to all matters relating to taxes of the ISP Holdings Group. The provisions of the ISP Holdings Tax Sharing Agreement take into account both the federal income taxes ISP would have incurred if it filed its own separate federal income tax return and the fact that ISP is a member of the ISP Holdings Group for federal income tax purposes.

     ISP Holdings and ISP were parties to tax sharing agreements with members of the GAF Group. As a result of the Spin Off Transactions, ISP Holdings and ISP are no longer included in the consolidated federal income tax returns of GAF, and therefore, such tax sharing agreements are no longer applicable with respect to the future tax liabilities of ISP Holdings and ISP. ISP Holdings and ISP remain obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to the Spin Off Transactions. Among other things, those tax sharing agreements provide for the sharing of the GAF Group's consolidated tax liability based on each member's share of the tax as if such member filed on a separate basis. Accordingly, a payment of tax would be made to GAF equal to ISP Holdings' and ISP's allocable share of the GAF Group's consolidated tax liability. Alternatively, ISP Holdings and ISP would be entitled to refunds if losses or other attributes reduce the GAF Group's consolidated tax liability. Moreover, foreign tax credits generated by ISP not utilized by GAF will be refunded by GAF or its subsidiary to ISP, if such credits expire unutilized upon termination of the statute of limitations for the year of expiration. Furthermore, those tax sharing agreements provide for an indemnification to ISP Holdings and ISP for any tax liability attributable to another member of the GAF Group.

     See 'Certain Relationships' for information relating to tax indemnification in connection with the Spin Off Transactions.

                             CERTAIN RELATIONSHIPS


     Management Agreement. Pursuant to a Management Agreement (the 'Management Agreement') which expires at the end of 1997, ISP provides certain general management, administrative and facilities services to ISP Holdings and to certain other affiliates of GAF, including BMCA, USI, G-I Holdings and GFC. Charges by ISP for providing such services aggregated $4.9 million in 1996. In addition to the management services charge,

BMCA paid approximately $800,000 to ISP in 1996, primarily for telecommunications and information services, and ISP Holdings, G-I Holdings and BMCA paid approximately $500,000 to ISP in 1996 for legal services, which in each case were not then contemplated by the Management Agreement. In connection with the Spin Off Transactions, the Management Agreement was modified to incorporate such services, and, in that connection, the total charges for management fees were increased to an annual rate of $5.5 million, effective January 1, 1997. Although, due to the unique nature of the services provided under the Management Agreement, comparisons with third party arrangements are difficult, ISP believes that the terms of the Management Agreement, taken as a whole, are no less favorable to ISP than could be obtained from an unaffiliated third party. Certain of the executive officers of ISP perform services for affiliates of ISP pursuant to the Management Agreement, and ISP is indirectly reimbursed therefor by virtue of the management fee.

     Granules Contracts. BMCA purchases from ISP all of its colored roofing granule requirements (except for the requirements of BMCA's California roofing plant) under a requirements contract which was renewed for 1997 and is subject to annual renewal unless terminated by ISP or BMCA. In addition, in December

1995, USI commenced purchasing from ISP substantially all of its requirements for colored roofing granules (except for the requirements of USI's Stockton, California and Corvallis, Oregon plants) pursuant to a requirements contract which expires December 31, 1997. In 1996, BMCA and USI purchased approximately $50.5 million of mineral products from ISP, representing approximately 7% of ISP's total net sales and approximately 59% of ISP's net sales of mineral products. The Company's supply arrangements with BMCA and USI are at prices and on terms which the Company believes are no less favorable to ISP than could be obtained from an unaffiliated third party.

     Mutual Indemnification. Pursuant to the terms of an indemnification agreement dated as of October 18, 1996 (the 'Indemnification Agreement') among GAF, G-I Holdings, ISP Holdings, G Industries and GFC, (i) GAF and G-I Holdings have agreed to indemnify ISP Holdings and its subsidiaries for all liabilities of the GAF Group as it is currently comprised (the 'Current GAF Group'), including all liabilities for asbestos-related claims (whether for indemnity or defense) and such group's liabilities relating to environmental matters, litigation and employee benefits and excluding all liabilities of ISP and its subsidiaries, all liabilities relating to the Notes and all other liabilities reflected in the pro forma consolidated balance sheet of ISP Holdings and its subsidiaries or the notes thereto prepared in connection with the ISP Holdings Transactions, (ii) ISP Holdings has agreed to indemnify GAF and the other members of the Current GAF Group for all liabilities of ISP and its subsidiaries, all liabilities relating to the Notes, and all other liabilities reflected in the pro forma consolidated balance sheet of ISP Holdings and its subsidiaries or the notes thereto prepared in connection with the ISP Holdings Transactions (excluding those liabilities as to which ISP Holdings is being indemnified in accordance with clause (i)), (iii) ISP Holdings has agreed to indemnify GAF and the other members of the Current GAF Group for its accrued tax liability prior to the Spin Off Transactions and (iv) GAF, G-I Holdings, G Industries and GFC have agreed to indemnify ISP Holdings, ISP and its subsidiaries from, and against, any and all taxes (net of any tax benefits realized by the indemnitees) that may be payable by the Current GAF Group with respect to the Spin Off Transactions. See 'Selected Financial Data.'

     Affiliate Borrowings. Prior to the consummation of the Spin Off Transactions, letters of credit for the benefit of BMCA and G-I Holdings were provided under the ISP Credit Agreement. The highest amount of such letters of credit during 1996 was $2.3 million. In addition, prior to the consummation of the Spin Off Transactions, ISP Holdings and ISP and its subsidiaries borrowed from G-I Holdings from time to time at prevailing market rates (between 5.7% and 6.0% per annum during 1996). The highest amount of loans made by G-I Holdings during 1996 was $153 million. As of December 31, 1996, no amounts were owed by ISP Holdings, ISP or its subsidiaries to G-I Holdings.

     Other Transactions Between ISP Holdings and Other Members of the Current GAF Group. The Indentures restrict ISP Holdings and ISP from engaging in certain transactions with members of the Current GAF Group, including making loans to, or guarantees in favor of, such companies, except pursuant to certain specified agreements. See 'Description of the New Notes' and 'Risk Factors-- Holding Company Structure and Related Considerations.' For a description of certain tax sharing agreements, see 'Tax Sharing Agreement.'

                              THE EXCHANGE OFFERS

PURPOSE AND EFFECT

     Each of the Old 9% Notes and the Old 9 3/4% Notes were issued by ISP Holdings on October 18, 1996. In connection therewith, ISP Holdings entered into each of the 9% Note Indenture and the 9 3/4% Note Indenture, each of which requires that ISP Holdings file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of such registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by the holder without registration under the Securities Act. Upon the completion of the Exchange Offers, ISP Holdings' obligations with respect to the registration of the Old Notes and the New Notes will terminate, except as provided below. A copy of each Indenture and the Registration Agreements delivered in connection therewith have been filed as exhibits Prospectus is a part. As a result of the filing and the effectiveness of the Registration Statement, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Agreements will not occur. Following the completion of the Exchange Offers, holders of Old Notes not tendered will not have any further registration rights, except as provided below, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offers.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, ISP Holdings believes that New Notes issued pursuant to the Exchange Offers in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an 'affiliate' of ISP holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to ISP Holdings that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such new Notes and (iii) such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offers for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See 'Plan of Distribution.'

     In the event that any holder of Old Notes would not receive freely tradeable New Notes in the Exchange Offers or is not eligible to participate in the Exchange Offers, such holder can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a 'shelf' registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that ISP Holdings is obligated to file a 'shelf' registration statement, it will be required to keep such 'shelf' registration statement effective for a period of three years or such shorter period that will terminate when all of the Old Notes covered by such registration statement have been sold pursuant thereto. Other than as set forth in this paragraph, no holder will have the right to require ISP Holdings to register such holder's Notes under the Securities Act. See 'Procedures for Tendering.'

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offers holders of Old Notes not tendered will not have any further registration rights, except as set forth above, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offers if such holder does not participate in the Exchange Offers.

TERMS OF THE EXCHANGE OFFERS

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, ISP Holdings will accept any and all Old Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. ISP Holdings will issue (i) $1,000 principal amount of New 9% Notes in exchange for each $1,000 principal amount of outstanding Old 9% Notes accepted in the Exchange Offer relating thereto and (ii) $1,000 principal amount of New 9 3/4% Notes in exchange for each $1,000 principal amount of outstanding Old 9 3/4% Notes accepted in the Exchange Offer relating thereto. Holders may tender some or all of their Old Notes pursuant to the Exchange Offers. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of New 9% Notes are the same as the form and terms of the Old 9% Notes and the form and terms of the New 9 3/4 Notes are the same as the form and terms of the Old 9 3/4% Notes, except, in each case, that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New 9% Notes will evidence the same debt as the Old 9% Notes and will be issued pursuant to, and entitled to the benefits of, the 9% Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old 9% Notes. The New 9 3/4% Notes will evidence the same debt as the Old 9 3/4% Notes and will be issued pursuant to, and entitled to the benefits of, the 9 3/4% Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old 9 3/4% Notes.

     As of the date of this Prospectus, $325,000,000 aggregate principal amount of the Old 9% Notes and $199,871,000 aggregate principal amount of the Old
9 3/4% Notes were outstanding. This Prospectus, together with the applicable Letter of Transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offers under the General Corporation Law of the State of Delaware or the

Indentures. ISP Holdings intends to conduct the Exchange Offers in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the rules and regulations of the Commission promulgated thereunder.

     ISP Holdings shall be deemed to have accepted validly tendered Old Notes when, as, and if ISP Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from ISP Holdings. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offers will not be required to pay brokerage commissions or fees or, except as set forth below under 'Transfer Taxes,' transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offers. ISP Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offers. See '--Fees and Expenses' below.

EXPIRATION DATE; AMENDMENTS

     The term 'Expiration Date' shall mean 12:00 midnight, New York City time,
on              , 1997, unless ISP Holdings, in its sole discretion, extends either Exchange Offer (in which case the term 'Expiration Date' shall mean the later date and time to which such Exchange Offer is extended). ISP Holdings does not intend to extend either Exchange Offer although it reserves the right to do so by giving oral or written notice of such extension to the Exchange Agent and by giving each registered holder notice by means of a press release or other public announcement of any extension, in each case, prior to 9:00 A.M., New York City time, on the next business day after the scheduled Expiration Date. ISP Holdings also reserves the right, in its sole discretion, (i) to delay accepting any Old Notes or, if any of the conditions set forth below under 'Conditions' shall not have been satisfied or waived, to terminate either Exchange Offer or
(ii) to amend the terms of either Exchange Offer in any manner, by giving oral or written notice of such delay, or termination to the Exchange Agent, and by complying with Rule 14e-1(d) promulgated under the Exchange Act to the extent such Rule applies. ISP Holdings acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires ISP Holdings to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the applicable Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by a notice to holders of Old Notes of the appropriate issue.

PROCEDURES FOR TENDERING

     Only a registered holder of Old 9% Notes may tender such Old Notes in the Exchange Offer relating thereto and only a registered holder of Old 9 3/4% Notes may tender such Old Notes in the Exchange Offer relating thereto. To tender in either Exchange Offer, a registered holder must complete, sign, and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the registered holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under 'Exchange Agent' prior to the Expiration Date.

     The tender by a registered holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and ISP Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO ISP HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless (A) Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled 'Special Registration Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution and (B) the box entitled 'Special Registration Instructions' on the Letter of Transmittal has not been completed. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program

or the Stock Exchanges Medallion Program (each an 'Eligible Institution').

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered holder as such registered holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officer of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ISP Holdings, evidence satisfactory to ISP Holdings of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by ISP Holdings in its sole discretion, which determination will be final and binding. ISP Holdings reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes ISP Holdings' acceptance of which would, in the opinion of counsel for ISP Holdings, be unlawful. ISP Holdings also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. ISP Holdings' interpretation of the terms and conditions of the Exchange Offers (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, defects or irregularities in connection with tenders of Old Notes must be cured within such time as ISP Holdings shall determine. Although ISP Holdings intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither ISP Holdings, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, ISP Holdings reserves the right in its sole discretion to purchase or make offers for, or to offer New Notes for, any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under 'Conditions,' to terminate either Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers.

     By tendering, each holder will represent to ISP Holdings that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) the holder is not an 'affiliate,' as defined under Rule 405 of the Securities Act, of ISP

Holdings.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to either Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes (or Old Notes in substitution therefor) will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to such tendering holder's account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under 'Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old 9% Notes or Old 9 3/4% Notes desires to tender such Old Notes and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 12:00 midnight, New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by ISP Holdings (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of

Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old 9% Notes or Old 9 3/4% Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under 'Exchange Agent' prior to 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the 'Depositor'), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by ISP Holdings, whose determination shall be final and bindings on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the applicable Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under 'Procedures for Tendering' above at any time on prior to 12:00 midnight, New York City time, on the Expiration Date.

CONDITIONS

     The consummation of either Exchange Offer is not conditioned on the consummation of the other Exchange Offer. Notwithstanding any other provisions of the Exchange Offers and, however, subject to its obligations pursuant to the Registration Agreements, ISP Holdings shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend either Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          A. any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of ISP Holdings to proceed with such Exchange Offer; or


          B. such Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of ISP Holdings and may be asserted by ISP Holdings regardless of the circumstances giving rise to any such condition or may be waived by ISP Holdings in whole or in part at any time and from time to time in its sole discretion. The failure by ISP Holdings at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and time to time.

     In addition, ISP Holdings will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     Neither Exchange Offer is conditioned on any minimum principal amount of Old Notes being tendered for exchange.

ASSISTANCE

     All executed Letters of Transmittal should be directed to the Exchange Agent. Questions and requests for assistance may be directed to the Exchange Agent as provided below under 'Exchange Agent.'

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offers. Questions, requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent addressed as follows:

                    By Registered or Certified Mail, By Hand
                            or by Overnight Courier:

                              The Bank of New York
                             101 Barclay Street--7E
                            New York, New York 10286
                          Attn: Reorganization Section

     By Facsimile:                                            By Telephone:
     (212) 571-3080                                           (212) 815-6333

     The Exchange Agent also acts as trustee under the Indentures.

FEES AND EXPENSES

     ISP Holdings will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of ISP Holdings.

     The estimated cash expenses to be incurred in connection with the Exchange Offers will be paid by ISP Holdings and are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the Exchange Agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct ISP Holdings to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

     ISP Holdings will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offers. The expense of the Exchange Offers will be amortized by ISP Holdings over the respective terms of the New Notes under generally accepted accounting principles.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old 9% Notes were issued under an Indenture dated as of October 18, 1996 (the '9% Note Indenture') between ISP Holdings and the Bank of New York, as trustee (the 'Trustee'). The Old 9 3/4% Notes were issued under an Indenture dated as of October 18, 1996 (the '9 3/4% Note Indenture') between ISP Holdings and the Trustee. A copy of each of the 9% Note Indenture and the 9 3/4% Note Indenture (each individually, an 'Indenture' and together, the 'Indentures') has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As a result of the consummation of the Spin Off Transactions, G-I Holdings and its subsidiaries, including BMCA, are no longer subsidiaries of ISP Holdings. Therefore, restrictions set forth in the Indentures with respect to the operations of G-I Holdings and its subsidiaries, including BMCA, are no longer applicable. The New 9% Notes will be issued under the 9% Note Indenture and the New 9 3/4% Notes will be issued under the 9 3/4% Note Indenture, each of which will be qualified under the Trust Indenture Act of 1939, as amended (the 'TIA'), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of each issue of New Notes and the respective series of Old Notes are the same except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of each Indenture including the definitions of certain terms therein and those terms made a part of such Indenture by reference to the TIA as in effect on the date of such Indenture. The definitions of certain capitalized terms used in the following summary are set forth under 'Certain Definitions.' The term '9% Notes' means the New 9% Notes and the Old 9% Notes treated as a single class. The term '9 3/4% Notes' means the New 9 3/4% Notes and the Old 9 3/4% Notes treated as a single class. The term 'Notes' means the 9% Notes and the 9 3/4% Notes, collectively. For purposes of this section, the 'Company' means ISP Holdings Inc., not including any of its Subsidiaries.

     The 9% Notes will be general unsecured obligations of the Company and will rank senior to all subordinated indebtedness of the Company and pari passu in right of payment to the 9 3/4% Notes and to all other unsubordinated indebtedness of the Company. The 9 3/4% Notes will be general unsecured obligations of the Company and will rank senior to all subordinated indebtedness of the Company and pari passu in right of payment to the 9% Notes and to all other unsubordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all indebtedness and other obligations of the Company's subsidiaries. See Note 8 to Consolidated Financial Statements.

PRINCIPAL, MATURITY AND INTEREST

     The 9% Notes are limited in aggregate principal amount to $325,000,000 and will mature on October 15, 2003. The 9% Notes bear interest at a rate of 9% per annum from the Issue Date. Interest is payable semiannually on each April 15 and October 15 (each, a '9% Interest Payment Date'), commencing on April 15, 1997, to the persons who are registered Holders on the immediately preceding April 1 and October 1, whether or not a business day (each, a '9% Interest Record Date'). Accrued and unpaid interest on the Old 9% Notes will be paid in cash on the first 9% Interest Payment Date to the persons who are registered Holders of 9% Notes on the 9% Interest Record Date for such 9% Interest Payment Date.

     The 9 3/4% Notes are limited in aggregate principal amount to $199,871,000 and will mature on February 15, 2002. The 9 3/4% Notes bear interest at a rate of 9 3/4% per annum from the Issue Date. Interest will be payable semiannually on each February 15 and August 15 (each, a '9 3/4% Interest Payment Date'), to the persons who are registered Holders on the immediately preceding February 1 and August 1, whether or not a business day (each, a '9 3/4% Interest Record Date'). The first interest payment on the Old 9 3/4% Notes was made on February 15, 1997. Accrued and unpaid interest on the Old 9 3/4% Notes will be paid in cash on the first 9 3/4% Interest Payment Date to the persons who are registered Holders of 9 3/4% Notes on the 9 3/4% Interest Record Date for such 9 3/4% Interest Payment Date.



     If the Company defaults in a payment of interest on the Notes, it shall pay the default interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. Such special record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a business day. At least 15 days before the special record date, the Company shall mail or cause to be mailed to each Holder and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

     Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

     The 9% Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 15, 1999, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                            YEAR       PERCENTAGE
                            --------   ----------
                            1999....      104.5%
                            2000....      103.0%
                            2001....      101.5%
                            2002....      100.0%

     In the event that on or prior to October 15, 1999, (x) the Company consummates a sale of its Common Stock or (y) ISP or the Company consummates a sale of the Common Stock of ISP, the Company may, at its option, redeem, but only to the extent of net cash proceeds therefrom actually received by the Company, up to 50% of the principal amount of the 9% Notes then outstanding at a redemption price equal to 109% of the principal amount thereof plus accrued interest thereon to the date of redemption; provided, however, that, no such redemption may be made if and to the extent that, after giving effect thereto, less than 50% of the principal amount of 9% Notes originally issued would be outstanding. Any such redemption shall be made within 75 days of the first consummation of any such sale.

     The Company also has the right to redeem all, but not less than all, of the 9% Notes upon a Change of Control. See 'Change of Control Put and Call.'

     The 9 3/4% Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 15, 1999, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                            YEAR       PERCENTAGE
                            --------   ----------
                            1999....    104.8750%
                            2000....    102.4375%
                            2001....    100.0000%

     In the event that on or prior to October 15, 1999, (x) the Company consummates a sale of its Common Stock or (y) ISP or the Company consummates a sale of the Common Stock of ISP, the Company may, at its option, redeem, but only to the extent of net cash proceeds therefrom actually received by the Company, up to 50% of the principal amount of the 9 3/4% Notes then outstanding at a redemption price equal to 109.75% of the principal amount thereof plus accrued interest thereon to the date of redemption; provided, however, that, no such redemption may be made if and to the extent that, after giving effect thereto, less than a majority of the principal amount of 9 3/4% Notes originally issued would be outstanding. Any such redemption shall be made within 75 days of the first consummation of any such sale.

     The Company also has the right to redeem all, but not less than all, of the 9 3/4% Notes upon a Change of Control. See 'Change of Control Put and Call.'

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes of either class are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made in accordance with the second or fifth paragraph under 'Optional Redemption,' selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis with the other Notes of such class or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date (or, if applicable, at such other time as is provided below under 'Change of Control Put and Call') to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL PUT AND CALL

     In the event of any Change of Control, each Holder shall have the right, at such Holder's option, to require the Company to purchase all or any portion (in integral multiples of $1,000) of such Holder's Notes on the date (the 'Change of Control Payment Date') which is 25 business days after the date the Change of Control Notice (as defined below) is mailed or is required to be mailed (or such later date as is required by applicable law) at 101% of the principal amount thereof (or, if lower, the applicable redemption prices then in effect under the provisions described in the first and fourth paragraphs under '--Optional Redemption') plus accrued interest thereon to the Change of Control Payment Date.

     The Company or, at the request of the Company, the Trustee shall send, by first-class mail, postage prepaid, to all Holders, within ten business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the 'Change of Control Notice'), specifying a date by which a Holder must notify the Company of such Holder's intention to exercise the repurchase right and describing the procedure that such Holder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee.

     Each Change of Control Notice shall state: (1) that the change of control offer is being made pursuant to this covenant and that all Notes of such class tendered will be accepted for payment; (2) the purchase price and the Change of Control Payment Date; (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the change of control offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have a Note purchased pursuant to a change of control offer will be required to surrender the Note in accordance with the instructions set forth therein; (6) that the Company has the right, pursuant to provisions described in the next paragraph, to redeem any Notes not tendered at the Call Price (defined below); and (7) the circumstances and relevant facts regarding such Change of Control.

     In the event a Change of Control occurs, the Company may redeem all, but not less than all, of the Notes of each class then outstanding, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date, plus the Applicable Premium (the 'Call Price'). Notice of any redemption to be made pursuant to this paragraph as a result of the occurrence of a Change of Control must be given no later than 10 days after the Change of Control Payment Date applicable to the Change of Control giving rise to such redemption, and redemption must be made within 30 days of the date of the notice.

     The Company shall comply with all applicable Federal and state securities laws in connection with each Change of Control Notice.

CERTAIN DEFINITIONS

     'Acquired Debt,' with respect to any Person, means (i) Debt (including any then unutilized commitment under any revolving working capital facility) of an entity, which entity is acquired by such Person or any of its Subsidiaries after the Issue Date; provided that such Debt (including any such facility) is outstanding at the time of the acquisition of such entity, is not created in contemplation of such acquisition and is not, directly or indirectly, recourse (including by way of set-off) to such Person or its Subsidiaries or any of their respective assets other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired, (ii) Debt of such Person that is not, directly or indirectly, recourse (including by way of set-off) to such Person and its Subsidiaries or any of their respective assets other than to specified assets acquired by such Person or its Subsidiaries after the Issue Date, which Debt is outstanding at the time of the acquisition of such assets and is not created in contemplation of such acquisition, or (iii) Refinancings of Debt described in clauses (i) or (ii), provided that the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

     'Additional Interest' means all additional interest owing under the Registration Rights Agreements.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms

'controlling' and 'controlled' having meanings correlative to the foregoing. For the avoidance of doubt, GAF and its Affiliates (so long as they are under common control with the Company) shall be deemed to be Affiliates of the Company.

     'Applicable Premium' means, with respect to any Note, the greater of (x) 1.0% of the principal amount of such Note and (y) the excess, if any, of (a) the present value of the required remaining interest payments, principal and future optional redemption premium (if applicable) of such Note, discounted on a semi-annual bond equivalent basis from either the maturity date of the Note or the optional redemption date to the applicable redemption date at a per annum interest rate equal to the Treasury Yield for such redemption date plus 100 basis points, over (b) the sum of the principal amount of such Note plus accrued and unpaid interest to the redemption date.

     'Asset Sale' means, with respect to any Person, the sale, lease, assignment or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction) by such Person or any of its Subsidiaries in any single transaction or series of related transactions of (x) any Capital Stock of any Subsidiary of such Person or (y) all or substantially all of the properties and assets of any division or line of business of such Person or any of its Recourse Subsidiaries, in either case, other than by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries. For the purposes of this definition, the term 'Asset Sale' shall not include (A) any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions described under '--Merger, Etc.,' (B) any sale, lease, assignment or other disposition by a Person that has outstanding Long-Term Debt all of which (x) are rated BBB- or higher by S&P and are not on credit watch by S&P for a possible downgrade below BBB- or (y) are rated Baa3 or higher by Moody's and are not on credit watch by Moody's for a possible downgrade below Baa3, or (C) any sale of Common Stock the proceeds of which are used pursuant to the provisions described in the second or fifth paragraph under '--Optional Redemption.'

     'Average Life' means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     'Bankruptcy Law' means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

     'Board of Directors' of any Person means the Board of Directors or similar governing body of such Person, or any duly authorized committee of such Board of Directors or similar governing body.

     'Board Resolution' means, with respect to the Board of Directors of any Person, a copy of a resolution certified by the Secretary or Assistant Secretary of such Person to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.


     'BMCA' means Building Materials Corporation of America, a Delaware corporation, and its successors.

     'Capitalized Lease Obligation' means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

     'Capital Stock' of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including Common Stock or Preferred Stock, whether now outstanding or issued after the Issue Date, but excluding any debt securities convertible into or exchangeable for such equity.

     'Cash Equivalents' means (i) marketable direct obligations Issued by, or unconditionally Guaranteed by, the United States Government or Issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations Issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (iv) certificates of deposit or bankers' acceptances maturing no more than one year from the date of acquisition thereof Issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital surplus of not less than $250,000,000, (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above and (vi) investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses
(i) through (v) above.

     'Change of Control' means the occurrence of any of the following events:

          (i) prior to the first public offering of Voting Stock of the Company, the Permitted Holders cease to be the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clauses (ii) and (iv) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the 'specified corporation') held by any other corporation (the 'parent corporation') so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent corporation);

          (ii) any 'Person' (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have 'beneficial ownership' of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Company, but only if the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or its predecessor (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company or its predecessor was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (iv) either (x) the Permitted Holders or (y) the Company ceases, for any reason, to be the beneficial owner (as defined in clause (i) above), directly or indirectly, of majority voting power of the Voting Stock of ISP, whether as a result of issuance of securities, any merger, consolidation, liquidation or dissolution, any direct or indirect transfer of securities by any Permitted Holder or otherwise.

     'Commission' means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

     'Common Stock' of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's common stock whether now outstanding or issued after the Issue Date.

     'Consolidated EBITDA Coverage Ratio' means, with respect to any Person, for any period, the ratio of (i) EBITDA of such Person for such period to (ii) Consolidated Interest Expense of such Person for such period; provided, however, that (A) if such Person or any of its Subsidiaries has Issued any Debt or Capital Stock since the beginning of such period that remains outstanding on the date such calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or

Capital Stock, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect, on a pro forma basis, to the issuance of such Debt or Capital Stock as if such Debt or Capital Stock had been Issued on the first day of such period and the discharge of any other Debt or Capital Stock Refinanced or otherwise discharged with the proceeds of such new Debt or Capital Stock as if such discharge had occurred on the first day of such period;
(B) if since the beginning of such period such Person or any of its Subsidiaries shall have made any asset sale out of the ordinary course of business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of such Person or any Subsidiary of such Person and the amount of any other Debt or Capital Stock Refinanced or otherwise discharged with respect to such Person and its continuing Subsidiaries (including as a result of the assumption of such Debt or Capital Stock by the purchaser of such assets, provided that such Person or any of its Subsidiaries is no longer liable therefor) in connection with such asset sale for such period (or if the Capital Stock of any Subsidiary of such Person is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent such Person and its continuing Subsidiaries are no longer liable for such Debt after such sale) (it being understood that the Spin Off shall be considered an asset sale out of the ordinary course of business for purposes of this clause (B)); and (C) if since the beginning of the period such Person or any of its Subsidiaries (by merger or otherwise) shall have made an Investment in any Subsidiary of such Person (or any Person which becomes a Subsidiary of such Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest or dividends and is being given pro forma effect, the interest on such Debt and the dividends on such Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     'Consolidated Interest Expense' means with respect to any Person, for any period, the sum of (a) the interest expense of such Person and its consolidated Subsidiaries (other than interest expense related to Non-Recourse Debt) for such period as determined in accordance with GAAP consistently applied, plus (b) the product of (x) the amount of all dividends paid or accrued on any series of preferred stock of such Person (other than non-Redeemable Stock) and its Recourse Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     'Consolidated Net Income (Loss)' means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains in such period net of all extraordinary losses in such period; (ii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a 'pooling-of-interests' basis;
(iii) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (iv) the net income (loss) of any Subsidiary of such Person (other than, in calculating the consolidated net income (loss) of the Company, the consolidated net income (loss) of ISP) to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (v) the net income (or net loss) of any other Person that is not a Subsidiary of the first Person with respect to which Consolidated Net Income is being calculated (the 'first Person') and in which any other Person (other than such first Person and or any of its Subsidiaries) has an equity interest or of a Non-Recourse Subsidiary of such first Person, except to the extent of the amount of dividends or other distributions actually paid or made to such first Person or any of its Subsidiaries by such other Person during such period (subject in the case of a dividend or distribution received by a Subsidiary of such first Person, to the limitations contained in clause (iv) above); (vi) any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received; (vii) charges relating to the Transactions or the offering of the 10% Notes and (viii) the cumulative effect of a change in accounting principles.

     'Consolidated Net Worth' of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date less (to the extent otherwise included therein) any amounts attributable to Redeemable Stock.

     'Credit Agreement' means the credit agreement, dated as of July 26, 1996, among ISP, certain of its Subsidiaries, the financial institutions named therein and The Chase Manhattan Bank, as agent thereunder, as the same may be amended or supplemented.

     'Custodian' means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

     'Debt' of any Person means, without duplication, (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person); (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such

Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     'Default' means any event which is, or after notice or passage of time or both would be, an Event of Default.

     'EBITDA' means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period, adjusted to the extent deducted in calculating such Consolidated Net Income by adding back (without duplication): (i) income tax expense of such Person and its Subsidiaries accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income), (ii) Consolidated Interest Expense of such Person, (iii) depreciation expense, (iv) amortization expense and (v) minority interest in any Recourse Subsidiary that is not a Wholly-Owned Subsidiary but is otherwise consolidated in the financial statements of such Person, but only so long as such Subsidiary is consolidated with such Person for such period for U.S. federal income tax purposes.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission thereunder.

     'Existing Management Agreement' means the Amended and Restated Management Agreement dated as of March 3, 1992 by and among GAF and certain of its Subsidiaries as amended through the Issue Date.

     'Generally Accepted Accounting Principles' or 'GAAP' means generally acceptable accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     'GAF' means GAF Corporation, a Delaware corporation, and its successors.

     'Granules Contracts' means (i) the Supply Agreement dated as of January 1,

1995 between ISP Technologies Inc. and BMCA, as amended by amendment dated as of December 31, 1995, and (ii) the letter dated November 9, 1995 from ISP Mineral Products Inc. to USI.

     'Guarantee' by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term 'guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Incur' means incur, create, assume, Guarantee or otherwise become liable; and the terms 'incurred' and 'incurrence' having meanings correlative to the foregoing.

     'Investment' means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded, in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making such advance or loan) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person.

     'ISP' means International Specialty Products Inc., a Delaware corporation, and its successors.

     'ISP Subsidiaries' means ISP and its Subsidiaries.

     'Issue' means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

     'Issue Date' means the date of original issuance of the Old Notes.

     'Lien' means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     'Linden Dividend' means the payment of a dividend or distribution in respect of the Company's Common Stock of the assets comprising the Linden

Property or of the shares of Capital Stock of a Subsidiary of the Company all or substantially all of the assets of which consist of the Linden Property.

     'Linden Property' means that property consisting of approximately 140 acres (40 acres developed) located in Union County, New Jersey at the foot of South Wood Avenue, Linden and owned by ISP Environmental Services Inc., which is the site of a former chemicals manufacturing facility of ISP.

     'Long-Term Debt' of any Person means outstanding long-term debt securities of such Person (or, in the event that such Person has no outstanding long-term debt securities, a credit facility of such Person) that (i) is unsecured, (ii) not subordinated in right of payment to any other Debt of such Person and (iii) is not guaranteed and does not have credit support provided by any other Person (other than, in the case of Long-Term Debt of any ISP Subsidiary, any ISP Subsidiary).

     'Moody's' means Moody's Investors Service, Inc. or its successor.

     'Net Cash Proceeds' means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements, and (2) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction), (c) a reasonable reserve for the after-tax cost of any indemnification obligations (fixed and/or contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale and (d) repayment of Debt that is required to be repaid in connection with such Asset Sale, under agreements governing such Debt or Asset Sale.

     'New Management Agreement' means the Existing Management Agreement as amended to add the Company as a party thereto.

     'Non-Recourse Debt' of any Person means Debt or the portion of Debt (i) as to which neither GAF, the Company nor any of its Recourse Subsidiaries (A) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitutes the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of such Person or its Recourse Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     'Non-Recourse Subsidiary' of any Person means a Subsidiary (A) which has been designated as such by the Board of Directors of such Person, (B) which has not acquired any assets directly or indirectly from GAF, the Company or any of its Subsidiaries other than at fair market value, including by the receipt of

Capital Stock of such Non-Recourse Subsidiary, provided, however, that if any such acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, such acquisition or series of related acquisitions shall be approved by a majority of the members of the Board of Directors of the Company in a Board Resolution which shall set forth that such acquisitions are being, or have been, made at fair market value, and (C) which has no Debt other than Non-Recourse Debt. Subsidiaries of Non-Recourse Subsidiaries shall be deemed Non-Recourse Subsidiaries.

     'Obligations' means (a) the full and punctual payment of the principal of, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance of all other obligations of the Company under the Indenture and the Notes.

     'Permitted Holders' means (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the Voting Stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

     'Permitted Lien' means:

          (1) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (3) pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers' compensation, unemployment insurance or similar legislation;

          (4) Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money);

          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole;

          (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (7) judgment and attachment Liens not giving rise to a Default or Event of Default;


          (8) leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

          (9) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (10) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of default by the Company or any of its Subsidiaries of its obligations under any such lease which is material;

          (11) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is lessee;

          (12) broker's Liens securing the payment of commissions and management fees in the ordinary course of business;

          (13) Liens on cash and Cash Equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent such Liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice;

          (14) Liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries in the ordinary course of business (other than letters of credit issued as credit support for any Debt);

          (15) Liens arising in respect of accounts receivable arising as a result of non-recourse sales thereof;

          (16) Liens arising by reason of consignment sales of inventory in the ordinary course of business; and

          (17) Liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by such Non-Recourse Subsidiary.

     'Person' means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     'Preferred Stock,' as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Redeemable Stock of such Person.

     'Purchase Money Obligation' of any Person means any Debt secured by a Lien on assets related to the business of such Person, and any additions and accessions thereto or replacements thereof, which are purchased or constructed by such Person at any time after the Issue Date; provided, however, that (i) the aggregate outstanding principal amount of such Debt (determined on a per asset basis in the case of any additions, accessions or replacements) shall not at any time exceed 100% of the purchase price to such Person of the related assets or
(ii) such Debt shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto or replacements thereof and any proceeds therefrom.

     'Ratings Event' means any of the following:

          (i) the rating of ISP's Long-Term Debt being below Baa3 (in the case of the rating by Moody's) and below BB+ (in the case of the rating by S&P); or

          (ii) at any time that ISP's Long-Term Debt is rated below Baa3 by Moody's, the rating of ISP's Long-Term Debt being placed on credit watch for a ratings downgrade below BB+ by S&P; or

          (iii) at any time that ISP's Long-Term Debt is rated below BB+ by S&P, the rating of ISP's Long-Term Debt being placed on credit watch for a ratings downgrade below Baa3 by Moody's.

     'Recourse Subsidiaries,' of any Person, means all Subsidiaries of such Person other than Non-Recourse Subsidiaries of such Person.

     'Redeemable Stock' means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise (x) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the Stated Maturity of the applicable Notes, (y) is redeemable or puttable, directly or indirectly, at the option of the holder thereof at any time on or prior to the ninetieth day after the Stated Maturity of the applicable Notes, or (z) is exchangeable or convertible into another security (other than a security that is not itself Redeemable Stock).

     'Refinance' means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. 'Refinanced' and 'Refinancing' shall have correlative meanings.

     'Refinancing Debt' means Debt Issued to Refinance, any other Debt; provided, however, that (i) the amount of the Debt so Issued shall not exceed the principal amount or the accreted value (in the case of Debt Issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so Issued shall equal or exceed that of the

Debt so Refinanced, (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date, (v) if the Debt being Refinanced is a Purchase Money Obligation, the Refinancing Debt shall not be secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced.

     'Restricted Investment' means, with respect to the Company or any of its Subsidiaries, an Investment by such Person in an Affiliate of the Company; provided, however, that the following shall not be Restricted Investments:

          (a) any Investment by the Company or any ISP Subsidiary in any Unrestricted Affiliate; and

          (b) any Investment by the Company or any of its Subsidiaries in (x) the Company or any of its Recourse Subsidiaries or (y) any such Affiliate that becomes, as a result of such Investment, a Recourse Subsidiary of the Company.

     'Restricted Payment' means (i) the declaration or making of any dividend or of any other payment or distribution (other than dividends, payments or distributions payable solely in shares of the Company's Capital Stock other than Redeemable Stock) on or with respect to the Company's Capital Stock (other than Redeemable Stock) and (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of the Company's Capital Stock (other than Redeemable Stock); provided, however, that the Linden Dividend shall not be deemed to be a Restricted Payment.

     'Restricted Security' has the meaning set forth in Rule 144(a)(3) under the Securities Act.

     'S&P' means Standard & Poor's Rating Services or its successor.

     'Securities Act' means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission thereunder.

     'Significant Subsidiary' means (i) any Recourse Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Recourse Subsidiary of the Company which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). 'Defaulting Subsidiary' means any Recourse Subsidiary of the Company with respect to which an event described under clause (6), (7), or (8) under 'Events of Default' has occurred and is continuing.

     'Specified Agreements' means (i) the Tax Sharing Agreements (but, after a company leaves the applicable consolidated group, only with respect to the indemnities that survive thereunder), (ii) the Existing Management Agreement and the New Management Agreement, (iii) the Granules Contracts and (iv) the Indemnification Agreement and other similar indemnification agreements in effect prior to the Issue Date.

     'Specified Subsidiaries' means Subsidiaries of the Company other than ISP Subsidiaries.

     'Spin Off' means the consummation of the transactions described under '--The Spin Off Transactions,' substantially on the terms described therein.

     'Stated Maturity' when used with respect to any Senior Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

     'Subsidiary' means, with respect to any Person at any time of determination, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     'Tax Sharing Agreements' means, collectively, the tax sharing agreements described under 'Tax Sharing Agreement.'

     'TIA' means the Trust Indenture Act of 1939, as amended, as in effect on the date hereof.

     'Treasury Yield' means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519)

which has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining Average Life of the applicable Notes; provided, however, that if the Average Life of such Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     'Unrestricted Affiliate' means any Person (other than any Subsidiary of the Company) controlled (as defined in the definition of 'Affiliate') by the Company in which no Affiliate of the Company (other than (i) so long as ISP is a Recourse Subsidiary of the Company, ISP or any of its Wholly-Owned Recourse Subsidiaries, (ii) any director or officer of the Company or any of its Subsidiaries (so long as such Person is not also a director or officer of GAF or any of its Affiliates (other than the Company and its Subsidiaries, except for Non-Recourse Subsidiaries in which GAF has an interest other than through the Company)) and (iii) another Unrestricted Affiliate under this paragraph (a)) has an Investment.

     'U.S. Government Obligations' means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     'USI' means U.S. Intec, Inc., a Texas corporation, and its successors.

     'Voting Stock' means, with respect to any Person, Capital Stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

     'Wholly-Owned Recourse Subsidiary' of any Person means a Wholly-Owned Subsidiary of such Person that is a Recourse Subsidiary of such Person.

     'Wholly-Owned Subsidiary' means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.

CERTAIN CALCULATIONS

     All financial calculations shall be made as if the Spin Off occurred as of the Issue Date.

CERTAIN COVENANTS

     Each Indenture contains, among others, the following covenants:

     Limitation on Debt and Preferred Stock of the Company and ISP
Subsidiaries. (a) The Company shall not Issue, directly or indirectly, any Debt or any Preferred Stock unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of the Company for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) The Company shall not permit any ISP Subsidiary (so long as such ISP Subsidiary is a Subsidiary of the Company) to Issue, directly or indirectly, any Debt or any Preferred Stock unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of ISP for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (c) Notwithstanding the foregoing, the Company and ISP Subsidiaries may Issue the following:

          (1) Debt Issued pursuant to the Credit Agreement or any Refinancing Debt thereof in an aggregate principal amount outstanding at any time not to exceed $500,000,000;

          (2) Debt or Preferred Stock of the Company or any of its Subsidiaries Issued to and held by (i) ISP or any of its Wholly-Owned Recourse Subsidiaries, or (ii) the Company or any of its Wholly-Owned Recourse Subsidiaries; provided, however, that (x) any subsequent transfer of such Debt or such Preferred Stock to any Person not permitted by the foregoing or (y) any Wholly-Owned Recourse Subsidiary of ISP or of the Company that holds such Debt or Preferred Stock ceasing to be a Wholly-Owned Recourse Subsidiary of ISP or of the Company, as the case may be, shall be deemed, in each case, to constitute the Issuance of such Debt or such Preferred Stock by the Company or such ISP Subsidiary, as the case may be;

          (3) Purchase Money Obligations, including Refinancing Debt thereof, in an aggregate amount outstanding at any time not to exceed $30,000,000;

          (4) Acquired Debt;

          (5) Debt outstanding on the Issue Date (including, without limitation, the Old Notes) and the New Notes;

          (6) Refinancing Debt Issued to Refinance any Debt permitted by clauses
     (2)-(5) above;

          (7) Non-Recourse Debt of a Non-Recourse Subsidiary of ISP and (y) Guarantees of Non-Recourse Debt of any Non-Recourse Subsidiary of ISP which Guarantees are recourse only to the stock of such Non-Recourse Subsidiary;

          (8) Preferred Stock (other than Redeemable Stock) of the Company;

          (9) so long as no Default or Event of Default has occurred and is continuing and no Ratings Event has occurred and is continuing, Debt of any

     ISP Subsidiary; and

          (10) Debt (other than Debt described in clauses (1) through (7) and (9) above) in an aggregate principal amount outstanding at any time not to exceed $50,000,000.

     (d) To the extent the Company or any ISP Subsidiary Guarantees any Debt of the Company or any ISP Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If the Company or an ISP Subsidiary Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes an ISP Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     Limitation on Debt and Preferred Stock of Specified Subsidiaries. (a) The Company shall not permit any Specified Subsidiary (so long as such Specified Subsidiary is a Subsidiary of the Company) to Issue, directly or indirectly, any Debt or any Preferred Stock unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of the Specified Subsidiaries (determined on a combined basis) for its most recently completed four consecutive fiscal quarter period ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) Notwithstanding the foregoing, Specified Subsidiaries may Issue the following:

          (1) Debt or Preferred Stock of any Specified Subsidiary Issued to and held by any Wholly-Owned Recourse Subsidiary of such Specified Subsidiary or the Company or any of its Wholly-Owned Recourse Subsidiaries; provided, however, that (x) any transfer of such Debt or such Preferred Stock to any Person not permitted by the foregoing or (y) such Wholly-Owned Recourse Subsidiary ceasing to be a Wholly-Owned Recourse Subsidiary of such Specified Subsidiary or of the Company, as the case may be, shall, in each case, be deemed to constitute the Issuance of such Debt or such Preferred Stock by such Specified Subsidiary;

          (2) Purchase Money Obligations in an aggregate amount outstanding at any time not to exceed $50,000,000;

          (3) Acquired Debt;

          (4) Debt outstanding on the Issue Date;

          (5) Refinancing Debt Issued to Refinance any Debt permitted by clauses
     (1)-(4) above;

          (6) (x) Non-Recourse Debt of a Non-Recourse Subsidiary of any Specified Subsidiary and (y) Guarantees of Non-Recourse Debt of

     Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of such Non-Recourse Subsidiary; and

          (7) Debt (other than Debt described in clauses (1)-(6) above) in an aggregate principal amount outstanding at any time not to exceed $50,000,000.

     (c) To the extent any Specified Subsidiary Guarantees any Debt of any other Specified Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If a Specified Subsidiary Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a Specified Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     Prohibition on Debt and Capital Stock of Intermediate Parents of
ISP. Notwithstanding paragraphs (a) and (b) of the 'Limitation on Debt and Preferred Stock of Specified Subsidiaries' covenant the Company shall not permit any of its Subsidiaries (other than, subject to the 'Limitation on Debt and Preferred Stock of the Company and ISP Subsidiaries' covenant, ISP Subsidiaries) that, directly or indirectly, owns any Capital Stock or Debt of any ISP Subsidiary to Issue any Debt or Capital Stock other than Debt or Capital Stock Issued to and held by (x) so long as ISP is a Recourse Subsidiary of the Company, ISP or any of its Wholly-Owned Recourse Subsidiaries or (y) the Company.

     Limitation on Restricted Payments and Restricted Investments. (a) The Company shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment or Restricted Investment at any time on or after the Issue Date if, at the time of such Restricted Payment or Restricted Investment or immediately after giving effect thereto:

          (1) a Default or an Event of Default shall have occurred and be continuing;

          (2) the Company is not able to incur at least $1.00 of additional Debt under paragraph (a) of the 'Limitation on Debt and Capital Stock of the Company and ISP Subsidiaries' covenant; or

          (3) the aggregate amount of Restricted Payments made since June 30, 1996 (the 'Applicable Date') and the aggregate amount of Restricted Investments made since the Applicable Date and then outstanding (the amount expended for such purposes, if other than in cash, shall be the fair market value of such property as determined by the Board of Directors of the Company in good faith as of the date of payment or investment) shall exceed the sum of:

             (i) 50% of the cumulative Consolidated Net Income (or minus 100% of the cumulative Consolidated Net Loss) of the Company accrued during the period beginning on the Applicable Date and ending on the last day of the fiscal quarter for which financial information has been made publicly available by the Company but ending no more than 135 days prior to the date of such Restricted Payment or Restricted Investment

        (treating such period as a single accounting period);

             (ii) 100% of the net cash proceeds, including the fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, as evidenced by a Board Resolution, received by the Company from any Person (other than a Subsidiary of the Company) from the Issuance and sale subsequent to the Applicable Date of Capital Stock of the Company (other than Redeemable Stock) or as a capital contribution;

             (iii) 100% of the net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the exercise of options or warrants on Capital Stock of the Company (other than Redeemable Stock);

             (iv) 100% of the net cash proceeds received by the Company from the conversion into Capital Stock (other than Redeemable Stock) of convertible Debt or convertible Preferred Stock issued and sold (other than to a Subsidiary of the Company) since the Applicable Date; and

             (v) $30,000,000.

     The designation by the Company or any of its Subsidiaries of a Subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by the Company in an amount equal to the outstanding Investments made by the Company and its Subsidiaries in such person being designated a Non-Recourse Subsidiary at the time of such designation.

     (b) The foregoing paragraph (a) shall not prevent the following, as long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom other than pursuant to paragraph (a)):

          (1) the making of any Restricted Payment or Restricted Investment within 60 days after (x) the date of declaration thereof or (y) the making of a binding commitment in respect thereof; provided that at such date of declaration or commitment such Restricted Payment or Restricted Investment complied with paragraph (a); or

          (2) any Restricted Payment or Restricted Investment made out of the net cash proceeds received by the Company from the substantially concurrent sale of its Common Stock (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds so utilized shall not be included in paragraph (a)(3) in determining the amount of Restricted Payments or Restricted Investments the Company could make under paragraph
     (a), and Restricted Payments or Restricted Investments made pursuant to this clause (2) shall not be included in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under paragraph (a)(3); or

          (3) repurchases of Capital Stock of the Company, in each case from employees of the Company or any of its Subsidiaries (other than any Permitted Holder); provided, however, that the aggregate amount of

     Restricted Payments made under this clause shall not exceed $3,000,000 in any fiscal year; provided, further, however, that the amount of Restricted Payments made pursuant to this clause (3) shall not be included in determining the amount of Restricted Payments made under paragraph (a)(3).

     Limitation on Liens. (a) The Company shall not, and shall not permit any of its Specified Subsidiaries to, directly or indirectly, incur or suffer to exist any Liens (other than Permitted Liens) upon their respective properties or assets whether owned on the Issue Date or acquired after such date, or on any income or profits therefrom, other than the following:

          (1) Liens securing intercompany Debt permitted by paragraph (b)(1) under the 'Limitation on Debt and Capital Stock of Specified Subsidiaries' covenant;

          (2) Liens existing on the Issue Date;

          (3) Purchase money Liens on assets of the Company and its Specified Subsidiaries or improvements or additions thereto existing or created within 180 days after the time of acquisition of or improvement or addition to such assets, or replacements thereof; provided that (i) such acquisition, improvement or addition is otherwise permitted by the applicable Indenture, (ii) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each such Lien in each asset shall not exceed the cost (including all such Debt secured thereby, whether or not assumed) of the item subject thereto, and such Liens shall attach solely to the particular item of property so acquired, improved or added, and any additions or accessions thereto, or replacements thereof, and (iii) the aggregate amount of Debt secured by Liens permitted by this clause (3) shall not at any one time exceed $50,000,000;

          (4) Liens securing Acquired Debt; provided, however, that (i) any such Lien secured the Acquired Debt at the time of the incurrence of such Acquired Debt by the Company or by one of its Specified Subsidiaries and such Lien and Acquired Debt were not incurred by the Company or any of its Specified Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or by one of its Specified Subsidiaries, and (ii) any such Lien does not extend to or cover any property or assets of the Company or of any of its Specified Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of the Company or of one of its Specified Subsidiaries;

          (5) Liens to secure Refinancing of any Debt secured by Liens described in clauses (1)-(4) above and (6) below; provided that (i) the Refinancing does not increase the principal amount of Debt being so Refinanced and (ii) the Lien of the Refinancing Debt does not extend to any asset not securing the Debt being Refinanced or improvements or additions thereto, or replacements thereof; and


          (6) Liens on assets of the Company and its Specified Subsidiaries (other than the Liens described above), provided that such Liens only secure Debt of the Company and its Specified Subsidiaries in an aggregate amount not to exceed at any one time outstanding $50,000,000.

     Prohibition on Certain Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter, directly or indirectly, into, or suffer to exist, any transaction or series of transactions (including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service) with GAF or any of its Subsidiaries. The foregoing shall not prohibit any transaction permitted by paragraph (b)(5) or (c) under the 'Limitation on Transactions with Affiliates' covenant.

     Limitation on Transactions with Affiliates. (a) The Company shall not enter, and shall not permit any of its Subsidiaries to enter, directly or indirectly, into any transaction or series of related transactions with any Affiliate of the Company, including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless the terms of such transaction or series of transactions are set forth in writing and at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person; provided, however, that (i) if any such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business) involves aggregate payments or other consideration in excess of $2,000,000, such transaction or series of related transactions shall be approved (and the value of any non-cash consideration shall be determined) by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions; and (ii) in the event that such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business) involves aggregate payments or other consideration in excess of $20,000,000 (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions), the Company or such Subsidiary, as the case may be, shall have also received a written opinion from a nationally recognized investment banking firm that such transaction or series of related transactions are fair to the shareholders, in their capacity as such, of the Company or such Subsidiary from a financial point of view and such opinion has been delivered to the Trustee; provided, further, in the event that the Board of Directors of the Company or the Subsidiary, as the case may be, proposing to engage in a transaction or series of related transactions described in the preceding proviso does not have any members having no personal stake in such business, transaction or transactions, the Company or such Subsidiary may enter into such transaction or series of transactions if the Company or such Subsidiary, as the case may be, shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to the shareholders of the Company or such Subsidiary, in their capacity as such (the determination as to the value of any non-cash consideration referred to in the preceding proviso to be made by such investment banking firm), and such opinion shall have been delivered to the Trustee.


     (b) The foregoing paragraph (a) shall not prevent the following:

          (1) any transaction between a Subsidiary of the Company and its own employee stock ownership or benefit plan;

          (2) any transaction with an officer or director of the Company or any of its Subsidiaries entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director);

          (3) any business or transaction by an ISP Subsidiary or the Company with an Unrestricted Affiliate;

          (4) transactions permitted by the 'Limitation on Investments in Non-Recourse Subsidiaries by ISP Subsidiaries' covenant;

          (5) payments made or actions taken pursuant to any of the Specified Agreements (or any new agreement referred to in paragraph (c) below), as any such Specified Agreement (or new agreement) is, subject to paragraph
     (c) below, amended, modified, extended or waived from time to time;

          (6) the making of a Restricted Payment or Restricted Investment otherwise permitted by paragraph (a) of the 'Limitation on Restricted Payments and Restricted Investments' covenant or those transactions specifically permitted by paragraph (b) of the 'Limitation on Restricted Payments and Restricted Investments' covenant;

          (7) (i) transactions between or among Non-Recourse Subsidiaries of ISP, and (ii) transactions between or among Non-Recourse Subsidiaries of any Specified Subsidiary; or

          (8) (i) so long as ISP is a Recourse Subsidiary of the Company, transactions between or among ISP, its Recourse Subsidiaries and the Company, and (ii) transactions between or among any Specified Subsidiary and its Recourse Subsidiaries.

     (c) The Company will not, and will not permit any of its Subsidiaries to amend, modify, extend or waive any provision of any of the Specified Agreements in any manner which is significantly adverse to the Company or the Holders (it being understood that an extension or modification of either of the Granules Contracts (or any similar granules purchase contract) on terms at least as favorable to the Company as those available at the time of the extension or modification (or any such new agreement) in a comparable transaction in arms-length dealings with an unrelated Person shall not be deemed significantly adverse to the Company or the Holders).

     Limitation on Investments in Non-Recourse Subsidiaries by ISP
Subsidiaries. The Company shall not, and shall not permit any ISP Subsidiary (so long as such ISP Subsidiary is a Subsidiary of the Company) to, make Investments in Non-Recourse Subsidiaries of ISP if, after giving effect thereto, the cumulative aggregate amount (the amount so expended, if other than in cash, to be determined by the Board of Directors of ISP, as evidenced by a Board

Resolution) of such Investments, as of the date of the Investment, made by the Company and ISP Subsidiaries would exceed 20% of the Consolidated Net Worth of ISP.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of its Recourse Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company or any of its Subsidiaries, (b) make loans or advances to, or Issue any Guarantee for the benefit of, the Company or any of its Subsidiaries, (c) transfer any of its properties or assets to the Company or any of its Subsidiaries or (d) incur or suffer to exist Liens in favor of the Holders, except for such encumbrances or restrictions existing under or by reason of the following:

          (1) applicable law;

          (2) the Indentures;

          (3) customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;

          (4) any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person and its Subsidiaries, or the property or assets of such Person and its Subsidiaries, so acquired;

          (5) Liens specifically permitted by the 'Limitation on Liens' covenant; provided that such Liens and the terms governing such Liens do not, directly or indirectly, restrict the Company or its Subsidiaries from granting other Liens, except as to the assets subject to such Liens;

          (6) the Credit Agreement or other Debt existing on the Issue Date and any Refinancing of the Credit Agreement or any such other Debt; provided that the terms and conditions of any such Refinancing

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
     agreements relating to the terms described under clauses (a)-(d) above are no less favorable to the Company and its Subsidiaries than those contained in the agreements governing the Debt being Refinanced; and

          (7) covenants contained in agreements governing Debt of ISP Subsidiaries; provided, however, that such covenants shall not prohibit the ISP Subsidiaries from, directly or indirectly, paying dividends or making loans or advances to the Company in an aggregate amount less than the positive difference, if any, between (i) the sum of (A) $25,000,000 and (B) 50% of the cumulative Consolidated Net Income (or minus 100% of the Consolidated Net Loss) of ISP for the period beginning on the first day of the fiscal quarter during which such Debt was issued, and (ii) the aggregate amount of Restricted Payments and Restricted Investments made by ISP Subsidiaries since such date.


     Limitation on Asset Sales. (a) The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to consummate an Asset Sale unless:

          (1) the Company or such Subsidiary, as the case may be, receives consideration (including non-cash consideration, whose fair market value shall be determined in good faith by the Board of Directors of the Company or such Subsidiary, as evidenced by a Board Resolution) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution);

          (2) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, shall be cash or Cash Equivalents; provided, however, that this clause (2) shall not prohibit any Asset Sale for which the Company or such Subsidiary, as the case may be, receives 100% of the consideration, directly or through the acquisition of Capital Stock of a Person, in operating assets; and

          (3) in the case of an Asset Sale by the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, shall apply the Net Cash Proceeds of such Asset Sale within one year of receipt thereof, (i) to invest in the businesses that the Company and its Recourse Subsidiaries are engaged in at the time of such Asset Sale or any like or related business, (ii) to pay or satisfy Debt or Preferred Stock of the Company or such Subsidiary, as the case may be, and/or (iii) to offer to purchase the Notes (on a pro rata basis) in a tender offer at a redemption price equal to 100% of the principal thereof plus accrued interest thereon to the date of redemption; provided, however, that the Company may defer making any such offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to clause (3)(iii) equal or exceed $20,000,000; provided, further, however, that (i) the Company and its Subsidiaries may retain up to $5,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period (without complying with clause (3)), and
     (ii) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described under 'Change of Control Put and Call.'

     Investment Company Act. The Company shall not take any action that would require it or any of its Subsidiaries to register as an investment company under the Investment Company Act of 1940.

     Securities and Exchange Commission Reports. At all times from and after the earlier of (i) the date of the commencement of the Exchange Offers or the effectiveness of the Shelf Registration Statement contemplated by the Registration Rights Agreements and (ii) the date that is six months after the Issue Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as would be required to be filed with the Commission under the Exchange Act. The Company shall supply to each Holder and to any other Person who reasonably requests in writing, without cost, copies of such reports or other information. In addition, the Company shall, at its cost, deliver to each Holder, and a prospective purchaser designated by such Holder, from and after the earlier of the dates referred to in clauses (i) and (ii) above, quarterly and annual reports substantially equivalent to those which would be required under the Exchange Act if at the time of such request the Company is not a reporting company under Section 13 or Section 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section314(a).

     So long as any of the Notes remain outstanding, the Company shall cause each annual, quarterly and other financial report mailed or otherwise furnished by it generally to public stockholders to be filed with the Trustee and mailed to the Holders at their addresses appearing in the register of Notes maintained by the Registrar, in each case at the time of such mailing or furnishing to such stockholders.

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
MERGER, ETC.

     The Company shall not consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of its properties and assets (either in one transaction or series of related transactions) to any Person, unless:

          (1) the Company shall be the continuing Person, or the resulting, surviving or transferee Person (if other than the Company) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (3) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction.

     In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and the supplemental indenture in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of the assets of the Company in accordance with the foregoing provisions, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures, with the same effect as if such successor corporation had been named as the Company therein, and, except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indentures and the Notes.

EVENTS OF DEFAULT

     An 'Event of Default' occurs under an Indenture if:

          (1) the Company defaults in the payment of interest on, or Additional Interest (if any) with respect to, any Note issued pursuant to such Indenture when the same becomes due and payable and the default continues for a period of 30 days;

          (2) (i) the Company defaults in the payment of the principal of any
     Note issued pursuant to such Indenture when the same becomes due and payable at maturity or otherwise or (ii) the Company fails to redeem or repurchase Notes issued pursuant to such Indenture when required pursuant to such Indenture or the Notes;

          (3) the Company fails to comply with the provisions described under 'Merger, Etc.' contained in such Indenture;

          (4) the Company fails to comply for 30 days after notice with any of its obligations under 'Change of Control Put and Call' and 'Certain Covenants' contained in such Indenture;

          (5) the Company fails to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes issued pursuant to such Indenture (other than those referred to in clauses (1)-(4) above);

          (6) Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $15,000,000 or its foreign currency equivalent and such default continues for 5 days after notice;

          (7) the Company or any of its Significant Subsidiaries (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing; and


          (8) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate is rendered against the Company or any Significant Subsidiary of the Company and (i) there is a period of 60 days following the entry of such judgment or order during which such judgment or order is not discharged, waived or the execution thereof stayed and such default continues for 10 days after the notice specified below or (ii) foreclosure proceedings therefor have begun and have not been stayed within five days of the commencement of such foreclosure proceeding.

     A Default under clauses (4), (5), (6) or (8) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding issue of Notes issued pursuant to the applicable Indenture notify the Company in writing of the Default, and the Company does not cure the Default within the time specified in such clause after receipt of such notice. Such notice shall be given by the Trustee if so requested in writing by the Holders of at least 25% in aggregate principal amount of such outstanding Notes. When a Default under clause (4), (5), (6) or (8) is cured or remedied within the specified period, it ceases to exist.

     If an Event of Default (other than an Event of Default with respect to the Company specified in clause (7) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of such outstanding issue of Notes issued pursuant to the applicable Indenture, by written notice to the Company and the Trustee, may declare the principal of and accrued interest on all such Notes then outstanding to be due and payable (the 'Default Amount'). Upon a declaration of acceleration, such amount shall be due and payable immediately.

     If an Event of Default with respect to the Company specified in clause (7) above occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of a majority in aggregate principal amount at maturity of the applicable issue of Notes then outstanding, by written notice to the Trustee and the Company, may rescind an acceleration with respect to such Notes and its consequences if (i) all existing Defaults and Events of Default, other than the non-payment of the principal of such Notes which has become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid and
(iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Notwithstanding any other provision of the applicable Indenture, if an Event of Default occurs and is continuing and the Holders are entitled to payment as a result of acceleration, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and/or interest on the applicable issue of Notes or to enforce the performance of any provision of such Notes or the applicable Indenture.

     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an

Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

     Subject to certain provisions of the applicable Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes governed thereby by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in payment of principal or interest on any Note as specified in clauses (1) and (2) above. When a Default or Event of Default is waived, it is cured and ceases to exist.

     The Holders of a majority in aggregate principal amount of the applicable issue of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines may be unduly prejudicial to the rights of another Holder as such, or that may subject the Trustee to personal liability. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     A Holder may not pursue any remedy with respect to an Indenture or the Notes except under specified circumstances.

     If a Default occurs under an Indenture and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder of Notes issued thereunder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of the principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interests of the Holders of the applicable Notes.

DISCHARGE; DEFEASANCE

     When (i) the Company delivers to the Trustee all outstanding Notes issued under an Indenture (other than replaced Notes) for cancellation or (ii) all outstanding Notes issued under an Indenture have become due and payable, and the Company irrevocably deposits with the Trustee money sufficient to pay at maturity all such outstanding Notes, including interest thereon (other than replaced Notes), and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture governing such Notes shall, except with respect to certain matters, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of such Indenture on demand of the Company accompanied by an officers' certificate and an opinion of counsel as to the satisfaction of all conditions to such satisfaction and discharge of such Indenture and at the cost and expense of the Company.

     Subject to the provisions set forth in the applicable Indenture, the Company may at any time terminate (i) all its obligations under the Notes issued under an Indenture and the applicable Indenture ('legal defeasance'), or (ii) its obligations under certain of the covenants under such Indenture ('covenant defeasance').


     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

          (1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest, if any, on the applicable issue of Notes to maturity or redemption, as the case may be;

          (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the applicable Notes to maturity or redemption, as the case may be;

          (3) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (4) the deposit does not constitute a default under any other agreement binding on the Company;

          (5) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

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
          (6) the Company delivers to the Trustee an opinion of counsel stating that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such opinion of counsel shall be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

          (7) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with.

     Notwithstanding the foregoing provisions of this Section, the conditions set forth in the foregoing paragraphs (2), (3), (4), (5), (6) and (7) need not be satisfied so long as, at the time the Company makes the deposit described in paragraph (1), (i) no payment or bankruptcy Default under the applicable Indenture has occurred and is continuing on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been mailed providing for redemption of all the applicable Notes 30 days after such mailing and the provisions of the applicable Indenture with respect to such redemption shall have been complied with or (y) the Stated Maturity of all of the applicable Notes will occur within 30 days. If the conditions of the preceding sentence are satisfied the Company shall be deemed to have exercised its covenant defeasance option.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

     The Company, when authorized by resolution of its Board of Directors, and the Trustee may amend an Indenture or the Notes issued pursuant thereto with the written consent of the Holders of a majority in aggregate principal amount of the applicable issue of Notes then outstanding, and the Holders of a majority in aggregate principal amount of the applicable issue of Notes then outstanding by written notice to the Trustee may waive future compliance by the Company with any provision of such Indenture or such Notes.

     Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver, may not:

          (1) change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2) reduce the percentage in principal amount of the outstanding Notes, the consent of the Holders of which is required for any supplemental indenture or the consent of such Holders is required for any waiver of compliance with provisions of the applicable Indenture or Defaults hereunder and their consequences provided for in such Indenture;

          (3) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of each Holder affected thereby;

          (4) waive a default in the payment of the principal of or interest on any Note or modify or waive the Company's obligation to repurchase Notes under the provisions described under 'Change of Control' or 'Certain Covenants--Limitation on Asset Sales';

          (5) except as otherwise permitted by the provisions described under 'Merger, Etc.', consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture;

          (6) make any change in the amendment and waiver provisions, provisions relating to waiver of past defaults or provisions relating to rights of holders to receive payment; or

          (7) change the time at which any Note must be redeemed or repaid in accordance with the terms of the applicable Indenture and the Notes.

     It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. Any amendment, waiver or consent shall be deemed effective upon receipt by the Trustee of the necessary consents and shall not require execution of any supplemental indenture to be effective.

     Except as otherwise provided above, the Holders of a majority in aggregate principal amount of the applicable issue of Notes then outstanding may waive compliance in a particular instance by the Company with any provisions of the applicable Indenture or such Notes.

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any fee, interest or other amount to any Holders in connection with any consent, waiver or amendment to an Indenture or the Notes governed thereby, unless such fee, interest or other amount is offered or agreed to be paid to all Holders who are given the same opportunity to so consent, waive or agree to amend and who, in fact, so consent, waive or agree to amend.

GOVERNING LAW

     The Indentures and the Notes are governed by and will be construed in accordance with, the laws of the State of New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the material federal income tax consequences to tendering holders of Old Notes of (i) the exchange of Old Notes for New Notes and (ii) the ownership and disposition of New Notes, reflects the opinion of Weil, Gotshal & Manges LLP, counsel for the Company.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), Treasury Regulations promulgated thereunder (including temporary regulations), administrative rulings and judicial decisions now in effect, all of which are subject to change, possible with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of such holder's individual investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, life insurance companies, tax-exempt organizations and foreign taxpayers and persons who hold (or will hold) the Old Notes or New Notes as part of a 'straddle,' 'hedge' or 'conversion transaction'), nor does it discuss any aspect of state, local or foreign taxation. The following discussion assumes that the Old Notes and New Notes are (and will be) held by the holders thereof as 'capital assets' within the meaning of Section 1221 of the Code.

     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATIONAL PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF OLD NOTES SHOULD CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE EXCHANGE OFFER, AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


FEDERAL INCOME TAX CONSEQUENCES OF TENDERING OLD NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offers should not constitute an exchange for federal income tax purposes. Accordingly, the Exchange Offers should have no federal income tax consequences to holders of Old Notes. Except for the immediately succeeding paragraph, the balance of this discussion assumes that the exchange of Old Notes for New Notes will not constitute an exchange for federal income tax purposes.

     If, contrary to the above conclusion, the exchange of Old Notes for New Notes constitutes an exchange for federal income purposes, both the Old Notes and the New Notes should constitute 'securities' for federal income tax purposes (which determination generally is made by reference to the initial terms of the debt instrument, with debt instruments with initial terms of more than five years generally being treated as securities) and, thus, a holder of Old Notes should recognize no gain or loss on the consummation of the Exchange Offers.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW NOTES

STATED INTEREST

     Interest on a New Note should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

SALE OR REDEMPTION

     The sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of New Notes generally will be a taxable event for federal income tax purposes. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of a New Note (other than in respect of accrued interest thereon) and (ii) the holder's adjusted tax basis in such debt instrument (other than in respect of accrued interest thereon). Subject to the possible application of the market discount rules discussed below, such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the New Notes were held by the holder for the applicable period at the time of such sale or other disposition.

MARKET DISCOUNT

     Except as discussed below, gain recognized on the disposition of New Notes having accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided the amount of market discount thereon exceeds a de minimis amount. In general, upon the disposition of a 'market discount' bond, any gain recognized by a holder is treated as ordinary income to the extent of accrued market discount thereon. Market discount is defined generally as the excess of (i) the 'stated redemption price at maturity' of a debt obligation less any unamortized original issue discount over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition.


     If a holder of New Notes having accrued market discount disposes of such New Notes in any transaction other than a sale, exchange or redemption (e.g., a gift), such holder will be deemed to have realized an amount equal to the fair market value of such new Notes and will be required to recognize as ordinary income any accrued market discount thereon. See 'Sale or Redemption' above for the general consequences of a sale, exchange or redemption. Partial principal payments (if any) on such New Notes also would be includable as ordinary income to the extent of any accrued market discount on such New Notes. A holder of New Notes having accrued market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry such New Notes until they are disposed of in a taxable transaction.

     A holder of New Notes having accrued market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Service. If a holder of New Notes elects to include market discount in income, the above-discussed rules with respect to ordinary income recognition resulting from sale and certain other disposition transactions and to deferral of interest deductions would not apply.

BOND PREMIUM

     If the initial tax basis of a holder in any New Notes exceeds the 'amount payable on maturity' (such excess being the 'bond premium'), the holder may elect to amortize the bond premium over the period from the acquisition date of such New Notes to their maturity date (or an earlier call date, if using such earlier date would result in a smaller amortization deduction) and, except as Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of such New Notes by such amount.

     A holder who elects to amortize bond premium must reduce his adjusted basis in such New Notes by the amount of such allowable amortization. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the holder's taxable year as to which the election is made, and may be revoked subsequently only with the consent of the Service.

BACKUP WITHHOLDING

     Under the Code, a holder of Old Notes or New Notes may be subject, under certain circumstances, to 'backup withholding' at a 31% rate with respect to payments of interest or the gross proceeds from the sale, exchange or redemption of such notes. This withholding generally applies only if the holder (i) fails to furnish his social security or other taxpayer identification number ('TIN') within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Old Notes and New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of New 9% Notes received in exchange for Old 9% Notes and in connection with resales of New 9 3/4% Notes received for Old 9 3/4% Notes, in each case, where such Old Notes were acquired as a result of market-making activities or other trading activities. ISP Holdings has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     ISP Holdings will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.


     For a period of 180 days after the Expiration Date, ISP Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. ISP Holdings has agreed to pay all expenses incident to the Exchange Offers (including the reasonable fees and expenses of Cahill Gordon and Reindel, counsel to Bear, Stearns & Co. Inc., the initial purchaser of the Old 9% Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for ISP Holdings by Weil, Gotshal & Manges LLP (a limited liability partnership including professional corporations), New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and continues to represent, Bear, Stearns & Co. Inc. in connection with various legal matters. Weil, Gotshal &

Manges LLP has from time to time represented, and may continue to represent, GAF and certain of its affiliates (including G-I Holdings, ISP and BMCA) in connection with certain legal matters.

                                    EXPERTS


     The consolidated financial statements and schedules of ISP Holdings Inc. as of December 31, 1995 and 1996 and the consolidated statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION

     ISP, G-I Holdings and BMCA are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith file reports, proxy statements (with respect to ISP) and other information with the Commission. The reports, proxy statements and other information filed by ISP, G-I Holdings and BMCA with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, ISP's common stock is listed on the New York Stock Exchange and material filed by ISP can be inspected at the offices of the

New York Stock Exchange, 20 Broad Street, New York, New York 10005. Finally, the Commission maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     ISP Holdings has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-4 under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE
                                                                          ----
Report of Independent Public Accountants...............................   F-2
Consolidated Statements of Income for the three years ended December
  31, 1996.............................................................   F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996...........   F-4
Consolidated Statements of Cash Flows for the three years ended
  December 31, 1996....................................................   F-5
Consolidated Statements of Shareholder's Equity (Deficit) for the three
  years ended December 31, 1996........................................   F-7
Notes to Consolidated Financial Statements.............................   F-8
Supplementary Data (unaudited):
Quarterly Financial Data (unaudited)...................................   F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ISP Holdings Inc.:


     We have audited the accompanying consolidated balance sheets of ISP Holdings Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above, appearing on pages F-3 to F-25 of this Prospectus, present fairly, in all material respects, the financial position of ISP Holdings Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February    , 1997

                               ISP HOLDINGS INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
                                                               (THOUSANDS)
Net sales.........................................   $600,047    $689,002    $716,481
                                                     --------    --------    --------
Costs and expenses:
  Cost of products sold...........................    367,746     414,672     418,921
  Selling, general and administrative.............    119,656     134,011     148,336
  Goodwill amortization...........................     13,400      13,223      13,200
                                                     --------    --------    --------
     Total costs and expenses.....................    500,802     561,906     580,457
                                                     --------    --------    --------
Operating income..................................     99,245     127,096     136,024
Interest expense..................................    (28,676)    (33,091)    (38,333)
Equity in earnings of joint venture...............      2,034       5,413       5,604
Other income (expense), net.......................       (119)      6,684      13,333
                                                     --------    --------    --------
Income from continuing operations before income
  taxes and extraordinary items...................     72,484     106,102     116,628
Income taxes......................................    (26,732)    (38,727)    (42,079)
Minority interest in income of subsidiary.........     (8,640)    (12,306)    (13,713)
                                                     --------    --------    --------
Income from continuing operations before
  extraordinary items.............................     37,112      55,069      60,836
                                                     --------    --------    --------
Discontinued operations:
  Loss from discontinued operations, net of income
     taxes........................................     (7,865)    (22,241)    (19,590)
  Gain on sale of discontinued operation, net of
     income taxes of $30,648......................         --          --      43,637
                                                     --------    --------    --------
Income (loss) from discontinued operations........     (7,865)    (22,241)     24,047
                                                     --------    --------    --------
Income before extraordinary items.................     29,247      32,828      84,883
Extraordinary items, net of income tax benefits of
  $733 and $17,275, respectively..................     (1,237)         --     (30,950)
                                                     --------    --------    --------
Net income........................................   $ 28,010    $ 32,828    $ 53,933
                                                     --------    --------    --------
                                                     --------    --------    --------



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               ISP HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995           1996
                                                              ----------     ----------
                                                                     (THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   14,080     $   17,938
  Investments in trading securities.........................      17,183          2,334
  Investments in available-for-sale securities..............     109,214        158,698
  Investments in held-to-maturity securities................       4,618          1,977
  Other short-term investments..............................       4,885         21,435
  Accounts receivable, trade, less reserve of $2,879 and
     $2,840.................................................      60,327         66,875
  Accounts receivable, other................................      12,356         12,835
  Receivable from affiliates, net...........................          --          5,236
  Inventories...............................................     107,969        108,586
  Net current assets of discontinued operations.............     147,451        206,708
  Other current assets......................................      12,920         13,239
                                                              ----------     ----------
Total current assets........................................     491,003        615,861
Property, plant and equipment, net..........................     475,550        493,243
Excess of cost over net assets of businesses acquired, net
  of accumulated amortization of $91,825 and $105,025.......     430,458        421,017
Other assets................................................      63,378         70,311
                                                              ----------     ----------
Total assets................................................  $1,460,389     $1,600,432
                                                              ----------     ----------
                                                              ----------     ----------

       LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Short-term debt...........................................  $   36,199     $   22,282
  Current maturities of long-term debt......................         398            610
  Loan payable to affiliate.................................      50,597             --
  Accounts payable..........................................      41,727         43,465
  Accrued liabilities.......................................      56,538         66,907
  Payable to affiliates, net................................       9,429             --
  Income taxes..............................................       6,114          5,751
                                                              ----------     ----------
Total current liabilities...................................     201,002        139,015
                                                              ----------     ----------
Long-term debt less current maturities......................     280,254        834,284
                                                              ----------     ----------
Long-term note payable to affiliate.........................      67,237             --
                                                              ----------     ----------
Deferred taxes..............................................      55,743         53,612
                                                              ----------     ----------
Net noncurrent liabilities of discontinued operations.......     678,805        353,880
                                                              ----------     ----------
Other liabilities...........................................      65,458         60,758
                                                              ----------     ----------
Minority interest in subsidiary.............................     113,597        116,230
                                                              ----------     ----------
Commitments and contingencies...............................
Shareholder's equity (deficit):
  Cumulative Redeemable Convertible Preferred Stock, $.01
     par value per share; 800,000 shares authorized: 0
     shares issued..........................................          --             --
  Common stock, $.01 par value per share; 3,000,000 shares
     authorized:
     10 shares issued and outstanding.......................          --             --
  Additional paid-in capital................................      56,342        119,031
  Excess of purchase price over the adjusted historical cost of predecessor company shares owned by GAF's
     stockholders...........................................     (72,605)       (72,605)
  Retained earnings (accumulated deficit)...................          --        (13,925)
  Cumulative translation adjustment and other...............      14,556         10,152
                                                              ----------     ----------
     Shareholder's equity (deficit).........................      (1,707)        42,653
                                                              ----------     ----------
Total liabilities and shareholder's equity (deficit)........  $1,460,389     $1,600,432
                                                              ----------     ----------
                                                              ----------     ----------


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               ISP HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                  (THOUSANDS)
Cash and cash equivalents, beginning of year...........  $ 11,022   $ 20,127   $ 14,080
                                                         --------   --------   --------
Cash provided by operating activities:
  Net income...........................................    28,010     32,828     53,933
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      (Income) loss from discontinued operations.......     7,865     22,241    (24,047)
      Extraordinary items..............................     1,237         --     30,950
      Depreciation.....................................    32,753     35,960     38,279
      Goodwill amortization............................    13,400     13,223     13,200
      Deferred income taxes............................   (16,494)   (18,809)    (2,494)
    (Increase) decrease in working capital items.......   (11,277)    (5,105)     2,532
    Purchases of trading securities....................  (267,181)   (66,483)   (43,236)
    Proceeds from sales of trading securities..........   284,520    104,058     47,901
    (Increase) decrease in other assets................    (4,281)        56        385
    Decrease in other liabilities......................    (2,090)    (1,343)       (31)
    Increase (decrease) in net payable to affiliates...      (247)     6,093    (14,665)
    Change in cumulative translation adjustment........     6,694      5,561     (6,943)
    Change in minority interest in subsidiary..........    10,252     13,663     12,360
    Other, net.........................................    (4,556)     1,868       (561)
                                                         --------   --------   --------
Net cash provided by operating activities..............    78,605    143,811    107,563
                                                         --------   --------   --------
Cash provided by (used in) investing activities:
  Capital expenditures and acquisitions................   (31,098)   (38,934)   (54,587)
  Proceeds from sale of discontinued operation.........        --         --     89,464
  Other-discontinued operations........................     4,106     28,159    (84,655)
  Purchases of available-for-sale securities...........      (953)  (364,012)  (339,472)
  Purchases of held-to-maturity securities.............        --     (5,592)   (14,331)
  Purchases of other short-term investments............    (2,697)    (2,188)   (16,550)
  Proceeds from sales of available-for-sale
    securities.........................................       742    257,197    301,851
  Proceeds from held-to-maturity securities............        --        974     16,972
                                                         --------   --------   --------
Net cash provided by (used in) investing activities....   (29,900)  (124,396)  (101,308)
                                                         --------   --------   --------

Cash provided by (used in) financing activities:
  Proceeds (repayments) from sale of accounts
    receivable.........................................    (1,052)     3,768      2,000
  Increase (decrease) in short-term debt...............   (12,848)    36,199    (14,249)
  Proceeds from issuance of long-term debt.............        --         --    324,093
  Tender Offer of G-I Holdings Discount Notes..........        --         --   (376,345)
  Repurchase of Discount Notes by G-I Holdings.........        --         --    178,861
  Increase (decrease) in borrowings under revolving
    credit facility....................................   (82,250)    (4,200)    29,625
  Other increase (decrease) in long-term debt..........      (798)    (1,435)       543
  Increase (decrease) in loans from affiliate..........    66,263    (15,216)  (117,834)
  Financing fees and expenses..........................      (421)        --     (8,642)
  Subsidiary's repurchases of common stock.............      (327)   (16,614)   (15,134)
  Dividends to minority shareholders of subsidiary.....      (969)        --         --
  Dividends and distributions paid to parent company...   (27,010)   (33,637)   (68,049)
  Capital contribution from parent company.............    18,880      5,478     61,558
  Other, net...........................................       932        195      1,176
                                                         --------   --------   --------
Net cash used in financing activities..................   (39,600)   (25,462)    (2,397)
                                                         --------   --------   --------
Net change in cash and cash equivalents................     9,105     (6,047)     3,858
                                                         --------   --------   --------
Cash and cash equivalents, end of year.................  $ 20,127   $ 14,080   $ 17,938
                                                         --------   --------   --------
                                                         --------   --------   --------

                               ISP HOLDINGS INC.

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1994       1995       1996
                                                         --------   --------   --------
                                                                  (THOUSANDS)
Supplemental Cash Flow Information:
Effect on cash from (increase) decrease in working
  capital items(1):
  Accounts receivable..................................  $(14,161)  $(10,892)  $ (8,884)
  Inventories..........................................    (5,087)     1,029       (575)
  Other current assets.................................     1,688      2,105       (967)
  Accounts payable.....................................     8,187     (5,895)     1,712
  Accrued liabilities..................................    (4,162)     8,389     11,511
  Income taxes.........................................     2,258        159       (265)
                                                         --------   --------   --------
    Net effect on cash from (increase) decrease in
     working capital items.............................  $(11,277)  $ (5,105)  $  2,532
                                                         --------   --------   --------
                                                         --------   --------   --------
Cash paid during the period for:
  Interest (net of amount capitalized).................  $ 31,140   $ 36,776   $ 33,583
  Income taxes (including taxes paid pursuant
    to the Tax Sharing Agreement)......................    44,499     44,489     61,701

------------------

(1) Working capital items exclude cash and cash equivalents, short-term investments and short-term debt. Working capital acquired in connection with acquisitions is reflected within 'Capital expenditures and acquisitions.' The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown above. In addition, the increase in accounts receivable shown above does not reflect the cash proceeds from the sale of certain of the Company's accounts receivable (see
    Note 3); such proceeds are reflected in cash from financing activities. As discussed in Note 6, in October 1996, ISP Holdings issued $199.9 million of its 9 3/4% Senior Notes due 2002 in a noncash exchange offer for G-I Holdings Series of 10% Senior Notes due 2006.


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               ISP HOLDINGS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)


                                                                 CAPITAL
                                                                STOCK AND      CUMULATIVE       RETAINED
                                                                ADDITIONAL     TRANSLATION      EARNINGS
                                                                 PAID-IN       ADJUSTMENT     (ACCUMULATED
                                                                 CAPITAL       AND OTHER        DEFICIT)
                                                                ----------     ----------     ------------
                                                                               (THOUSANDS)
December 31, 1993...........................................     $  31,855      $ (1,864)       $     --
  Net income................................................            --            --          28,010
  Translation adjustment....................................            --         6,694              --
  Dividends and distributions to parent company.............            --            --         (28,010)
  Capital contribution from parent company..................        18,880            --              --
  Unrealized loss on available-for-sale securities, net of
     $517 income tax benefit................................            --          (886)             --
  Change in unrealized gain on investments held by insurance
     subsidiary.............................................            --          (594)             --
  Adjustment of unfunded pension liability..................            --         2,760              --
  Effect of subsidiary's purchases of treasury stock........           (31)           --              --
                                                                ----------     ----------     ------------
December 31, 1994...........................................     $  50,704      $  6,110        $     --
  Net income................................................            --            --          32,828
  Translation adjustment....................................            --         5,561              --
  Dividends and distributions to parent company.............            --            --         (32,828)
  Capital contribution from parent company..................         5,478            --              --
  Change in unrealized gains on available-for-sale
     securities, net of $1,503 income tax effect............            --         2,636              --
  Adjustment of unfunded pension liability..................            --           249              --
  Effect of exercises of subsidiary's stock options.........           160            --              --
                                                                ----------     ----------     ------------

December 31, 1995...........................................     $  56,342      $ 14,556        $     --
  Net income................................................            --            --          53,933
  Translation adjustment....................................            --        (6,943)             --
  Dividends and distributions to parent company.............            --            --         (67,858)
  Capital contribution from parent company..................        61,683            --              --
  Change in unrealized gains on available-for-sale
     securities, net of $1,213 income tax effect............            --         1,332              --
  Adjustment of unfunded pension liability..................            --         1,207              --
  Effect of exercises of subsidiary's stock options.........           717            --              --
  Effect of subsidiary's issuance of stock and options as
     incentives.............................................           289            --              --
                                                                ----------     ----------     ------------
December 31, 1996...........................................     $ 119,031      $ 10,152        $(13,925)
                                                                ----------     ----------     ------------
                                                                ----------     ----------     ------------


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                               ISP HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Prior to January 1, 1997, ISP Holdings Inc. ('ISP Holdings') was a wholly owned subsidiary of GAF Corporation ('GAF'). ISP Holdings was formed on August 6, 1996 and 10 shares of its common stock were issued to GAF in exchange for all of the capital stock of G-I Holdings Inc. ('G-I Holdings'), which resulted in G-I Holdings becoming a direct wholly-owned subsidiary of ISP Holdings.



     The accompanying consolidated financial statements have been prepared on a basis which retroactively reflects the formation of ISP Holdings, as discussed above, for all periods presented. The net income for each period presented up to the date ISP Holdings was formed has been reflected as dividends and/or distributions to GAF.



     On January 1, 1997, GAF effected a series of transactions (the 'Spin Off Transactions') that resulted in, among other things, the capital stock of ISP Holdings being distributed to the stockholders of GAF. As a result of such distribution, ISP Holdings and its principal asset, which is approximately 83.5% of the issued and oustanding shares of capital stock of International Specialty Products Inc. ('ISP'), are no longer direct or indirect assets of GAF. Conversely, the assets and liabilities of other wholly owned subsidiaries of G-I Holdings, including Building Materials Corporation of America ('BMCA'), U.S. Intec, Inc. ('USI'), and GAF Fiberglass Corporation (formerly known as GAF Chemicals Corporation) ('GFC'), are no longer included in the consolidated assets and liabilities of ISP Holdings. As used herein, the term 'Company' refers to ISP Holdings and its subsidiaries.



     Accordingly, the results of operations and assets and liabilities of G-I Holdings, BMCA, USI and GFC, as well as GAF Broadcasting Company, Inc. (which was sold in August 1996), have been classified as 'Discontinued Operations' within the financial statements for all periods presented.



     The Company, through its subsidiary, ISP, is engaged principally in the manufacture and sale of specialty chemicals. See Notes 10 and 11 for a description of and financial information concerning the Company's industry segments and foreign and domestic operations.



     See Note 12 for information related to discontinued operations.



NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

  Financial Statement Estimates

     The preparation of financial statements requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 13 (Commitments and Contingencies).

  Short-term Investments


     For securities classified as 'trading' (including short positions), unrealized gains and losses are reflected in income. For securities classified as 'available-for-sale', unrealized gains (losses), net of income tax effect, are included in a separate component of shareholder's equity (deficit), 'Cumulative translation adjustment and other,' and amounted to $1.8 and $3.1 million as of December 31, 1995 and 1996, respectively. Investments classified as 'held-to- maturity'securities are carried at amortized cost in the Consolidated Balance Sheet.



     'Other income (expense), net' includes $6.2, $16.5 and $20.7 million of net realized and unrealized gains and losses on securities in 1994, 1995 and 1996, respectively. The determination of cost in computing realized gains and losses is based on the specific identification method.

                               ISP HOLDINGS INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     During the fourth quarter of 1995, the Company redesignated certain equity securities held long (which are offsets against short positions in certain other securities), with a fair market value of $18.1 million, as 'trading' and recorded unrealized gains on such securities, through the date of redesignation, in the amount of $2.1 million as 'Other income.'



     As of December 31, 1995 and 1996, the market value of the Company's equity securities held long was $127.3 and $161.8 million, respectively, and the Company had $22 and $10.2 million, respectively, of short positions in common stocks. As of December 31, 1995 and 1996, the market value of the Company's held-to-maturity securities was $4.6 and $2.0 million, respectively. The market values referred to above are based on quotations as reported by various stock exchanges and major broker-dealers. With respect to its investments in securities, the Company is exposed to the risk of market loss.



     Other short-term investments are investments in limited partnerships which are accounted for by the equity method. Gains and losses are reflected in "Other income (expense), net". Liquidation of partnership interests generally require a 30 to 45 day notice period.



     Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.


  Inventories

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a substantial portion of the Company's domestic inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.

  Property, Plant and Equipment

     Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 10-20 years for land improvements, 40 years for buildings, and 3-20 years for machinery and equipment, which includes furniture and fixtures. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.


  Foreign Exchange Contracts


     The Company enters into forward foreign exchange instruments with off-balance-sheet risk in order to hedge a portion of both its borrowings denominated in foreign currency and its firm or anticipated purchase commitments related to the operations of foreign affiliates. Gains and losses on instruments used to hedge firm purchase commitments are deferred, and amortization is included in the measurement of the foreign currency transactions hedged. Gains and losses on instruments used to hedge anticipated purchases are recognized within 'Other income (expense), net.'

     Forward contract agreements require the Company and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. The market value of such contracts varies with changes in the market exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward contract agreements. However, the Company does not anticipate nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments.


     As of December 31, 1995 and 1996, the equivalent dollar fair value of outstanding forward foreign exchange contracts was $183.1 and $174.5 million, respectively, and the amount of deferred gains and losses on such instruments was immaterial at each of such dates. All forward contracts are in major currencies with highly liquid markets and mature within one year. The Company uses quoted market prices obtained from major financial institutions to determine the market value of its outstanding forward exchange contracts. The U.S. dollar equivalent fair value of foreign exchange contracts outstanding as of December 31, 1996 as a hedge of non-local

                               ISP HOLDINGS INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


currency loans was $30.2 million, representing 100% of the Company's foreign currency exposure with respect to such loans.


     The Company continually monitors its risk from the effect of foreign currency fluctuations on its operations and on the derivative products used to hedge its risk. The Company utilizes real-time, on-line foreign exchange data and news as well as evaluation of economic information provided by financial institutions. Mark-to-market valuations are made on a regular basis. Hedging strategies are approved by senior management before being implemented.

  Foreign Currency Translation


     Assets and liabilities of foreign subsidiaries, other than those located in highly inflationary countries, are translated at year-end exchange rates. The effects of these translation adjustments are reported in a separate component of shareholder's equity (deficit), 'Cumulative translation adjustment and other,' and amounted to $14.1 and $7.2 million as of December 31, 1995 and 1996, respectively. Income and expenses are translated at average exchange rates prevailing during the year. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, and translation adjustments of subsidiaries in countries with highly inflationary economies, are included in 'Other income (expense), net.'



  Excess of Purchase Price Over the Adjusted Historical Cost of Predecessor Company Shares

     Shareholder's equity (deficit) reflects a reduction of $72.6 million which arose from a management-led buyout in March 1989 of the predecessor company to GAF (the 'Acquisition'), because certain members of the management group owned shares of the predecessor company's common stock before the Acquisition and own shares of GAF after the Acquisition. Accordingly, a step-up in asset values to fair value as required by the purchase method of accounting (which was applied to the Acquisition) does not apply to their shares.

  Excess of Cost Over Net Assets of Businesses Acquired ('Goodwill')

     Goodwill, which arose principally from the Acquisition, is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. The primary financial indicator to assess recoverability of goodwill is operating income before amortization of goodwill. The assessment is based on an undiscounted analysis.

  Debt Issuance Costs

     Debt issuance costs are amortized to expense over the life of the related debt.

  Interest Rate Swaps

     Gains (losses) on interest rate swap agreements ('swaps') are deferred and amortized as a reduction (increase) of interest expense over the remaining life of the debt issue with respect to which the swaps were entered.

  Research and Development


     Research and development costs are charged to continuing operations as incurred and amounted to $20.3, $21.9 and $25.4 million for 1994, 1995 and 1996, respectively.


  Investment in Joint Venture


     ISP has a 50% ownership in GAF-Huls Chemie GmbH ('GAF-Huls'), a joint venture which operates a chemical manufacturing plant in Germany, which is accounted for by the equity method. ISP's equity in the net assets of GAF-Huls was $41.2 and $38.2 million as of December 31, 1995 and 1996, respectively, and is included in 'Other assets.' Dividends received by ISP from GAF-Huls totaled $4.4, $.3 and $5.7 million for 1994, 1995 and 1996, respectively.

                               ISP HOLDINGS INC.

  Environmental Liability


     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental matters for its continuing operations, and certain other environmental compliance expenses, as of December 31, 1996 is $18.5 million, before reduction for insurance recoveries reflected on its balance sheet of $6.9 million. The Company's liability is reflected on an undiscounted basis. See 'Business--Environmental Litigation' for further discussion with respect to environmental liabilities and estimated insurance recoveries.



  Reclassifications



     Certain amounts in the 1995 and 1994 Consolidated Financial Statements and Notes to Consolidated Financial Statements have been reclassified to conform to the 1996 presentation.



NOTE 2. INCOME TAXES


     Income tax (provision) benefit for continuing operations consists of the following:


                                     YEAR ENDED DECEMBER 31,
                                 --------------------------------
                                   1994        1995        1996
                                 --------    --------    --------
                                           (THOUSANDS)
Federal:
  Current.....................   $(36,055)   $(48,955)   $(35,743)
  Deferred....................     16,051      17,794       2,071
                                 --------    --------    --------
Total Federal.................    (20,004)    (31,161)    (33,672)
                                 --------    --------    --------
Foreign--current..............     (6,019)     (6,432)     (6,648)
                                 --------    --------    --------
State and local:
  Current.....................     (1,152)     (2,149)     (2,182)
  Deferred....................        443       1,015         423
                                 --------    --------    --------
  Total state and local.......       (709)     (1,134)     (1,759)
                                 --------    --------    --------
Income tax provision..........   $(26,732)   $(38,727)   $(42,079)
                                 --------    --------    --------
                                 --------    --------    --------


     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income from continuing operations, and the income tax provision reflected in the Consolidated Statements of Income, are as follows:


                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                  1994        1995        1996
                                                --------    --------    --------
                                                          (THOUSANDS)
Statutory provision..........................   $(25,369)   $(37,136)   $(40,820)
Impact of:
  Foreign operations.........................      1,657       3,633       1,848
  Nondeductible goodwill amortization........     (4,690)     (4,628)     (4,620)
  Percentage depletion.......................      1,684       1,824       1,668
  Other, net.................................        (14)     (2,420)       (155)
                                                --------    --------    --------
Income tax provision.........................   $(26,732)   $(38,727)   $(42,079)
                                                --------    --------    --------
                                                --------    --------    --------

                               ISP HOLDINGS INC.

NOTE 2. INCOME TAXES--(CONTINUED)

     The components of the net deferred tax liability are as follows:


                                                              DECEMBER 31,
                                                          --------------------
                                                            1995        1996
                                                          --------    --------
                                                              (THOUSANDS)
Deferred tax liabilities related to:
  Property, plant and equipment........................   $ 90,854    $ 90,103
  Other................................................      6,019       2,895
                                                          --------    --------
Total deferred tax liabilities.........................     96,873      92,998
                                                          --------    --------
Deferred tax assets related to:
  Deferred income......................................    (19,912)    (22,921)
  Expenses not yet deducted for tax purposes...........    (14,099)    (16,798)
  Foreign tax credits not yet utilized under the Tax
     Sharing Agreement.................................     (3,326)         --
  Other................................................    (10,389)     (5,534)
                                                          --------    --------
Total deferred tax assets..............................    (47,726)    (45,253)
                                                          --------    --------
Net deferred tax liability.............................     49,147      47,745
Deferred tax assets reclassified to other current
  assets...............................................      6,596       5,867
                                                          --------    --------
Noncurrent deferred tax liability......................   $ 55,743    $ 53,612
                                                          --------    --------
                                                          --------    --------


     The discussion contained in this Prospectus under the heading 'Tax Sharing Agreement' is incorporated by reference herein.


     In connection with Rhone-Poulenc Surfactants and Specialties, L.P. (the 'Surfactants Partnership'), GFC, an indirect subsidiary of GAF, has recorded a deferred tax liability in the amount of $131.4 million, which is reflected as a liability on the consolidated balance sheet of G-I Holdings. Payment of this liability (subject to reduction to reflect utilization of the tax attributes of GAF and its subsidiaries) is not expected earlier than 1999 under present circumstances. In certain circumstances, GFC could be required to satisfy this liability earlier than 1999. GAF, G-I Holdings and certain subsidiaries of GAF have agreed to jointly and severally indemnify the Company against such tax liability. Prior to the Spin Off Transactions, the Company was a member of the same consolidated federal income tax group as GFC. Subject to such indemnification, the Company would be severally liable for any tax liability imposed in connection with the Surfactants Partnership should GAF, G-I Holdings and such subsidiaries be unable to satisfy such liability. GAF has advised the Company that, in the event the tax liability becomes payable, GAF believes that it will have access to sufficient funds to satisfy this liability if so required.



NOTE 3. SALE OF ACCOUNTS RECEIVABLE


     In June 1993, ISP sold its domestic trade accounts receivable, without recourse, for a maximum of $25 million in cash to be made available to ISP based on eligible domestic receivables outstanding from time to time. As of November 6, 1996, the agreement under which ISP sells its domestic trade accounts receivable was extended for one year on substantially the same terms and conditions, and the maximum purchase amount was increased to $29 million. The excess of accounts receivable sold over the net proceeds received is included in 'Accounts receivable, other'. The effective cost to the Company varies with LIBOR or commercial paper rates and is included in 'Other income (expense), net'.


     In 1996, the Financial Accounting Standards Board issued SFAS No. 125, relating to accounting for transfers and servicing of financial assets and extinguishments of liabilities, which will be adopted in 1997. The Company does not anticipate that the implementation of SFAS No. 125 will have a material effect on the Company's results of operations or financial position.

                               ISP HOLDINGS INC.

NOTE 4. INVENTORIES



     At December 31, 1995 and 1996, $56.2 and $49.2 million, respectively, of domestic inventories were valued using the LIFO method. Inventories comprise the following:



                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1995            1996
                                                     ------------    ------------
                                                             (THOUSANDS)
Finished goods....................................     $   71,431      $   68,436
Work in process...................................         20,540          24,261
Raw materials and supplies........................         18,634          17,814
                                                     ------------    ------------
Total.............................................        110,605         110,511
Less LIFO reserve.................................         (2,636)         (1,925)
                                                     ------------    ------------
Inventories.......................................     $  107,969      $  108,586
                                                     ------------    ------------
                                                     ------------    ------------



NOTE 5. PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment comprises the following:



                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1995            1996
                                                     ------------    ------------
                                                             (THOUSANDS)
Land and land improvements........................    $    69,504     $    71,778
Buildings and building equipment..................         80,880          85,693
Machinery and equipment...........................        438,579         479,744
Construction in progress..........................         46,547          45,341
                                                     ------------    ------------
Total.............................................        635,510         682,556
Less accumulated depreciation.....................       (159,960)       (189,313)
                                                     ------------    ------------
Property, plant and equipment, net................    $   475,550     $   493,243
                                                     ------------    ------------
                                                     ------------    ------------



NOTE 6. LONG-TERM DEBT



     Long-term debt comprises the following:



                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1995            1996
                                                     ------------    ------------
                                                             (THOUSANDS)
9% Senior Notes due 2003..........................     $       --      $  324,119
9 3/4% Senior Notes due 2002......................             --         199,871
9% ISP Senior Notes due 1999......................        200,000         200,000
Borrowings under revolving credit facility........         40,800          70,425
Obligation on mortgaged property..................         38,125          38,125
Obligations under capital leases (Note 13)........          1,727           2,068
Other.............................................             --             286
                                                     ------------    ------------
Total.............................................        280,652         834,894
Less current maturities...........................           (398)           (610)
                                                     ------------    ------------
Long-term debt less current maturities............     $  280,254      $  834,284
                                                     ------------    ------------
                                                     ------------    ------------



     On October 18, 1996, ISP Holdings issued $325 million principal amount at maturity of 9% Senior Notes due 2003 (the '9% Senior Notes'). The net cash proceeds of $317.2 million were utilized to consummate a cash tender offer for all of the Senior Discount Notes and Series B Senior Discount Notes due 1998 (the 'Discount Notes') of G-I Holdings.

                               ISP HOLDINGS INC.

NOTE 6. LONG-TERM DEBT--(CONTINUED)


     On October 18, 1996, ISP Holdings consummated an offer to exchange (the 'Exchange Offer') $1,000 principal amount of 9 3/4% Senior Notes due 2002 (the '9 3/4% Senior Notes') for each $1,000 principal amount of G-I Holdings' Series B 10% Senior Notes due 2006 (the '10% Notes'). Pursuant to the Exchange Offer, an aggregate amount of $199.9 million of 9 3/4% Senior Notes were issued to the former holders of the 10% Notes.



     Holders of the 9% Senior Notes and the 9 3/4% Senior Notes (collectively, the 'Notes') have the right to require ISP Holdings to purchase the Notes at a price of 101% of their principal amount, and ISP Holdings has the right to redeem the Notes at their principal amount plus the Applicable Premium (as defined), together with any accrued and unpaid interest, in the event of a Change of Control (as defined). Under the indentures related to the Notes, the incurrence of additional debt and the issuance of preferred stock by ISP Holdings or ISP would be restricted unless, subject to certain exceptions, their respective ratios of consolidated income before income taxes, interest, depreciation and amortization expense to their consolidated interest expense (as defined) for the most recently completed four fiscal quarters is at least 2 to
1. For the four quarters ended December 31, 1996, ISP was in compliance with such test, and such ratio was 2.78 to 1 on a pro forma basis for ISP Holdings, computed in accordance with the indentures, relating to the ISP Holdings, 9% Senior Notes and 9 3/4% Senior Notes.



     See Note 12 for additional information.



     In connection with the issuance by ISP of $200 million of 9% Senior Notes (the '9% ISP Notes') due 1999, ISP entered into swaps with banks in an aggregate notional principal amount of $200 million. In 1993, ISP terminated the swaps, resulting in gains of $25.1 million, and entered into new swaps. The gains were deferred and are being amortized as a reduction of interest expense over the remaining life of the 9% ISP Notes. As a result of the new swaps, the effective interest cost to ISP of the 9% ISP Notes varies at a fixed spread over LIBOR. Based on the fair value of the swaps at December 31, 1995 and 1996, ISP would have incurred losses of $2.8 and $4.8 million, respectively, representing the estimated amount that would be payable by ISP if the swaps were terminated at such dates.



     The Company may be considered to be at risk, to the extent of the costs of replacing such swaps at current market rates, in the event of nonperformance by counterparties. However, since the counterparties are major financial institutions, the credit ratings of which are continually monitored by the Company, the risk of such nonperformance is considered by the Company to be remote.



     In October 1994, ISP refinanced its $400 million revolving credit/letter of credit facility and entered into a four-year $250 million revolving credit/ letter of credit facility and a $150 million renewable one-year revolving credit facility. In connection with the refinancing of the bank facility, ISP recorded an extraordinary charge of $1.2 million (after an income tax benefit of $.7 million), representing the write-off of deferred financing fees related to the previous bank credit agreement. In July 1996, ISP refinanced its $250 million long-term revolving credit facility and $150 million one-year revolving credit facility with a $400 million five-year revolving credit facility (the 'ISP Credit Agreement'). Borrowings under the ISP Credit Agreement bear interest at a floating rate (6.67% on December 31, 1996) based on the banks' base rate, federal funds rate, Eurodollar rate or a competitive bid rate (which may be based on LIBOR or money market rates), at the option of ISP.




     As of December 31, 1996, loans in the amount of $70.4 million and letters of credit aggregating $8.0 million were outstanding under the ISP Credit Agreement. The ISP Credit Agreement permits ISP to make loans to affiliates, and to make available letters of credit for the benefit of affiliates, in an aggregate amount of up to $75 million, none of which had been utilized as of December 31, 1996.



     ISP has a $38.1 million mortgage obligation due 1999 on its headquarters property. Interest on the mortgage is at a floating rate based on LIBOR.



     Borrowings by ISP, including those under the ISP Credit Agreement, are subject to the application of certain financial covenants contained in such agreement and in the indentures relating to the ISP Holdings' 9% Senior Notes and 9 3/4% Senior Notes. As of December 31, 1996, ISP was in compliance with such covenants, and the application of such covenants would not have restricted the amounts available for borrowing under the ISP Credit Agreement. The ISP Credit Agreement and the indenture relating to the 9% ISP Notes also limit the amount of

                               ISP HOLDINGS INC.

NOTE 6. LONG-TERM DEBT--(CONTINUED)



cash dividends, purchases of treasury stock and other restricted payments (as defined) by ISP. As of December 31, 1996, under the most restrictive of such limitations, ISP could have paid dividends in the aggregate amount of $80.2 million, of which $67.0 million would have been available to ISP Holdings.



     The ISP Credit Agreement and the indenture relating to the 9% ISP Notes contain additional affirmative and negative covenants, including restrictions on liens, investments, transactions with affiliates, sale-leaseback transactions, and mergers and transfers of all or substantially all of the assets of ISP or its subsidiaries. The ISP Credit Agreement also provides for a default if there is a change in control (as defined) of ISP.



     Neither the ISP Credit Agreement nor the 9% ISP Notes are secured by any assets of ISP or its subsidiaries. The indenture governing the 9% ISP Notes provides, subject to certain exceptions, that if ISP issues any debt secured by a lien on the stock of certain of its subsidiaries or upon any principal property, then such notes must be equally and ratably secured.



     The Company believes that the fair value of its non-public variable rate indebtedness approximates the book value of such indebtedness because the interest rates on such indebtedness are at floating short-term rates. The ISP Credit Agreement also provides for adjustments to the interest rate if there is a change in the credit rating of ISP. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of fair values from an independent source believed to be reliable. The estimated fair value of the 9% ISP Notes as of December 31, 1995 and 1996 was $214.6 and $207.8 million, respectively. The estimated fair value of ISP Holdings' 9% Senior Notes and 9 3/4% Senior Notes as of December 31, 1996 was $331.0 and $209.9 million, respectively.



     The aggregate maturities of long-term debt for the Company's continuing operations as of December 31, 1996 for the next five years are as follows:



           (THOUSANDS)
           -----------
1997....    $     610
1998....          628
1999....      238,503
2000....          350
2001....       70,701



     In the above table, 1999 maturities include the $200 million of 9% ISP Notes and the $38.1 million mortgage obligation. Maturities in 2001 include the $70.4 million of borrowings outstanding under the ISP Credit Agreement as of December 31, 1996, based on the expiration of the ISP Credit Agreement in July 2001.



     At December 31, 1996, ISP's foreign subsidiaries had total available short-term lines of credit aggregating $38.5 million, of which $16.2 million were unused, and ISP also had a domestic bank line of credit of $10 million, none of which was utilized. The weighted average interest rate on the Company's short-term borrowings as of December 31, 1995 and 1996 was 5.8% and 4.6%, respectively.




NOTE 7. BENEFIT PLANS


     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

  Defined Contribution Plan


     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation (of which, for ISP employees, up to 4% of participants' compensation, at the participants' option, is contributed in the form of ISP's common stock at a $.50 per share discount from the market price on the date of contribution) and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company related to continuing operations were $6.1, $6.3 and $6.4 million for 1994, 1995 and 1996, respectively.

                               ISP HOLDINGS INC.

NOTE 7. BENEFIT PLANS--(CONTINUED)


  Defined Benefit Plans

     The Company provides a noncontributory defined benefit retirement plan for certain hourly employees (the 'Hourly Retirement Plan'). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

     The Company's net periodic pension cost related to continuing operations for the Hourly Retirement Plan included the following components:


                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1994      1995      1996
                                                     ------    ------    ------
                                                            (THOUSANDS)
Service cost......................................   $  363    $  287    $  315
Interest cost.....................................    1,253     1,349     1,439
Actual income on plan assets......................     (924)     (976)   (1,733)
Net deferral and amortization of unrecognized
  prior service cost and actuarial losses.........      343       275       174
                                                     ------    ------    ------
Net periodic pension cost.........................   $1,035    $  935    $  195
                                                     ------    ------    ------
                                                     ------    ------    ------



     The following table sets forth the funded status of the Hourly Retirement Plan for continuing operations:



                                                              DECEMBER 31,
                                                          --------------------
                                                            1995        1996
                                                          --------    --------
                                                              (THOUSANDS)
Accumulated benefit obligation:
  Vested...............................................   $ 16,919    $ 16,914
  Nonvested............................................      2,273       3,117
                                                          --------    --------
Total accumulated benefit obligation...................   $ 19,192    $ 20,031
                                                          --------    --------
                                                          --------    --------
Projected benefit obligation...........................   $ 19,192    $ 20,031
Fair value of plan assets, primarily listed stocks and
  U.S. Government securities...........................    (15,314)    (19,076)
                                                          --------    --------
Projected benefit obligation in excess of plan
  assets...............................................      3,878         955
Unrecognized prior service cost........................     (1,956)     (1,202)
Unrecognized net loss..................................       (796)         --
                                                          --------    --------
Unfunded (prepaid) accrued pension cost................   $  1,126    $   (247)
                                                          --------    --------
                                                          --------    --------



     At December 31, 1996, the difference between the 'Projected benefit obligation in excess of plan assets' and the 'Unfunded (prepaid) accrued pension cost,' in the amount of $1,202,000, has been recorded by the Company as an intangible asset. The foregoing amount will be amortized to expense over a period of approximately 15 years, as the Company continues to fund the benefits under the Hourly Retirement Plan.



     In determining the projected benefit obligation, the weighted average assumed discount rate was 7.5% and 7.75% for 1995 and 1996, respectively. The expected long-term rate of return on assets, used in determining net periodic pension cost, was 9% for 1995 and 11% for 1996.



     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan and charged to continuing operations was $1.2, $1.4 and $.6 million for 1994, 1995 and 1996, respectively.

                               ISP HOLDINGS INC.

  Postretirement Medical and Life Insurance


     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.



     The following table shows the components of the accrued postretirement health care cost obligation for continuing operations as of December 31, 1995 and 1996:



                                                             DECEMBER 31,
                                                          ------------------
                                                           1995       1996
                                                          -------    -------
                                                             (THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees, dependents and beneficiaries eligible for
     benefits..........................................   $ 9,053    $ 8,141
  Active employees fully eligible for benefits.........     2,042      1,941
  Active employees not fully eligible for benefits.....       121        123
                                                          -------    -------
Total accumulated postretirement benefit obligation....    11,216     10,205
Fair value of plan assets..............................        --         --
Unrecognized prior service cost and unrecognized net
  gains (losses).......................................      (241)       573
                                                          -------    -------
Accrued postretirement benefit obligation..............   $10,975    $10,778
                                                          -------    -------
                                                          -------    -------


     The net periodic postretirement benefit cost for continuing operations included the following components:


                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                      1994     1995    1996
                                                     ------    ----    -----
                                                           (THOUSANDS)
Service cost......................................   $   39    $  3    $   4
Interest cost.....................................      845     884      805
Amortization of unrecognized prior service cost
  and net gain from earlier periods...............      (25)   (145)     (39)
                                                     ------    ----    -----
Net periodic postretirement benefit cost..........   $  859    $742    $ 770
                                                     ------    ----    -----
                                                     ------    ----    -----



     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 1996 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $700 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 13% and 7% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 1997 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to 7% and 6%, respectively, by the year 2003 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.75% for 1995 and 1996, respectively.



     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for continuing operations as of December 31, 1996 by $877,000 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for continuing operations for the year 1996 by $118,000.

                               ISP HOLDINGS INC.

NOTE 8. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS



     ISP's 1991 Incentive Plan for Key Employees and Directors, as amended (the 'Plan'), authorizes the grant of options to purchase a maximum of 5,000,000 shares of the Company's common stock. In December 1996, ISP's Board of Directors approved an amendment to the Plan, subject to stockholder approval, increasing the number of shares as to which options may be granted under the Plan to 7,000,000. In December 1995, ISP's Board of Directors approved an amendment to the Plan, which was approved by ISP's stockholders in 1996, to permit the Compensation Committee of the Board of Directors (the 'Committee') to determine the exercise price and vesting schedule of options granted under the Plan. In December 1995 and December 1996, ISP granted options to certain employees to purchase 215,500 and 338,645 shares, respectively, of ISP's common stock at exercise prices ranging from $.625 to $5.625 below the fair market value of such shares on the date of grant. The difference between the exercise price and the fair market value of such shares on the date of grant is recognized as compensation expense over the vesting periods of 2 1/2 to 3 years. Compensation expense was $0 and $.3 million in 1995 and 1996, respectively, for such options. All other employee options granted under the Plan have a term of nine years, have an exercise price equal to the fair market value of such shares on the date of grant and become exercisable at a rate determined by the Committee at the time of grant. Special vesting rules apply to options granted to non-employee directors.



     The Company has elected the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation,' and applies APB Opinion No. 25 and related interpretations in accounting for the Plan. If the Company had elected to recognize compensation cost based on the fair value of awards at grant dates, the Company's pro forma net income for the years 1995 and 1996 would have been $32.6 and $53.2 million, respectively. The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, and the resulting pro forma compensation expense may not be indicative of pro forma expense in future years.



     The fair value of ISP's stock options used to compute pro forma net income is the estimated present value at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; expected life of 6 years; expected volatility of 27%; and dividend yield of 0%.



     The following is a summary of transactions pertaining to the Plan:



                                           YEAR ENDED            YEAR ENDED
                                          DECEMBER 31,          DECEMBER 31,
                                              1995                  1996
                                       ------------------    ------------------
                                                 WEIGHTED              WEIGHTED
                                                 AVERAGE               AVERAGE
                                       SHARES    EXERCISE    SHARES    EXERCISE
                                       (000's)    PRICE      (000's)    PRICE
                                       -------   --------    -------   --------
Outstanding, January 1..............   2,200      $ 7.72     3,277      $ 7.86
Granted.............................   1,355      $ 8.05     2,110      $11.31
Exercised...........................     (29)     $ 6.76      (115)     $ 6.90
Forfeited...........................    (249)     $ 7.79      (258)     $ 8.17
                                       ------                ------
Outstanding, December 31............   3,277      $ 7.86     5,014      $ 9.32
                                       ------                ------
                                       ------                ------
Options exercisable, December 31....     708      $ 8.65     1,140      $ 8.45
                                       ------                ------
                                       ------                ------



     Based on calculations using the Black-Scholes option-pricing model, the weighted-average fair value of options granted in 1996 for which the exercise price equaled the fair market value of such shares on the date of grant was $3.50 per share, and such weighted average fair value of options granted in 1996 for which the exercise price was less than the fair market value of such shares on the date of grant was $5.99 per share.

                               ISP HOLDINGS INC.

     The following is a summary of the status of stock options outstanding and exercisable under the Plan as of December 31, 1996:



                        STOCK OPTIONS OUTSTANDING          STOCK OPTIONS
                    ---------------------------------       EXERCISABLE
                                           WEIGHTED      ------------------
                              WEIGHTED      AVERAGE                WEIGHTED
                              AVERAGE      REMAINING               AVERAGE
RANGE OF            SHARES    EXERCISE    CONTRACTUAL    SHARES    EXERCISE
EXERCISE PRICES     (000's)    PRICE         LIFE        (000's)    PRICE
-----------------   -------   --------    -----------    -------   --------
$5.00-$7.50......   1,945      $ 6.71      5.99 years      654      $ 6.76
$7.51-$11.25.....   1,023      $ 9.15      7.75 years      186      $ 8.71
$11.26-$14.00....   2,046      $11.88      8.17 years      300      $11.96
                    ------                               ------
     Total.......   5,014      $ 9.32      7.24 years    1,140      $ 8.45
                    ------                               ------
                    ------                               ------



      ISP Holdings has issued options to certain employees to purchase 138,983 shares of ISP Holdings' Redeemable Convertible Preferred Stock ('Preferred Stock'), exercisable at a price of $111.44 per share. Each share of Preferred Stock is convertible, at the holder's option, into shares of common stock of ISP Holdings at a formula price based on the sum of the determined initial Book Value (as defined) plus interest on such Book Value at a specified rate. The options vest over seven years, subject to earlier vesting under certain circumstances including in connection with a change of control. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 6% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The common stock of ISP Holdings issuable upon conversion of the Preferred Stock is subject to repurchase by the Company under certain circumstances at a price equal to current Book Value. The exercise price of the options is equal to the estimated fair value per share of the Preferred Stock at the date of grant. No expense is accrued in connection with the preferred stock options.




STOCK APPRECIATION RIGHTS:



     The Company has issued stock appreciation rights ('SARs') related to 27,748 shares of the Company's Common Stock. The SARs represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of common stock of ISP Holdings over the sum of the determined initial Book Value (as defined) per share of common stock of ISP Holdings plus interest on such Book Value at a specified rate. The SARs vest over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control. Compensation expense related to SARs was immaterial for 1994, 1995 and 1996.



NOTE 9. RELATED PARTY TRANSACTIONS



     BMCA, an affiliate of the Company, purchases colored roofing granule requirements from ISP under a requirements contract which was renewed for 1997 and is subject to annual renewal unless terminated by ISP or BMCA. Such purchases totaled $42.5, $45.7 and $48.1 million for 1994, 1995 and 1996, respectively. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants) pursuant to a requirements contract which expires December 31, 1997. Such purchases totaled $.1 million for 1995 and $2.4 million for 1996. The receivable from BMCA for sales of mineral products was $2.7 and $3.5 million at December 31, 1995 and 1996, respectively, and the receivable from USI for sales of mineral products was $.1 million at each of December 31, 1995 and 1996.



     Pursuant to a Management Agreement, which expires at the end of 1997, ISP provides certain general management, administrative, and facilities services to ISP Holdings and certain other affiliates of GAF, including BMCA, USI, G-I Holdings and GFC. Charges by ISP for providing such services aggregated $4.4, $4.5 and $4.9 million for 1994, 1995 and 1996, respectively, and are reflected as reductions of 'Selling, general and

                               ISP HOLDINGS INC.

administrative' expense, offset by a charge to discontinued operations. The basis for such charges is an allocation of the actual costs ISP incurs to provide management services, including, but not limited to, executive, legal, tax, treasury and accounting services, and the costs to ISP of providing and maintaining facilities services at the corporate headquarters, which is owned by a subsidiary of ISP. Such charges will continue after the Spin Off Transactions are consummated and accordingly, ISP Holdings' income from continuing operations will not be affected. In addition to the management services charge, BMCA paid approximately $.7 million to ISP in each of 1994 and 1995, and $.8 million in 1996, primarily for telecommunications and information services, and ISP Holdings, G-I Holdings and BMCA paid an aggregate of approximately $.3, $.2 and $.5 million in 1994, 1995 and 1996, respectively, to ISP for certain legal services, which in each case were not encompassed within the Management Agreement. In connection with the Spin Off Transactions, the Management Agreement was modified to incorporate such services, and, in that connection, the total charges for management fees were increased to an annual rate of $5.5 million, effective January 1, 1997.



     Prior to the Spin Off Transactions, ISP and its subsidiaries also borrowed from G-I Holdings and its subsidiaries at the same rates available to ISP under the ISP Credit Agreement. Such borrowings outstanding from G-I Holdings at December 31, 1995 comprised $50.6 million, classified as current, and $67.2 million, classified as long-term pursuant to an interest-bearing note agreement maturing in July 2001. Such borrowings from G-I Holdings were repaid in 1996, and, as a result of the Spin Off Transactions, loans between ISP and G-I Holdings are prohibited by ISP Holdings' debt instruments.




      The discussion contained under the heading "Certain
Relationships--Mutual Indemnification" is incorporated by reference herein.

     Certain executive officers of ISP were granted stock appreciation rights in 1993 and 1994 relating to GAF's common stock. Compensation expense in connection with such stock appreciation rights is reflected in G-I Holdings' operating expense and was $.1, $.5 and $.9 million for 1994, 1995 and 1996, respectively.



NOTE 10. BUSINESS SEGMENT INFORMATION


     The following data present business segment information for the Company's continuing operations.


                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
                                                                (MILLIONS)
Net sales:
  Specialty Chemicals.............................   $  487.2    $  562.0    $  587.2
  Mineral Products(1).............................       81.1        86.1        85.6
  Other...........................................       31.7        40.9        43.7
                                                     --------    --------    --------
  Net sales.......................................   $  600.0    $  689.0    $  716.5
                                                     --------    --------    --------
                                                     --------    --------    --------
Operating income:
  Specialty Chemicals(2)..........................   $   80.6    $  106.3    $  117.9
  Mineral Products................................       14.6        16.3        16.5
  Other...........................................        4.0         4.5         1.6
                                                     --------    --------    --------
  Operating income................................   $   99.2    $  127.1    $  136.0
                                                     --------    --------    --------
                                                     --------    --------    --------
Identifiable assets:
  Specialty Chemicals(3)..........................   $  962.5    $  953.5    $  958.1
  Mineral Products................................      158.5       154.6       154.5
  Other...........................................       20.0        25.0        27.7
  General Corporate(4)............................      110.3       179.8       253.4
  Net current assets of discontinued operations...      106.2       147.5       206.7
                                                     --------    --------    --------
  Identifiable assets.............................   $1,357.5    $1,460.4    $1,600.4
                                                     --------    --------    --------
                                                     --------    --------    --------

                               ISP HOLDINGS INC.

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
                                                                (MILLIONS)
Capital expenditures and acquisitions:
  Specialty Chemicals.............................   $   22.5    $   31.1    $   41.6
  Mineral Products................................        8.3         6.0         9.5
  Other...........................................         .3         1.8         3.5
                                                     --------    --------    --------
  Total capital expenditures and acquisitions.....   $   31.1    $   38.9    $   54.6
                                                     --------    --------    --------
                                                     --------    --------    --------
Depreciation and goodwill amortization:
  Specialty Chemicals.............................   $   36.1    $   38.6    $   41.0
  Mineral Products................................        9.3         9.7         9.6
  Other...........................................         .8          .9          .9
                                                     --------    --------    --------
  Total depreciation..............................   $   46.2    $   49.2    $   51.5
                                                     --------    --------    --------
                                                     --------    --------    --------

------------------

(1) Includes sales to BMCA of $42.5, $45.7 and $48.1 million for 1994, 1995 and 1996, respectively, and sales to USI of $.1 and $2.4 million for 1995 and 1996, respectively.



(2) Does not include operating income of ISP's 50% ownership of GAF-Huls. ISP's equity in the earnings of GAF-Huls is reflected in the Consolidated Statements of Income as 'Equity in earnings of joint venture' below Operating Income.



(3) Identifiable assets of Specialty Chemicals include ISP's 50% ownership of GAF-Huls. See Note 1.



(4) General Corporate assets primarily represent the Company's investments in trading, available-for-sale and held-to-maturity securities, which are held for general corporate purposes and are not allocated to industry segments.


     ISP manufactures more than 325 specialty chemicals having numerous applications in consumer and industrial products encompassing such worldwide markets as pharmaceuticals, hair and skin care, plastics, agricultural, coatings and adhesives. ISP's mineral products business manufactures ceramic-coated colored roofing granules which are sold primarily to the North American roofing industry for use in the manufacture of asphalt roofing shingles. Over 50% of ISP's sales of mineral products are to BMCA. ISP also manufactures filter products and advanced materials.

                               ISP HOLDINGS INC.

NOTE 11. GEOGRAPHIC INFORMATION


     Results set forth below for foreign operations relating to the Company's continuing operations represent sales and operating income of foreign-based subsidiaries.


                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
                                                                (MILLIONS)
Net sales:
  Domestic operations(1)..........................   $  306.4    $  345.2    $  361.0
  Europe(2).......................................      180.9       209.1       212.3
  Asia-Pacific....................................       83.4       101.2       102.9
  Other foreign operations........................       29.3        33.5        40.3
                                                     --------    --------    --------
Net sales.........................................   $  600.0    $  689.0    $  716.5
                                                     --------    --------    --------
                                                     --------    --------    --------
Operating income:
  Domestic operations.............................   $   41.3    $   57.9    $   64.4
  Europe..........................................       37.1        46.5        53.1
  Asia-Pacific....................................       16.6        20.2        17.5
  Other foreign operations........................        4.2         2.5         1.0
                                                     --------    --------    --------
Operating income..................................       99.2       127.1       136.0
Equity in earnings of joint venture...............        2.0         5.4         5.6
Interest expense and other, net...................      (28.7)      (26.4)      (25.0)
                                                     --------    --------    --------
Income from continuing operations before income
  taxes and extraordinary items...................   $   72.5    $  106.1    $  116.6
                                                     --------    --------    --------
                                                     --------    --------    --------

Identifiable assets:
  Domestic operations.............................   $  974.3    $  954.1    $  948.4
  Europe(3).......................................      128.9       133.1       130.8
  Asia-Pacific....................................       28.5        32.2        41.4
  Other foreign operations........................        9.3        13.7        19.7
  General Corporate(4)............................      110.3       179.8       253.4
  Net current assets of discontinued operations...      106.2       147.5       206.7
                                                     --------    --------    --------
  Identifiable assets.............................   $1,357.5    $1,460.4    $1,600.4
                                                     --------    --------    --------
                                                     --------    --------    --------

------------------

(1) Net sales--domestic operations excludes sales by the Company's domestic subsidiaries to foreign-based subsidiaries of $135.1, $140.9 and $160.1 million for 1994, 1995 and 1996, respectively.



(2) Net sales--Europe excludes sales by the Company's European subsidiaries to domestic and other foreign-based subsidiaries of $12.8, $19.9 and $20.7 million for 1994, 1995 and 1996, respectively.



(3) Identifiable assets--Europe includes ISP's 50% ownership of GAF-Huls. See
    Note 1.



(4) See subnote (4) to Note 10.



     Approximately 60% of the Company's international sales in 1996 were in countries in Western Europe and Japan which are subject to currency exchange rate fluctuation risks. See Note 1 for a discussion of the Company's policy to manage these risks. Other countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

                               ISP HOLDINGS INC.

NOTE 12. DISCONTINUED OPERATIONS


     On August 1, 1996, the Company completed the sale of WAXQ, a commercial radio station operated by GAF Broadcasting Company, Inc. ('GAF Broadcasting'), a wholly-owned subsidiary of the Company, for a purchase price of $90 million. The gain on disposal of $43.6 million, after income taxes of $30.6 million, was recorded in the third quarter of 1996. Accordingly, GAF Broadcasting is reported as a discontinued operation.


     As a result of the Spin Off Transactions, G-I Holdings and its remaining assets, principally the building materials business, consisting of BMCA and USI, and the assets and liabilities of GFC, as well as GAF Broadcasting, are reflected as discontinued operations in the Consolidated Financial Statements. Summary operating results of such discontinued operations are as follows:



                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                  1994        1995        1996
                                                --------    --------    --------
                                                          (THOUSANDS)
Sales........................................   $598,666    $695,259    $856,200
                                                --------    --------    --------
                                                --------    --------    --------
Loss before income taxes.....................   $ (7,430)   $(39,642)   $(28,015)
Income tax (provision) benefit...............       (435)     17,401       8,425
                                                --------    --------    --------
Loss before extraordinary items(1)...........   $ (7,865)   $(22,241)   $(19,590)
                                                --------    --------    --------
                                                --------    --------    --------



                                                      DECEMBER 31,
                                                ------------------------
                                                   1995          1996
                                                ----------    ----------
                                                      (THOUSANDS)
Assets
  Current assets.............................   $  343,313    $  397,513
  Investment in limited partnership..........      450,000       450,000
  Other noncurrent assets....................      581,886       487,828
                                                ----------    ----------
     Total assets............................   $1,375,199    $1,335,341
                                                ----------    ----------
                                                ----------    ----------
Liabilities
  Current liabilities(2).....................   $  195,862    $  190,805
  Long-term debt(3)..........................    1,270,093       861,071
  Other noncurrent liabilities(2)............      440,598       430,637
                                                ----------    ----------
     Total liabilities.......................   $1,906,553    $1,482,513
                                                ----------    ----------
                                                ----------    ----------

------------------

(1) Loss before extraordinary items in net of elimination of intercompany interest, net of income taxes.



(2) Current liabilities include a reserve for asbestos claims of $84.4 and $76.0 million, respectively, as of December 31, 1995 and 1996. Other noncurrent liabilities include a reserve for asbestos claims of $297.4 and $257.8 million, respectively, as of December 31, 1995 and 1996.



(3) In February 1996, G-I Holdings completed the exchange of $189.3 million in accreted value of its then outstanding Discount Notes, for $200 million of its 10% Notes, which were subsequently subject to the Exchange Offer discussed in Note 6. As discussed in Note 6, on October 18, 1996, ISP Holdings consummated a cash tender offer for G-I Holdings' Discount Notes. Pursuant to the tender offer, $346.9 million in accreted value of G-I Holdings' Discount Notes were purchased by ISP Holdings and $133 million in accreted value of such Discount Notes were subsequently repurchased by G-I Holdings (utilizing cash on hand and the repayment of monies owed to G-I Holdings by ISP) from ISP Holdings. G-I Holdings also purchased additional Discount Notes from ISP Holdings for an aggregate cash purchase price of $45.8

                                              (Footnotes continued on next page)

                               ISP HOLDINGS INC.

(Footnotes continued from previous page)


    million, representing the sum of $45 million plus an amount sufficient to pay ISP Holdings' fees and expenses related to the Spin Off Transactions (to the extent not previously included in the repurchase by G-I Holdings of Discount Notes). ISP Holdings also concluded an offer to exchange its new
    9 3/4% Senior Notes for G-I Holdings' 10% Notes. Pursuant to the Exchange Offer, $199.9 million of the G-I Holdings' 10% Notes were acquired by ISP Holdings.



         All Discount Notes purchased in the Tender Offer (other than those Discount Notes sold to G-I Holdings, as discussed above) and all 10% Notes accepted in the Exchange Offer by ISP Holdings were contributed to G-I Holdings by ISP Holdings as a capital contribution in December 1996, prior to the Spin Off Transactions, and canceled by G-I Holdings.



         In connection with these transactions, the Company recorded extraordinary losses of $31.0 million, net of related income tax benefits of $17.3 million, representing write-offs of deferred financing fees and the premium to accreted value of $29.4 million paid pursuant to the Tender Offer.


NOTE 13. COMMITMENTS AND CONTINGENCIES


      ISP Holdings is a holding company without independent businesses or operations and, as such, is dependent upon the cash flow of ISP in order to satisfy its obligations. Such obligations include $325 million principal amount of 9% Senior Notes and $199.9 million principal amount of 9 3/4% Senior Notes. ISP Holdings expects to satisfy such obligations from, among other things, refinancings of debt, dividends and loans from ISP, as to which there are restrictions under the ISP Credit Agreement and the Indenture relating to the 9% ISP Notes (see Note 6), and payments pursuant to the Tax Sharing Agreement between ISP Holdings and ISP (see Note 2).


     The discussion as to legal matters involving the Company contained in 'Business--Environmental Litigation' is incorporated herein by reference.



     GAF and G-I Holdings have established reserves for asbestos bodily injury claims, as of December 31, 1996, in the amount of $333.8 million (before estimated present value of recoveries from products liability insurance policies of $190.5 million and related deferred tax benefits of $51.7 million). GAF and G-I Holdings have advised ISP Holdings that certain components of the asbestos-related liability and the related insurance recoveries have been reflected on a discounted basis in their financial statements, and that the aggregate undiscounted liability as of December 31, 1996, before estimated recoveries from products liability insurance policies, was $370.6 million. GAF and G-I Holdings have also advised ISP Holdings that they believe that their reserves adequately reflect their asbestos-related liabilities. GAF's and G-I Holdings' estimate of liability for asbestos claims is based on a pending settlement of future asbestos bodily injury claims (the 'Settlement') becoming effective and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation or through the mechanism established by the Settlement) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of recoveries from various insurance companies.


     Neither ISP, ISP Holdings nor the assets or operations of ISP, which was operated as a division of a corporate predecessor of GAF prior to July 1986, have been employed in the manufacture or sale of asbestos products. ISP Holdings believes that it and ISP should have no legal responsibility for damages in connection with asbestos-related claims.


     Leases for certain property, plant and equipment at two of ISP's mineral products plants are accounted for as capital leases and are included in 'Property, plant and equipment, net' at December 31, 1995 and 1996 in the amount of $2.1 and $2.3 million, respectively. The Company also has operating leases for transportation, production and data processing equipment and for various buildings. Rental expense on operations leases for

                               ISP HOLDINGS INC.

NOTE 13. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


continuing operations was $7.4, $8.2 and $8.7 million for 1994, 1995 and 1996, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases as of December 31, 1996 were as follows:



                                                     CAPITAL    OPERATING
                                                     LEASES      LEASES
                                                     -------    ---------
                                                         (THOUSANDS)
1997..............................................   $   735     $ 2,865
1998..............................................       694       1,985
1999..............................................       399       1,330
2000..............................................       346         756
2001..............................................       251         598
Later years.......................................        49         988
                                                     -------    ---------
Total minimum payments............................     2,474     $ 8,522
                                                                ---------
                                                                ---------
Less interest included above......................      (406)
                                                     -------
Present value of net minimum lease payments.......   $ 2,068
                                                     -------
                                                     -------



     ISP intends to acquire or develop a European manufacturing facility to meet the needs of ISP's European business. While the originally anticipated commencement date of the European project has been deferred because ISP has been able to implement cost efficient capacity expansions at its existing manufacturing facilities, based upon its current analyses of additional opportunities for expansion of existing capacity, end-use demand, and other relevant factors, ISP intends to proceed with the project by the end of 1997. Costs capitalized to date related to this project are included in 'Construction in progress.' ISP anticipates utilizing internally generated funds, existing credit facilities and/or independent financing to fund the cost of the project.



     ISP has received conditional site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property, which designation has been appealed to the Courts by the City of Linden. ISP estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing therefor. Accordingly, ISP would not expect such facility to impact materially its liquidity or capital resources.

                               ISP HOLDINGS INC.

                         SUPPLEMENTARY DATA (UNAUDITED)

                      QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                    1995 BY QUARTER                      1996 BY QUARTER
                                           ----------------------------------   ---------------------------------
                                           FIRST    SECOND    THIRD    FOURTH   FIRST    SECOND   THIRD    FOURTH
                                           ------   ------   -------   ------   ------   ------   ------   ------
                                                                         (MILLIONS)
Net sales...............................   $179.9   $182.6   $ 167.8   $158.7   $185.6   $185.0   $173.6   $172.3
Cost of products sold...................    113.2    109.2      99.9     92.4    112.9    107.1    100.3     98.6
                                           ------   ------   -------   ------   ------   ------   ------   ------
Gross profit............................   $ 66.7   $ 73.4   $  67.9   $ 66.3   $ 72.7   $ 77.9   $ 73.3   $ 73.7
                                           ------   ------   -------   ------   ------   ------   ------   ------
                                           ------   ------   -------   ------   ------   ------   ------   ------
Operating income........................   $ 31.2   $ 36.2   $  31.8   $ 27.9   $ 34.2   $ 38.0   $ 33.5   $ 30.3
                                           ------   ------   -------   ------   ------   ------   ------   ------
                                           ------   ------   -------   ------   ------   ------   ------   ------
Income from continuing operations before
  income taxes and extraordinary items..   $ 24.1   $ 29.6   $  27.5   $ 24.9   $ 31.3   $ 35.6   $ 31.3   $ 18.4
Income taxes............................     (9.0)   (11.1)     (9.9)    (8.7)   (11.4)   (13.0)   (11.2)    (6.5)
Minority interest in income of
  subsidiary............................     (2.9)    (3.4)     (3.2)    (2.8)    (3.5)    (3.9)    (3.4)    (2.9)
                                           ------   ------   -------   ------   ------   ------   ------   ------
Income from continuing operations before
  extraordinary items...................     12.2     15.1      14.4     13.4     16.4     18.7     16.7      9.0
                                           ------   ------   -------   ------   ------   ------   ------   ------
Discontinued operations:
  Loss from discontinued operations, net
    of income taxes.....................     (9.4)    (3.8)     (2.6)    (6.5)    (9.3)    (1.9)    (6.2)    (2.1)
  Gain on sale of discontinued
    operation, net of income taxes......       --       --        --       --       --       --     43.6       --
                                           ------   ------   -------   ------   ------   ------   ------   ------
Income (loss) from discontinued
  operations............................     (9.4)    (3.8)     (2.6)    (6.5)    (9.3)    (1.9)    37.4     (2.1)
                                           ------   ------   -------   ------   ------   ------   ------   ------
Income before extraordinary items.......      2.8     11.3      11.8      6.9      7.1     16.8     54.1      6.9
Extraordinary items, net of related
  income tax benefits...................       --       --        --       --     (8.2)      --       --    (22.8)
                                           ------   ------   -------   ------   ------   ------   ------   ------
Net income (loss).......................   $  2.8   $ 11.3   $  11.8   $  6.9   $ (1.1)  $ 16.8   $ 54.1   $(15.9)
                                           ------   ------   -------   ------   ------   ------   ------   ------
                                           ------   ------   -------   ------   ------   ------   ------   ------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFERS COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ISP HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary.................................................................     1
Risk Factors............................................................    17
Capitalization..........................................................    22
Selected Financial Data.................................................    23
Pro Forma Consolidated Financial Statements.............................    25
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................    29
The Spin Off Transactions...............................................    34
The ISP Holdings Transactions...........................................    35
Business................................................................    36
Management..............................................................    45
Executive Compensation..................................................    48
Security Ownership of Certain Beneficial Owners and Management..........    52
Tax Sharing Agreement...................................................    53
Certain Relationships...................................................    53
The Exchange Offers.....................................................    55
Description of the New Notes............................................    61
Federal Income Tax
  Considerations........................................................    84
Plan of Distribution....................................................    86
Legal Matters...........................................................    86
Experts.................................................................    87
Available Information...................................................    87
Index to Financial Statements...........................................   F-1

                                  $325,000,000
                            SERIES B 9% SENIOR NOTES
                                    DUE 2003

                                      AND

                                  $199,871,000
                          SERIES B 9 3/4% SENIOR NOTES
                                    DUE 2002

                               ISP HOLDINGS INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ISP Holdings Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the 'DGCL') enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Seventh of ISP Holdings' Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article VIII of the Company's By-Laws states that the corporation shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


  *3.1  -- Certificate of Incorporation of ISP Holdings.

  *3.2  -- By-laws of ISP Holdings.

  *4.1 -- 9% Note Indenture, dated as of October 18, 1996, between ISP Holdings and The Bank of New York, as trustee.

  *4.2  -- 9 3/4% Note Indenture, dated as of October 18, 1996, between ISP
           Holdings and The Bank of New York, as trustee (including the
           Registration Rights Agreement of ISP Holdings attached thereto).

  *4.3  -- Form of Notes (included in Exhibits 4.1 and 4.2).

  *4.4  -- Registration Rights Agreement, dated October 18, 1996, between ISP
           Holdings and Bear, Stearns & Co. Inc.

  *5    -- Opinion of Weil, Gotshal & Manges LLP re: legality.

  *8    -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

  10.1  -- Management Agreement, dated as of March 3, 1992 ('Management
           Agreement'), among GAF, G-I Holdings, G Industries, ISP, GAF Building
           Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of G-I
           Holdings (Registration No. 33-72220)).

  10.2  -- Amendment No. 1, dated as of January 1, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.10 to G-I
           Holdings' Form 10-K for the year ended December 31, 1993).

  10.3  -- Amendment No. 2, dated as of May 31, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.1 to G-I Holdings'
           Form 10-Q for the quarter ended July 3, 1994).

  10.4  -- Amendment No. 3, dated as of December 31, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form
           10-K for the year ended December 31, 1994).

  10.5  -- Amendment No. 4, dated as of December 31, 1995, to the Management
           Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of G-I Holdings (Registration No.
           333-2436)).

 *10.6  -- Amendment No. 5, dated as of October 18, 1996 to the Management
           Agreement.

 *10.7  -- Indemnification Agreement, dated as of October 18, 1996 among GAF,
           G-I Holdings, ISP Holdings, G Industries and GFC.

 *10.8  -- Tax Sharing Agreement, dated as of January 1, 1997, among ISP
           Holdings, ISP and certain subsidiaries of ISP.

  10.9 -- Non-Qualified Retirement Plan Letter Agreement (incorporated by reference to Exhibit 10.11 to ISP's Registration Statement on Form
           S-1, Registration No. 33-40337).

  10.10 -- ISP Amended and Restated 1991 Incentive Plan for Key Employees
           (incorporated by reference to Exhibit 99 to ISP's Registration
           Statement on Form S-8, No. 33-92518).

  10.11 -- Agreement, dated July 30, 1993, between ISP and Carl R. Eckardt
           (incorporated by reference to Exhibit 10.16 to the Discount Notes
           Registration Statement).

  10.12 -- Stock Appreciation Rights Agreement, dated January 20, 1994, between
           GAF and James P. Rogers (incorporated by reference to Exhibit 10.20 to G-I Holdings' Form 10-K for the year ended December 31, 1993).

  10.13 -- Indenture, dated as of March 1, 1992, relating to ISP's 9% Senior
           Notes due March 1, 1999 (incorporated by reference to Exhibit 4 to
           ISP's Registration Statement on Form S-1, Registration No. 33-44862).

 *10.14 -- Letter Agreement dated October 15, 1996 between GAF and Dr. Peter
           Heinze.

**12    -- Computation of Ratio of Earnings to Fixed Charges.

 *21    -- Subsidiaries of ISP Holdings.

**23.1  -- Consent of Arthur Andersen LLP.

 *23.2  -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8).

 *24    -- Power of Attorney.

 *25.1  -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The Bank of New York, as Trustee under the 9%
           Note Indenture.

 *25.2  -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The Bank of New York, as Trustee under the 9 3/4% Note Indenture.

**27.1  -- Restated Financial Data Schedule for fiscal year 1995, which is submitted electronically to the Securities and Exchange Commission for information only.

**27.2  -- Financial Data Schedule for fiscal year 1996, which is submitted electronically to the Securities and Exchange Commission for information only.

 *99.1  -- Form of 9% Note Letter of Transmittal.

 *99.2  -- Form of 9 3/4% Note Letter of Transmittal.

 *99.3  -- Form of 9% Notice of Guaranteed Delivery.

 *99.4  -- Form of 9 3/4% Notice of Guaranteed Delivery.

 *99.5  -- Form of Exchange Agent Agreement between The Bank of New York and ISP
           Holdings.

------------------
 * Previously filed.
** Filed herewith.

     (b) Schedules


        Consolidated Financial Statement Schedules:
          Report of Independent Public Accountants.................. S-1
          Schedule I--Condensed Financial Information of
             Registrant............................................. S-2
          Schedule II--Valuation and Qualifying Accounts............ S-5


ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 3rd day of March 1997.


                                       ISP HOLDINGS INC.

                                       By:         /s/ JAMES P. ROGERS
                                           -----------------------------------
                                           Name: James P. Rogers
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                          TITLE                         DATE
---------------------  ------------------------------------------  -------------
          *            Chairman, Chief Executive Officer and       March 3, 1997
---------------------  Director (Principal Executive Officer)
  Samuel J. Heyman

 /s/ JAMES P. ROGERS   Executive Vice President and Chief          March 3, 1997
---------------------  Financial Officer (Principal Financial
    James P. Rogers    Officer)

          *            Vice President and Controller (Principal    March 3, 1997
---------------------  Accounting Officer)
  Jonathan H. Stern

    /s/ James P. Rogers
    -------------------
*By James P. Rogers
    Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ISP Holdings Inc.:


     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of ISP Holdings Inc. and subsidiaries included in this registration statement and have issued our report thereon dated March 3, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in item 21(b) are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
March 3, 1997

                                                                      SCHEDULE I



                               ISP HOLDINGS INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                        ISP HOLDINGS INC. PARENT COMPANY
                      UNCONSOLIDATED STATEMENTS OF INCOME



                                                        YEAR ENDED DECEMBER 31,
                                                     -----------------------------
                                                      1994       1995       1996
                                                     -------    -------    -------
                                                              (THOUSANDS)
Equity in net income of subsidiary................   $28,010    $32,828    $54,151
Interest expense..................................        --         --    (10,404)
Interest income on loans to subsidiary and on
  investment in G-I Holdings Discount Notes and
  10% Notes.......................................        --         --      9,680
Other income, net.................................        --         --        389
                                                     -------    -------    -------
Income before income taxes........................    28,010     32,828     53,816
Income tax benefit................................        --         --        117
                                                     -------    -------    -------
Net income........................................   $28,010    $32,828    $53,933
                                                     -------    -------    -------
                                                     -------    -------    -------

                                                                      SCHEDULE I



                               ISP HOLDINGS INC.

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT--(CONTINUED)

                        ISP HOLDINGS INC. PARENT COMPANY
                         UNCONSOLIDATED BALANCE SHEETS



                                                               DECEMBER 31,
                                                           ---------------------
                                                            1995          1996
                                                           -------      --------
                                                                (THOUSANDS)
                        ASSETS
Current Assets:
  Cash and cash equivalents............................    $    --      $    185
  Investments in trading securities....................         --         1,061
  Investments in available-for-sale securities.........         --        44,375
  Other short-term investments.........................         --        15,286
                                                           -------      --------
Total Current Assets...................................         --        60,907
Loans receivable from subsidiary.......................         --        62,576
Investment in subsidiary...............................     (1,707)      445,795
Deferred financing costs and other assets..............         --         8,782
                                                           -------      --------
Total Assets...........................................    $(1,707)     $578,060
                                                           -------      --------
                                                           -------      --------

    LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities:
  Short-term debt......................................    $    --      $      7
  Accounts payable and accrued liabilities.............         --        10,181
  Payable to subsidiary, net...........................         --           282
                                                           -------      --------
Total Current Liabilities..............................         --        10,470
                                                           -------      --------
Long-term debt.........................................         --       523,990
                                                           -------      --------
Deferred taxes.........................................         --           947
                                                           -------      --------
Shareholder's Equity (Deficit):
  Cumulative Redeemable Convertible Preferred Stock,
     $.01 par value per share; 800,000 shares
     authorized: 0 shares issued.......................         --            --
  Common stock, $.01 par value per share; 3,000,000
     shares authorized:
     10 shares issued and outstanding..................         --            --
  Additional paid-in capital...........................     56,342       119,031
  Excess of purchase price over the adjusted historical
     cost of predecessor company shares owned by GAF's
     stockholders......................................    (72,605)      (72,605)
  Retained earnings (accumulated deficit)..............         --       (13,925)
  Cumulative translation adjustment and other..........     14,556        10,152
                                                           -------      --------
Shareholder's Equity (Deficit).........................     (1,707)       42,653
                                                           -------      --------
Total Liabilities and Shareholder's Equity (Deficit)...    $(1,707)     $578,060
                                                           -------      --------
                                                           -------      --------

                                                                      SCHEDULE I



                               ISP HOLDINGS INC.

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT--(CONTINUED)

                        ISP HOLDINGS INC. PARENT COMPANY
                    UNCONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1994       1995        1996
                                                     -------    -------    --------
                                                              (THOUSANDS)
Cash and cash equivalents, beginning of year......   $    --    $    --    $     --
                                                     -------    -------    --------
Cash provided by operating activities:
  Net income......................................    28,010     32,828      53,933
  Non-cash interest expense.......................        --         --         260
  Non-cash interest income........................        --         --      (8,880)
  (Increase) decrease in working capital items....        --         --      10,181
  Purchases of trading securities.................        --         --      (1,234)
  Proceeds from sales of trading securities.......        --         --         224
  Increase in payable to related party............        --         --         282
  Change in investment and advances to
     affiliates...................................        --         --     (46,425)
  Other, net......................................        --         --        (446)
                                                     -------    -------    --------
       Net cash provided by operating
          activities..............................    28,010     32,828       7,895
                                                     -------    -------    --------
Cash used in investing activities:
  Purchases of available-for-sale securities......        --         --     (52,111)
  Purchases of other short-term investments.......        --         --     (15,286)
  Proceeds from sales of available-for-sale
     securities...................................        --         --      10,443
                                                     -------    -------    --------
       Net cash used in investing activities......        --         --     (56,954)
                                                     -------    -------    --------

Cash provided by (used in) financing activities:
  Increase in short-term debt.....................        --         --           7
  Proceeds from issuance of long-term debt........        --         --     324,093
  G-I Holdings Discount Notes purchased and
     premium paid pursuant to the Tender Offer....        --         --    (376,345)
  Discount Notes repurchased by G-I Holdings......        --         --     178,861
  Increase in loans to related party..............        --         --     (62,576)
  Financing fees and expenses.....................        --         --      (8,496)
  Dividends and distributions to parent company...   (28,010)   (32,828)    (67,858)
  Capital contributions from parent company.......        --         --      61,558
                                                     -------    -------    --------
       Net cash provided by (used in) financing
          activities..............................   (28,010)   (32,828)     49,244
                                                     -------    -------    --------
Net change in cash and cash equivalents...........        --         --         185
                                                     -------    -------    --------
Cash and cash equivalents, end of year............   $    --    $    --    $    185
                                                     -------    -------    --------
                                                     -------    -------    --------

                                                                     SCHEDULE II



                               ISP HOLDINGS INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1994
                                  (THOUSANDS)



                                                      BALANCE      CHARGED TO                    BALANCE
                                                     JANUARY 1,    COSTS AND                   DECEMBER 31,
DESCRIPTION                                             1994        EXPENSES     DEDUCTIONS        1994
--------------------------------------------------   ----------    ----------    ----------    ------------
Valuation and Qualifying Accounts Deducted from
  Assets to Which They Apply:
     Allowance for doubtful accounts..............    $  2,313       $  325        $  346(a)     $  2,292
     Reserve for inventory market valuation.......       8,991        7,052         6,412           9,631



                          YEAR ENDED DECEMBER 31, 1995
                                  (THOUSANDS)



                                                      BALANCE      CHARGED TO                    BALANCE
                                                     JANUARY 1,    COSTS AND                   DECEMBER 31,
DESCRIPTION                                             1995        EXPENSES     DEDUCTIONS        1995
--------------------------------------------------   ----------    ----------    ----------    ------------
Valuation and Qualifying Accounts Deducted from
  Assets to Which They Apply:
     Allowance for doubtful accounts..............    $  2,292       $  681        $   94(a)     $  2,879
     Reserve for inventory market valuation.......       9,631        8,861         4,514          13,978



                          YEAR ENDED DECEMBER 31, 1996
                                  (THOUSANDS)



                                                      BALANCE      CHARGED TO                    BALANCE
                                                     JANUARY 1,    COSTS AND                   DECEMBER 31,
DESCRIPTION                                             1996        EXPENSES     DEDUCTIONS        1996
--------------------------------------------------   ----------    ----------    ----------    ------------
Valuation and Qualifying Accounts Deducted from
  Assets to Which They Apply:
     Allowance for doubtful accounts..............    $  2,879       $  272        $  311(a)     $  2,840
     Reserve for inventory market valuation.......      13,978        8,329         9,495          12,812

------------------

Note:
(a) Represents write-offs of uncollectible accounts net of recoveries.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER  DESCRIPTION
------- -----------------------------------------------------------------------
  *3.1  -- Certificate of Incorporation of ISP Holdings.

  *3.2  -- By-laws of ISP Holdings.

  *4.1  -- 9% Note Indenture, dated as of October 18, 1996, between ISP
           Holdings and The Bank of New York, as trustee.

  *4.2  -- 9 3/4% Note Indenture, dated as of October 18, 1996, between ISP
           Holdings and The Bank of New York, as trustee (including the
           Registration Rights Agreement of ISP Holdings attached thereto).

  *4.3  -- Form of Notes (included in Exhibits 4.1 and 4.2).

  *4.4  -- Registration Rights Agreement, dated October 18, 1996, between ISP
           Holdings and Bear, Stearns & Co. Inc.

  *5    -- Opinion of Weil, Gotshal & Manges LLP re: legality.

  *8    -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

  10.1  -- Management Agreement, dated as of March 3, 1992 ('Management
           Agreement'), among GAF, G-I Holdings, G Industries, ISP, GAF
           Building Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of G-I Holdings (Registration No. 33-72220)).

  10.2  -- Amendment No. 1, dated as of January 1, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.10 to G-I
           Holdings' Form 10-K for the year ended December 31, 1993).

  10.3  -- Amendment No. 2, dated as of May 31, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.1 to G-I
           Holdings' Form 10-Q for the quarter ended July 3, 1994).

  10.4  -- Amendment No. 3, dated as of December 31, 1994, to the Management
           Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form
           10-K for the year ended December 31, 1994).

  10.5  -- Amendment No. 4, dated as of December 31, 1995, to the Management
           Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of G-I Holdings (Registration No.
           333-2436)).

 *10.6  -- Amendment No. 5, dated as of October 18, 1996 to the Management
           Agreement.

 *10.7  -- Indemnification Agreement, dated as of October 18, 1996 among GAF,
           G-I Holdings, ISP Holdings, G Industries and GFC.

 *10.8  -- Tax Sharing Agreement, dated as of January 1, 1997, among ISP
           Holdings, ISP and certain subsidiaries of ISP.

  10.9 -- Non-Qualified Retirement Plan Letter Agreement (incorporated by reference to Exhibit 10.11 to ISP's Registration Statement on Form
           S-1, Registration No. 33-40337).

  10.10 -- ISP Amended and Restated 1991 Incentive Plan for Key Employees
           (incorporated by reference to Exhibit 99 to ISP's Registration
           Statement on Form S-8, No. 33-92518).

  10.11 -- Agreement, dated July 30, 1993, between ISP and Carl R. Eckardt
           (incorporated by reference to Exhibit 10.16 to the Discount Notes
           Registration Statement).

  10.12 -- Stock Appreciation Rights Agreement, dated January 20, 1994, between
           GAF and James P. Rogers (incorporated by reference to Exhibit 10.20 to G-I Holdings' Form 10-K for the year ended December 31, 1993).

  10.13 -- Indenture, dated as of March 1, 1992, relating to ISP's 9% Senior
           Notes due March 1, 1999 (incorporated by reference to Exhibit 4 to
           ISP's Registration Statement on Form S-1, Registration No.
           33-44862).

 *10.14 -- Letter Agreement dated October 15, 1996 between GAF and Dr. Peter
           Heinze.

**12    -- Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT
NUMBER  DESCRIPTION
------- -----------------------------------------------------------------------
 *21    -- Subsidiaries of ISP Holdings.

**23.1  -- Consent of Arthur Andersen LLP.

 *23.2  -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and
           8).

 *24    -- Power of Attorney (included on signature pages to Registration
           Statement).

 *25.1  -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The Bank of New York, as Trustee under the 9%
           Note Indenture (bound separately).

 *25.2  -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
           1939, as amended, of The Bank of New York, as Trustee under the 9 3/4% Note Indenture (bound separately).

**27.1  -- Restated Financial Data Schedule for fiscal year 1995, which is submitted electronically to the Securities and Exchange Commission for information only.

**27.2  -- Financial Data Schedule for fiscal year 1996, which is submitted electronically to the Securities and Exchange Commission for information only.

 *99.1  -- Form of 9% Note Letter of Transmittal.

 *99.2  -- Form of 9 3/4% Note Letter of Transmittal.

 *99.3  -- Form of 9% Notice of Guaranteed Delivery.

 *99.4  -- Form of 9 3/4% Notice of Guaranteed Delivery.

 *99.5  -- Form of Exchange Agent Agreement between The Bank of New York and
           ISP Holdings.

------------------
 * Previously filed.
** Filed herewith.